As filed with the Securities and Exchange Commission on May 9, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

National Financial Partners Corp.

(Exact name of registrant as specified in its charter)

Delaware	6411	13-4029115

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

787 Seventh Avenue, 49th Floor

New York, New York 10019

(212) 301-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert I. Kleinberg, Esq.

Executive Vice President and General Counsel

National Financial Partners Corp.

787 Seventh Avenue, 49th Floor

New York, New York 10019

(212) 301-4000

(212) 301-4001 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phyllis G. Korff, Esq. Richard B. Aftanas, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 (212) 735-3000 (212) 735-2000 (facsimile)	Michael Groll, Esq. Robert S. Rachofsky, Esq. LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, New York 10019 (212) 424-8000 (212) 424-8500 (facsimile)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.10 per share	$250,000,000	$20,225

(1)	Includes shares to be sold upon exercise of the underwriters’ over-allotment option. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Preliminary Prospectus dated May 9, 2003.

PROSPECTUS

                     Shares

National Financial Partners Corp.

Common Stock

This is our initial public offering. We are selling              shares and the selling stockholders are selling              shares.

We expect the public offering price to be between $         and $         per share. No public market currently exists for our shares. We intend to apply to have our common stock approved for listing on the New York Stock Exchange under the symbol “NFP.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to National Financial Partners Corp.	$	$
Proceeds, before expenses, to selling stockholders	$	$

The underwriters may also purchase up to an additional          shares from us and          from the selling stockholders at the initial price to the public, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                         , 2003.

Joint Bookrunning Managers

Goldman, Sachs & Co.	Merrill Lynch & Co.

JPMorgan

The date of this prospectus is                         , 2003.

[Map of Distribution System]

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information or to provide representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus.

In this prospectus, all references to “we,” “us,” and “our” refer to National Financial Partners Corp. and its subsidiaries, unless the context otherwise requires or it is otherwise indicated. All references to “NFP” refer exclusively to National Financial Partners Corp., unless the context otherwise requires or it is otherwise indicated. All references to “NFPSI” refer exclusively to NFP Securities, Inc., unless the context otherwise requires or it is otherwise indicated. All references to “NFPISI” refer exclusively to NFP Insurance Services, Inc., unless the context otherwise requires or it is otherwise indicated.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 10.

About National Financial Partners Corp.

We are a leading independent distributor of financial services products to high net worth individuals and small to medium-size corporations. Founded in 1998, we have grown organically and through acquisitions and, as of March 1, 2003, operate a national distribution network with over 1,200 producers in 40 states consisting of 124 owned firms and 169 affiliated third-party distributors. We target the high net worth and small to medium-size corporate markets because of their growth potential and the desire of customers within these markets for more personalized service. We believe our management approach affords our firms the entrepreneurial freedom to serve their clients most effectively while having access to the resources of a national distribution organization. At the same time, we maintain internal controls that allow us to effectively oversee our nationwide operations. Our senior management team is composed of experienced financial services leaders who have direct experience building and operating sizeable distribution-related companies.

NFP operates as a bridge between large financial services products manufacturers and our network of independent financial services distributors. We believe we enhance the competitive position of independent financial services distributors by offering access to a wide variety of products, a high level of marketing and technical support and preferred compensation arrangements. We also provide financial and intellectual capital to further enhance the business expansion of our firms. For the large financial services products manufacturers, we represent an efficient way to access a large number of independent distributors and their customers. We believe we are one of the largest distributors within the independent distribution channel for many of the leading financial services products manufacturers serving our target markets. We currently have preferred relationships with several industry leading manufacturers, including: AIG American General, American Funds, Fidelity Advisor, GE Capital, The Hartford, John Hancock, Lincoln Financial Group, Phoenix Life Insurance Company and Travelers Life and Annuity.

Our firms, including NFPSI, serve our client base by providing products and services in one or more of the following primary areas:

•	Life insurance and estate planning. Our firms offer life insurance and annuity products as well as estate planning services geared specifically to the wealth accumulation, preservation and transfer needs, including charitable giving plans, of high net worth individuals.

•	Corporate and executive benefits. Corporate benefits products and services our firms offer include individual and group disability insurance, long-term care insurance, group life insurance, group health insurance benefits, supplemental life insurance, 401(k), 403(b) and other retirement plans and pension administration. Executive benefits products and services our firms offer include corporate and bank-owned life insurance products as well as plan design and administration.

•	Financial planning and investment advisory services. The products and services our firms offer include separately managed accounts, mutual funds, investment consulting, trust and fiduciary services and broker/dealer services.

Our business has grown rapidly since we began operations on January 1, 1999. Our total revenue has grown from $100.1 million for the year ended December 31, 1999 to $361.1 million for the year ended December 31, 2002, representing a compounded annual growth rate of 53.4%. Our net income or loss has grown from a net loss of $(10.5) million for the year ended December 31, 1999 to net income of $11.6 million for the year ended December 31, 2002. Our historical growth has been driven primarily by organic growth and continued acquisitions of leading independent firms. The firms that we have acquired have averaged post-acquisition revenue growth of 25% in 2000, 14% in 2001 and 6% in 2002.

Fundamental to our growth is our acquisition model which is designed to be most attractive to entrepreneurs who believe they have significant potential for future growth and can benefit by being part of a large national distribution system. Under our acquisition model, we enter into a management agreement with the former owners and/or key managers of our acquired firms, whom we refer to as principals, and/or certain entities they own. The management agreement allows the principals and/or certain entities they own to continue to operate in an entrepreneurial environment under our oversight and control while aligning their economic interests with ours. NFP’s acquisition model not only provides us significant protection against earnings shortfalls at our acquired firms but also rewards profitable growth.

Through NFP’s acquisition model, we:

•	employ a selective approach and perform extensive due diligence on the firms we acquire;

•	acquire 100% of the equity of a firm;

•	base the purchase price of a firm on a multiple of generally no more than 50% of its estimated annual cash flow before owners’ compensation, which we refer to as capitalized cash flow;

•	base the capitalized cash flow typically on what we believe to be all or a portion of the firm’s annual recurring revenue;

•	receive a cumulative preferred position in the cash flow of the acquired firm, before any payments to the principals;

•	participate in the growth of the firm’s cash flow;

•	reward future growth; and

•	require our principals to take at least 20% of the total acquisition price in our common stock (through December 31, 2002, principals have taken on average approximately 50% of the total acquisition price in our common stock).

As of March 1, 2003, including vested options, we were owned 39.4% by two affiliates of Apollo Management, L.P., a leading private equity firm, which provided an initial $125 million equity investment, 48.9% by principals who sold their businesses to us (including their transferees) and 6.0% by management, directors and employees. Following this offering, including vested options, we will be owned     % by two affiliates of Apollo,     % by principals (including their transferees) and     % by management, directors and employees. Former principals, former employees, a former director, former members of our management and other unrelated parties and each of their respective transferees, which account for 5.7% of our ownership prior to this offering, are not included in these calculations.

Industry Trends

We believe that we are well positioned to capitalize on a number of trends in the financial services industry, including:

•	Long-term growth in the high net worth market. According to Spectrem Group, a financial services industry research and consulting firm, the number of households with net worth, excluding primary residence, in excess of $5 million (the segment of the market we generally target) grew at a compounded annual rate of 13.9% during the period from 1996 to 2001. We believe that NFP is one of only a few independent financial services distribution firms with a national platform and the capability to penetrate the high net worth market.

•	Need for wealth transfer products. We expect the need for wealth transfer products and services to increase dramatically in the future. In 1999, the Social Welfare Research Institute at Boston College estimated that at least $12 trillion of intergenerational asset transfers would occur over the next twenty years. Transfers of this magnitude will affect individuals, businesses and institutions alike.

•	Growth of employer-sponsored benefit plans. According to the Employee Benefit Research Institute, total spending on employee benefits, excluding retirement benefits, grew from an estimated $428 billion in 1999 to an estimated $488 billion in 2001, accounting for approximately 8.3% of employers’ total spending on compensation in 2001. Of the $488 billion, approximately 81% was related to health benefits, with the balance spent on other benefits. To augment employer-sponsored plans, many businesses have started to make available to their employees supplemental benefits products, such as individual life, long-term care and disability insurance. We believe that these factors will continue to provide us with significant growth opportunities especially among the small and medium-size corporations we target for the sale of corporate benefits products and services. According to the U.S. Census Bureau, in 2000, there were approximately 2.3 million businesses employing between 5 and 999 employees.

•	Demand for unbiased solutions. We believe that customers are increasingly demanding unbiased advice from the financial services industry and that the independent distribution channel is best positioned to offer this service. Distributors in this channel use an “open architecture” approach. This approach allows them to provide access to a wide range of products from a variety of manufacturers of their choice to their clients. This is often necessary to create tailored financial solutions for high net worth individuals and small to medium-size corporations.

•	Growth of the independent distribution channel. According to Cerulli Associates, a financial services industry research and management consulting firm, assets under management in the independent distribution channel for financial services products grew from $250 billion at year-end 1995 to $735 billion at year-end 2001, representing a 19.7% compounded annual growth rate. We believe this growth has been driven by the increasing demand for customer choice, which is well served by the unbiased, open architecture approach used by the independent distribution channel. This distribution channel is also well suited to the development of personal relationships that facilitate the long-term nature of the sales process to high net worth individuals and small to medium-size corporations.

•	Continued consolidation within the financial services industry. Within the financial services industry, both manufacturers and distributors have undergone tremendous consolidation as financial services companies have sought to broaden their business platforms and gain economies of scale. According to Thomson Financial, a provider of information and technology solutions to the financial community, since January 1, 1997, over 4,000 financial services mergers and other consolidation transactions have been completed in the United States and we believe that this trend will continue despite recent market volatility. This ongoing consolidation makes it more difficult for entrepreneurs in the independent distribution channel to compete and succeed. As consolidation increases, we believe the products and services requirements and economies of scale required to compete effectively for our target customers will increase. Additionally, we believe it will become more difficult for entrepreneurs to gain access to preferred products and terms from financial services products manufacturers as the manufacturers grow in size. We believe we provide a unique opportunity for entrepreneurs in the independent distribution channel to compete and succeed in a consolidating industry.

Key Elements of Our Growth Strategy

Our goal is to achieve superior long-term returns for our stockholders, while establishing ourselves as one of the premier independent distributors of financial services products and services on a national basis to our target markets. To help accomplish this goal, we intend to focus on the following key areas:

•	Capitalize on the Growth of Our Attractive Target Markets. Our producers target customers in the high net worth and small to medium-size corporate markets which have grown and whose demand for financial services we believe will continue to grow. We have built our distribution system by attracting specialists targeting these markets, and we expect to continue to enhance our network by adding additional producers.

•	Foster and Enhance Growth within Our Firms. Our firms have achieved an organic revenue growth rate of 25% in 2000, 14% in 2001 and 6% in 2002 because we focus on acquiring high quality firms and employ a management structure that maintains the entrepreneurial spirit of our firms. Additionally, we have structured our acquisitions to establish strong incentives for the principals whose firms we acquire to continue to grow the businesses and make them increasingly profitable. We enhance the core growth potential of the firms by providing them with the benefits of being part of a national organization. These benefits include access to insurance underwriting and other support services, financial and intellectual capital, technology solutions, cross-selling facilitation, regulatory compliance support, assistance in growing their firms through acquisitions and succession planning.

•	Continue to Acquire High Quality Independent Firms. We believe that substantial opportunities exist for further growth through disciplined acquisitions of high quality firms. We believe our target market for acquisitions includes over 4,000 estate planning, corporate benefits and financial planning firms. We have demonstrated an ability to identify and acquire leading independent firms. As of March 1, 2003, we have acquired 138 firms and reviewed over 800 acquisition opportunities since our founding. As a result, we have substantial experience in selecting and acquiring high quality firms. We believe that the independent distribution channel is under increasing pressure to continue its consolidation trend. With our strong experience, reputation and capital base, we believe we are well positioned to take advantage of additional acquisition opportunities.

•	Realize Further Revenue Capture Through Economies of Scale. We contract with leading financial services products manufacturers for access to product and technical support by our owned firms and our affiliated third-party distributors. This allows us to aggregate the buying power of a large number of distributors. We expect this buying power will allow us to increase our firms’ volume-based compensation and the payments some of our firms receive from manufacturers to support marketing activities.

Our Executive Offices

Our principal executive offices are located at 787 Seventh Avenue, 49th Floor, New York, New York 10019. Our telephone number at that location is (212) 301-4000. Our Internet address is www.nfp.com. Information on our website does not constitute part of this prospectus.

The Offering

Common stock we are offering	shares

Common stock offered by selling stockholders	shares

Total	shares

Common stock to be outstanding after this offering	shares

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $     million. We intend to use the net proceeds from this offering to repay indebtedness under our existing credit facility, fund acquisitions and for general corporate purposes.

We will not receive any proceeds from the sale of common stock by the selling stockholders.

Dividend policy

We intend to pay quarterly cash dividends on our common stock at an initial rate of $     per share of common stock. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements and other factors as our board of directors deems relevant.

Risk factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Proposed NYSE symbol	NFP

The number of shares of common stock to be outstanding after this offering excludes 5,058,112 shares of common stock issuable upon the exercise of 5,058,112 stock options outstanding as of March 1, 2003 with a weighted average exercise price of $11.16 per share and 108,673 shares of common stock held in escrow in connection with the acquisition of acquired firms. The shares held in escrow will be released from escrow if and when these acquired firms achieve their respective performance targets.

Except as otherwise indicated, the information in this prospectus assumes the underwriters’ over-allotment option is not exercised and gives effect to a 1-for-10 reverse common stock split that will be effected prior to this offering.

Summary Consolidated Historical Financial Data

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization,” and the consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the following summary financial information as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the summary statement of financial condition information as of December 31, 2000 from our audited consolidated financial statements and the related notes not included elsewhere in this prospectus.

	Years ended December 31,
	2000	2001	2002
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Commissions and fees	$206,599	$277,127	$360,562
Other	1,346	937	509

Total revenue	207,945	278,064	361,071
Acquired firm expenses:
Commissions and fees	62,796	77,439	104,747
Operating expenses	60,537	89,389	116,170
Management fees	40,279	49,834	65,602

Total acquired firm expenses	163,612	216,662	286,519

Income before corporate and other expenses	44,333	61,402	74,552

Corporate and other expenses:
General and administrative	21,122	20,472	21,423
Amortization and impairment loss(a)	14,493	19,870	15,143
Depreciation	1,350	2,836	2,222
Option compensation expense	14,403	19,967	9,866
Start-up, acquisition bonus and other	2,137	444	(747)

Total corporate and other expenses	53,505	63,589	47,907

Income (loss) from operations	(9,172)	(2,187)	26,645

Interest and other income	2,217	1,151	1,862
Interest and other expenses	(4,663)	(2,785)	(3,777)

Net interest and other	(2,446)	(1,634)	(1,915)
Income (loss) before income taxes	(11,618)	(3,821)	24,730
Income tax expense (benefit)	(10)	1,921	13,137

Net income (loss)	$(11,608)	$(5,742)	$11,593

Earnings (loss) per share—basic	$(.52)	$(.24)	$.45

Earnings (loss) per share—diluted	$(.52)	$(.24)	$.40

Weighted average shares—basic	22,308	24,162	25,764

Weighted average shares—diluted	22,308	24,162	28,775

	As of December 31,
	2000	2001	2002
	(in thousands)
Statement of Financial Condition Data:
Cash and cash equivalents	$32,439	$35,394	$31,814
Intangibles, net of amortization	133,222	179,312	205,101
Goodwill, net of amortization	106,904	151,550	184,507
Total assets	345,062	472,781	541,246
Bank loan(b)	3,000	35,337	39,450
Redeemable common stock(c)	—	273	—
Total stockholders’ equity	218,652	249,503	288,099

	Years ended December 31,
	2000	2001	2002
	(in thousands, except for Other Data)
Non-GAAP Operating Data (unaudited):
Operating EBITDA(d)	$21,074	$40,486	$53,876
Adjusted net income(e)	4,235	16,964	28,958

Other Data (unaudited):
Organic revenue growth(f)	25%	14%	6%
Total NFP-owned firms (at period end)	74	88	111
Number of representatives in broker-dealer (at period end)(g)	653	729	915

(a)	We adopted the Financial Accounting Standards Board’s Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). Goodwill amortization was $4.4 million and $5.5 million in 2000 and 2001, respectively. In accordance with SFAS No. 142, we recognized an impairment loss on goodwill and identifiable intangible assets not subject to amortization of $0.8 million in 2002. Prior to the adoption of SFAS No. 142, we accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” For the years ended December 31, 2000 and 2001, we recorded an impairment loss on goodwill of $1.1 million and $2.1 million, respectively.

We adopted SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” on January 1, 2002. In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We recognized an impairment loss on identifiable intangible assets subject to amortization of $1.0 million in 2002. Prior to the adoption of SFAS No. 144, we accounted for long-lived assets in accordance with SFAS No. 121. For the years ended December 31, 2000 and 2001, we recorded an impairment loss on intangibles subject to amortization of $1.4 million and $2.3 million, respectively.

(b)	Our bank loan is structured as a revolving credit facility and is due on September 14, 2005, unless we elect to convert the credit facility to a term loan, in which case it will amortize over one year, with a final maturity of September 14, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowings.”

(c)	Reflects the put obligations as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Redeemable common stock” and is not included in total stockholders’ equity.

(d)	We define Operating EBITDA as income or loss before net interest and other, income taxes, depreciation, amortization and impairment loss and non-cash option compensation expense. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles, and should not be used by itself or in the place of net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles as a measure of profitability or liquidity. We believe the presentation of Operating EBITDA is relevant because Operating EBITDA is a measurement that we and our lenders use when evaluating liquidity. Investors should be aware that Operating EBITDA may not be comparable with similarly titled measures presented by other companies and comparisons of such amounts could be misleading unless all companies and analysts calculate such measures in the same manner.

The following table reconciles our income or loss from operations to Operating EBITDA and net cash provided by operating activities:

	Years ended December 31,
	2000	2001	2002
	(in thousands)
Net income (loss)	$(11,608)	$(5,742)	$11,593
Interest and other income	(2,217)	(1,151)	(1,862)
Interest and other expense	4,663	2,785	3,777
Income tax expense (benefit)	(10)	1,921	13,137
Depreciation expense	1,350	2,836	2,222
Amortization and impairment expense	14,493	19,870	15,143
Option compensation expense	14,403	19,967	9,866

Operating EBITDA	$21,074	$40,486	$53,876

Add (less):
Interest and other income	$2,217	$1,151	$1,862
Income and other expense	(4,663)	(2,785)	(3,777)
Income tax expense (benefit)	10	(1,921)	(13,137)
Deferred taxes	(10,156)	(15,078)	(8,802)
Other non-cash expense	1,870	(455)	(542)
Changes in operating assets and liabilities	(7,952)	2,431	(6,017)

Net cash provided by operating activities	$2,400	$23,829	$23,463

(e)	We define adjusted net income or loss as net income or loss plus amortization and impairment loss and depreciation. Adjusted net income or loss is not a measure of financial performance as defined by generally accepted accounting principles and should not be used by itself or in the place of net income, cash flow or any other measure of profitability or liquidity as defined by generally accepted accounting principles. We believe that adjusted net income or loss is a relevant measure of our profitability and ability to generate cash because we incur significant non-cash charges, specifically amortization and impairment loss and depreciation, related to our business strategy of acquiring firms. The following table reconciles our adjusted net income or loss to our net income or loss and to our net cash provided by operating activities:

	Years ended December 31,
	2000	2001	2002
	(in thousands)
Net income (loss)	$(11,608)	$(5,742)	$11,593
Amortization and impairment loss	14,493	19,870	15,143
Depreciation	1,350	2,836	2,222

Adjusted net income	$4,235	$16,964	$28,958
Add:
Changes in operating assets and liabilities	$(7,952)	$2,431	$(6,017)
Deferred tax, net	(10,156)	(15,078)	(8,802)
Option compensation expense	14,403	19,967	9,866
Other non-cash expense	1,870	(455)	(542)

Net cash provided by operating activities	$2,400	$23,829	$23,463

(f)	As a measure of financial performance, we calculate the organic growth of the revenue of our firms. We include firms in this calculation at the beginning of the first fiscal quarter that begins one year after acquisition by us unless a firm has merged with another owned firm or has made a sub-acquisition that represents more than 25% of the base earnings of the acquiring firm. With respect to two owned firms that merge, the combined firm is excluded from the calculation from the time of the merger until the most recently acquired firm participating in the merger reaches the first fiscal quarter that begins one year after acquisition by us. However, if both firms involved in a merger are included in the organic growth calculation at the time of the merger, the combined firm continues to be included in the calculation after the merger. With respect to the sub-acquisitions described above, to the extent the sub-acquired firm does not separately report financial statements to NFP, the acquiring firm is excluded from the calculation from the time of the sub-acquisition until the first fiscal quarter beginning one year following the sub-acquisition. Sub-acquisitions that represent less than 25% of the base earnings of the acquiring firms are considered to be organic growth. For further information about sub-acquisitions, see “Business—Acquisition Model—Sub-Acquisition.” With respect to dispositions, we include such firms up to the time of disposition and exclude such firms for all periods after the disposition. The calculation described above is not adjusted for intercompany transactions that could result in the same item of revenue being recorded by two firms.

(g)	The number of representatives in our broker-dealer refers to NASD-registered representatives of NFPSI, our broker-dealer subsidiary, including sales assistants and home office personnel that are registered representatives. These totals include personnel of our owned firms and our affiliated third-party distributors. In addition to NFPSI’s registered representatives, our firms’ distribution network includes (1) certain sales professionals who are registered representatives of other broker-dealers, (2) professionals licensed with state insurance authorities who because of their product focus are not required to be registered with a broker-dealer and (3) professionals affiliated with registered investment advisers who because of their product focus are neither required to be licensed as insurance agents nor required to be registered with other broker-dealers. These professionals are not included in these totals.

RISK FACTORS

You should carefully consider each of the risks described below, together with all other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks develop into actual events, our business, financial condition or results could be negatively affected, the market price of your shares could decline and you may lose all or part of your investment.

Risks Relating to Our Company

We may be unsuccessful in identifying and acquiring suitable acquisition candidates, which could adversely affect our growth.

Our growth strategy depends in part on our acquiring or establishing affiliations with existing financial services firms. However, we may not be successful in identifying suitable acquisition candidates. In addition, we compete with numerous integrated financial services organizations, insurance brokers, insurance companies, banks and other entities to acquire high quality independent financial services distribution firms. Many of our competitors have substantially greater financial resources than we do and may be able to outbid us for these acquisition targets. If we do identify suitable candidates, we may not be able to complete any such acquisition in a timely manner or on terms that are commercially acceptable to us. If we are unable to identify suitable acquisition candidates or complete acquisitions, it may have an adverse effect on our earnings or revenue growth.

Competition in our industry is intense and, if we are unable to compete effectively, we may lose clients and our financial results may be negatively affected.

The business of providing financial services to high net worth individuals and small to medium-size corporations is highly competitive and we expect competition to intensify. Our firms face competition in all aspects of their business, including life insurance and estate planning, corporate and executive benefits, and financial planning and investment advisory services. See “Business–Competition” for a listing of some of our more prominent competitors. Our firms compete for clients on the basis of reputation, client service, program and product offerings and their ability to tailor our products and services to meet the specific needs of a client.

We actively compete with numerous integrated financial services organizations as well as insurance companies and brokers, producer groups, individual insurance agents, investment management firms, independent financial planners and broker-dealers. Many of our competitors have greater financial and marketing resources than we do and may be able to offer products and services that our firms do not currently offer and may not offer in the future. The passage of the Gramm-Leach-Bliley Act in 1999 reduced barriers to large institutions providing a wide range of financial services products and services. We believe, in light of increasing industry consolidation and the regulatory overhaul of the financial services industry, that competition will continue to increase from manufacturers and other marketers of financial services products.

Our operating strategy and structure may make it difficult to respond quickly to operational or financial problems and to grow our business, which could negatively affect our financial results.

NFP operates through firms that report their results to corporate headquarters on a monthly basis. If there is a delay in either reporting results or informing corporate headquarters of a negative business development such as the possible loss of an important client or relationship with a financial services products manufacturer or a threatened professional liability or other claim or regulatory inquiry or other action, NFP may not be able to take action to remedy the situation on a timely basis. This in turn could have a negative effect on our financial results. In addition, if one of our firms were to report inaccurate financial information, NFP might not learn of the inaccuracies on a timely basis and be able to take corrective measures promptly, which could negatively affect NFP’s ability to report our financial results.

In addition, due in part to our management approach, we may have difficulty helping our firms grow their business. Our failure to facilitate organic growth at and cross-selling and other growth initiatives among our firms may negatively impact our earnings or revenue growth.

Our dependence on the principals of our firms may limit our ability to effectively manage our business.

Most of our acquisitions result in the acquired business becoming our wholly owned subsidiary. The principals enter into management agreements pursuant to which they continue to manage the acquired business. The principals retain responsibility for day-to-day operations of the acquired business for an initial five-year term, renewable annually thereafter by the principals and/or certain entities they own, subject to termination for cause and supervisory oversight as required by applicable securities and insurance laws and regulations and the terms of our management agreements. The principals are responsible for ordinary course operational decisions, including personnel, culture and office location, subject to the oversight of the board of directors of the acquired business. Non-ordinary course transactions require the unanimous consent of the board of directors of the acquired business, which always includes a representative of NFP’s management. The principals also maintain the primary relationship with clients and, in some cases, vendors. This operating structure exposes us to the risk of losses resulting from decisions over which NFP has limited day-to-day input. Unsatisfactory performance by these principals could hinder our ability to grow and could have a material adverse effect on our business and the value of our common stock.

Our revenue and earnings may be affected by fluctuations in interest rates, stock prices and general economic conditions.

General economic and market factors, such as changes in interest rates or declines or significant volatility in the securities markets, can affect our commission and fee income. These factors can affect the volume of new sales and the extent to which clients keep their policies in force year after year or maintain funds in accounts we manage. Equity returns and interest rates can have a significant effect on the sale of many employee benefit programs whether they are financed by life insurance or other financial instruments. For example, if interest rates increase, competing products offering higher returns could become more attractive to potential purchasers than the programs and policies we market and distribute. Further, a decrease in stock prices can have a significant effect on the sale of financial services products that are linked to the stock market, such as variable life insurance, variable annuities, mutual funds and managed accounts. In addition, a portion of our earnings is derived from fees, typically based on a percentage of assets under management, for our firms’ offering financial advice and related services to clients. Further, our firms earn recurring commission revenue on certain products over a period after the initial sale, provided the customer retains the product. These factors may lead customers to surrender or terminate their products, ending these recurring revenues. A portion of our earnings is derived from commissions and override payments from manufacturers of financial services products that are based on the volume, persistency and profitability of business generated by us. If investors were to seek alternatives to our firms’ financial planning advice and services or to our firms’ insurance products and services, it could have a negative impact on our revenue. We cannot guarantee that we will be able to compete with alternative products if these market forces make our firms’ products and services unattractive to clients. Finally, adverse general economic conditions may cause potential customers to defer or forgo the purchase of products that our firms sell, for example to invest more defensively or to surrender products to increase personal cash flow. General economic and market factors may also slow the rate of growth, or lead to a decrease in the size, of the high net worth market and the number of small and medium-size corporations. For example, the size of the high net worth market decreased in 2001, and the size of this market may have decreased in 2002, in part due to these factors.

Elimination or modification of the federal estate tax could adversely affect revenue from our life insurance and estate planning businesses.

Legislation enacted in the spring of 2001 increased the size of estates exempt from the federal estate tax and phases in additional increases between 2002 and 2009. The legislation also phases in reductions in the federal estate tax rate between 2002 and 2009 and repeals the federal estate tax entirely in 2010. Under this legislation, the federal estate tax will be reinstated, without the increased exemption or reduced rate, in 2011 and thereafter. However, President Bush and members of Congress have expressed a desire to modify the current legislation, which could result in additional increases in the size of estates exempt from the federal estate tax, further reductions in the federal estate tax rate or a permanent repeal of the federal estate tax. The current legislation has had a modest negative impact on our revenue from the sale of estate planning services and products including certain life insurance products that are often used to fund estate tax obligations and could have a further negative impact in the future. Any additional increases in the size of estates exempt from the federal estate tax, further reductions in the federal estate tax rate or permanent repeal of the federal estate tax would likely have a further negative impact on our revenue.

If we are required to write down goodwill and other intangible assets, our financial condition and results would be negatively affected.

When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price which is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the net identifiable assets acquired. As of December 31, 2002, goodwill of $184.5 million, net of accumulated amortization of $15.2 million, represented 64.0% of our total stockholders’ equity. As of December 31, 2002, other intangible assets, including book of business, management contracts and trade name, of $205.1 million, net of accumulated amortization of $38.5 million, represented 71.2% of our total stockholders’ equity.

On January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill and intangible assets deemed to have indefinite lives no longer be amortized but instead be tested for impairment at least annually (or more frequently if impairment indicators arise). Other intangible assets will continue to be amortized over their useful lives. In accordance with SFAS No. 142, we recognized an impairment loss on goodwill and identifiable intangible assets not subject to amortization of $0.8 million for the year ended December 31, 2002.

On January 1, 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the year ended December 31, 2002, we recognized an impairment loss on identifiable intangible assets subject to amortization of $1.0 million.

Under current accounting standards, if we determine goodwill or intangible assets are impaired, we will be required to write down the value of such assets. Because goodwill and intangible assets comprise such a large percentage of our stockholders’ equity, any such writedown would have a significant negative effect on our stockholders’ equity and financial results.

Failure to comply with state and federal laws and regulations applicable to us could restrict our ability to conduct our business.

The financial services industry is subject to extensive regulation. Our firms are currently licensed to conduct business in the 50 states, the District of Columbia and Puerto Rico, and are subject to regulation and supervision both federally and in each of these jurisdictions. In general, this regulation is designed to protect clients and other third parties that deal with us and to ensure the integrity of the financial markets, and is not designed to protect our stockholders. Our ability to conduct our business in the jurisdictions in which we currently operate depends on our compliance with the rules and regulations promulgated by federal regulatory bodies and the regulatory authorities in each of these jurisdictions. Failure to comply with all necessary regulatory requirements, including the failure to be properly licensed or registered, can subject us to sanctions or penalties. In addition, there can be no assurance that regulators or third parties will not raise material issues with respect to our past or future compliance with applicable regulations or that future regulatory, judicial or legislative changes will not have a material adverse effect on our company.

State insurance laws grant supervisory agencies, including state insurance departments, broad regulatory authority. State insurance regulators and the National Association of Insurance Commissioners continually reexamine existing laws and regulations, some of which affect us. These supervisory agencies regulate, among other things, the licensing of insurance brokers and agents, regulation of the handling and investment of third-party funds held in a fiduciary capacity and the marketing practices of insurance brokers and agents, in the context of curbing unfair trade practices. This continual reexamination may result in the enactment of laws and regulations, or the issuance of interpretations of existing laws and regulations, that adversely affect our business. More restrictive laws, rules or regulations may be adopted in the future that could make compliance more difficult and expensive.

Several of our subsidiaries, including NFPSI, are registered broker-dealers. The regulation of broker-dealers is performed, to a large extent, by the Securities and Exchange Commission, or SEC, and self-regulatory organizations, principally the National Association of Securities Dealers, Inc., or NASD, and the national securities exchanges, such as the New York Stock Exchange, or NYSE. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, trading practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Violations of applicable laws or regulations can result in the imposition of fines or censures, disciplinary actions, including the revocation of licenses or registrations, and reputational damage.

Providing investment advice to clients is also regulated on both the federal and state level. NFPSI and certain of our firms are investment advisers registered with the SEC under the Investment Advisers Act of 1940, as amended, and certain of our firms are regulated by state securities regulators under applicable state securities laws. Each firm that is a federally registered investment adviser is regulated and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including disclosure obligations, recordkeeping and reporting requirements, marketing restrictions and general anti-fraud prohibitions. Each firm that is a state-regulated investment adviser is subject to regulation under the laws of the states in which it provides investment advisory services. Violations of applicable federal or state laws or regulations can result in the imposition of fines or censures, disciplinary actions, including the revocation of licenses or registrations, and reputational damage.

The geographic concentration of our firms could leave us vulnerable to an economic downturn or regulatory changes in those areas, resulting in a decrease in our revenue.

For the year ended December 31, 2002, our firms located in New York, Florida and California produced approximately 17.0%, 12.9% and 12.8%, respectively, of our revenue. Because our business is concentrated in these three states, the occurrence of adverse economic conditions or an adverse regulatory climate in any of these states could negatively affect our financial results more than would be the case if our business were more geographically diversified.

Because the commission revenue our firms earn on the sale of certain insurance products is based on premiums and commission rates set by insurers, any decreases in these premiums or commission rates could result in revenue decreases for us.

We are engaged in insurance agency and brokerage activities and derive revenue from commissions on the sale of insurance products to clients that are paid by the insurance underwriters from whom our clients purchase insurance. These commission rates are set by insurance underwriters and are based on the premiums that the insurance underwriters charge. Commission rates and premiums can change based on the prevailing economic and competitive factors that affect insurance underwriters. These factors, which are not within our control, include the capacity of insurance underwriters to place new business, underwriting and non-underwriting profits of insurance underwriters, consumer demand for insurance products, the availability of comparable products from other insurance underwriters at a lower cost and the availability of alternative insurance products, such as government benefits and self-insurance plans, to consumers.

We cannot predict the timing or extent of future changes in commission rates or premiums. As a result, we cannot predict the effect that any such changes will have on our operations. Such changes may result in revenue decreases for us. These decreases may adversely affect our results of operations for the periods in which they occur.

The loss of key personnel could negatively affect our financial results and impair our ability to implement our business strategy.

Our success substantially depends on our ability to attract and retain key members of our senior management team and the principals of our firms. If we lose one or more of these key employees or principals, our ability to successfully implement our business plan and the value of our common stock could be materially adversely affected. While some of our senior managers are subject to employment agreements, there can be no assurance that these senior managers will serve the term of their employment agreements or renew their employment agreements upon expiration. Other than with respect to Jessica M. Bibliowicz, our chief executive officer, and the principals of our firms, we do not maintain key person life insurance policies.

The securities brokerage business has inherent risks.

The securities brokerage and advisory business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, or in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the ownership of securities, trading, counterparty failure to meet commitments, client fraud, employee processing errors, misconduct and fraud (including unauthorized transactions by registered representatives), failures in connection with the processing of securities transactions and litigation. We cannot be certain that our risk management procedures and internal controls will prevent losses from occurring.

Failure to comply with net capital requirements could subject our wholly owned broker-dealers to suspension or revocation of their licenses by the SEC or expulsion from the NASD.

The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokerage firms. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion from the NASD and other regulatory bodies, which ultimately could prevent NFPSI or our other broker-dealers from performing as a broker-dealer. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit the operations of NFPSI or our other broker-dealers, which could harm our business.

A change in the tax treatment of life insurance products we sell or a determination that these products are not life insurance contracts for federal tax purposes could reduce the demand for these products, which may reduce our revenue.

The market for many life insurance products we sell is based in large part on the favorable tax treatment, including the tax-free build up of cash values, that these products receive relative to other investment alternatives. A change in the tax treatment of the life insurance products we sell or a determination by the U.S. Internal Revenue Service, or IRS, that certain of these products are not life insurance contracts for federal tax purposes could remove many of the tax advantages policyholders seek in these policies. If the provisions of the tax code change or new federal tax regulations and IRS rulings are issued in a manner that would make it more difficult for holders of these insurance contracts to qualify for favorable tax treatment, the demand for the life insurance contracts we sell could decrease, which may reduce our revenue and negatively affect our business.

Our business, financial condition and results of operations may be negatively affected by errors and omissions claims.

We have significant insurance agency, brokerage and intermediary operations as well as securities brokerage and investment advisory operations and activities, and are subject to claims and litigation in the ordinary course of business resulting from alleged and actual errors and omissions in placing insurance, effecting securities transactions and rendering investment advice. These activities involve substantial amounts of money. Since errors and omissions claims against us may allege our liability for all or part of the amounts in question, claimants may seek large damage awards. These claims can involve significant defense costs. Errors and omissions could include, for example, failure, whether negligently or intentionally, to place coverage or effect securities transactions on behalf of clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold on a fiduciary basis. It is not always possible to prevent or detect errors and omissions, and the precautions we take may not be effective in all cases.

We have primary errors and omissions insurance coverage to protect us against the risk of liability resulting from alleged and actual errors and omissions. Recently, prices for such insurance have increased and coverage terms have become far more restrictive because of reduced insurer capacity in the marketplace. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages.

Our business, financial condition and results of operations may be negatively affected if in the future our insurance proves to be inadequate or unavailable. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

Our firms’ clients can withdraw the assets our firms manage on short notice.

Our firms’ investment advisory and administrative contracts with their clients are generally terminable upon 30 days’ notice. These clients can terminate their relationship with our firms, reduce the aggregate amount of assets under management or shift their funds to other types of accounts with different rate structures for any of a number of reasons, including investment performance, changes in prevailing interest rates, financial market performance and personal client liquidity needs. Poor performance of the investment products and services that our firms recommend or sell relative to the performance of other products available in the market or the performance of other investment management firms tends to result in the loss of accounts. The decrease in revenue that could result from such an event could have a material adverse effect on our business.

Our results of operations could be adversely affected if we are unable to facilitate smooth succession planning at our firms.

We seek to acquire firms in which the principals are not ready to retire, but instead will be motivated to try to grow their firm’s earnings and participate in the growth incentives we offer. However, we cannot predict with certainty how long the principals of our firms will continue working. The personal reputation of the principals of our firms and the relationships they have are crucial to success in the independent distribution channel. Upon retirement of a principal, the business of a firm may be adversely affected if that principal’s successor in the firm’s management is not as successful as the original principal. Although we have had few successions to date as a result of our short operating history, succession will be a larger issue for us in the future. We will attempt to facilitate smooth transitions but if we are not successful, our results of operations could be adversely affected.

Government regulation relating to the supplemental executive benefits plans we design and implement could negatively affect our financial results.

In our executive benefits business, we have designed and implemented supplemental executive retirement plans that use split dollar life insurance as a funding source. Split dollar life insurance policies are arrangements in which premiums, ownership rights and death benefits are generally split between an employer and an employee. The employer pays either the entire premium or the portion of each year’s premium that at least equals the increase in cash value of the policy. Split dollar life insurance has traditionally been used because of its federal tax law advantages. However, in recent years, the IRS has proposed regulations relating to the tax treatment of some types of these life insurance arrangements. The IRS recently proposed regulations that treat premiums paid by an employer in connection with split dollar life insurance arrangements as loans for tax purposes under the Internal Revenue Code. In addition, the recently enacted Sarbanes-Oxley Act of 2002 may affect these arrangements. Specifically, the Sarbanes-Oxley Act includes a provision that prohibits most loans from a public company to its directors or executives. Because a split dollar life insurance arrangement between a public company and its directors or executives could be viewed as a personal loan, we will face a reduction in sales of split dollar life insurance policies to our clients that are subject to the Sarbanes-Oxley Act. Moreover, members of Congress have proposed, from time to time, other laws reducing the tax incentive or otherwise impacting these arrangements. As a result, our supplemental executive retirement plans that use split dollar life insurance may become less attractive to some of our firms’ customers, which could result in lower revenue to us.

Our business is dependent upon information processing systems.

Our ability to provide financial services to clients and to create and maintain comprehensive tracking and reporting of client accounts depends on our capacity to store, retrieve, process and manage significant databases and expand and periodically upgrade our information processing capabilities. As we continue to grow, we will need to continue to make investments in new and enhanced information systems. Interruption or loss of our information processing capabilities or adverse consequences from implementing new or enhanced systems could have a material adverse effect on our business and the value of our common stock. As our information system providers revise and upgrade their hardware, software and equipment technology, we may encounter difficulties in integrating these new technologies into our business. These new revisions and upgrades may not be appropriate for our business. In addition, our systems may be subject to infiltration by unauthorized persons. If our systems or facilities were infiltrated and damaged by unauthorized persons, our clients could experience data loss, financial loss and significant business interruption. If that were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

We may overestimate management fees advanced to principals and/or certain entities they own, which may negatively affect our financial condition and results.

We advance management fees monthly to principals and/or certain entities they own. We set each principal’s and/or such entity’s management fee amount after estimating how much operating cash flow the firm the principal and/or such entity manages will produce. If the firm produces less operating cash flow than what we estimated, an overadvance may occur, which may negatively affect our financial condition and results. Further, since contractually we are unable to unilaterally adjust payments to the principals and/or certain entities they own until after a six or nine-month calculation period depending on the firms, we may not be able to promptly take corrective measures, such as adjusting the monthly management fee lower or requiring the principal and/or such entity to repay the overadvance within a limited time period. In addition, if a principal and/or certain entities they own fail to repay an overadvance in a timely manner and any security we receive from the principal and/or such entities for the overadvance is insufficient, our financial condition and results may be negatively affected.

We rely heavily on Pershing and Fidelity, our clearing firms, and termination of our agreements with the clearing firms could harm our business.

Pursuant to NFPSI’s clearing agreements with Pershing and Fidelity, the clearing firms process all securities transactions for NFPSI’s account and the accounts of its clients. Services of the clearing firms include billing and credit extension and control, receipt, custody and delivery of securities. We are dependent on the ability of our clearing firms to process securities transactions in an orderly fashion. Clearing agreements with Pershing and Fidelity may be terminated by either party upon 90 days’ prior written notice. If these agreements were terminated, NFPSI’s ability to process securities transactions on behalf of its clients could be adversely affected.

Risks Related to Our Common Stock

There may not be an active market for our shares, which may cause our common stock to trade at a discount and make it difficult to sell the shares you purchase.

Prior to this offering, there has been no public market for our shares. We cannot assure you that an active trading market for our shares will develop or be sustained after this offering. The initial public offering price for our shares will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our shares will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Upon completion of this offering, there will be              shares of our common stock outstanding. There will be              shares outstanding if the underwriters exercise their overallotment option in full. Of our outstanding shares, only the shares of our common stock sold in this offering will be freely transferable, except for any shares sold to our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, and shares purchased through the directed share program in this offering which are subject to sale restrictions pursuant to the free riding and withholding restrictions of the NASD. The remaining shares will be “restricted securities” subject to the volume limitations and the other conditions of Rule 144.

We, our directors, officers and all existing stockholders will agree, with limited exceptions, for a period of 180 days after the date of this prospectus, that we and they will not, without the prior written consent of the representatives on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock. Upon completion of this offering, all existing stockholders and their transferees will have the right to require us to register their shares of our common stock under the Securities Act for sale into the public markets, subject to the 180-day lock-up agreements and to restrictions in our stockholders agreement. Upon the effectiveness of that registration statement, all shares covered by the registration statement will be freely transferable. In addition, in connection with this offering, we will be amending our stockholders agreement to provide for additional restrictions on transfer. For a description of these restrictions, see “Description of Capital Stock—Stockholders Agreement—Transfer restrictions.”

In addition, following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of              shares of our common stock reserved for issuance under our stock incentive programs. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 will be available for sale into the public markets after the expiration of the 180-day lock-up agreements and to restrictions in our stockholders agreement.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.

After this offering, we will have an aggregate of              shares of common stock authorized but unissued and not reserved for specific purposes. We may issue all of these shares without any action or approval by our stockholders. As of March 1, 2003, we had an aggregate of              unissued shares reserved for issuance under our option plans and              shares subject to issuance as contingent payments in connection with our recent acquisitions if our acquired firms satisfy certain compounded growth rate thresholds over the three-year period following the closing of the acquisition. We intend to continue to actively pursue acquisitions of other financial services firms and intend to issue shares of common stock in connection with these acquisitions. Any shares issued in connection with our acquisitions, the exercise of stock options or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering.

The price of our common stock may fluctuate substantially, which could negatively affect us and the holders of our common stock.

The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in our quarterly financial results, changes in financial estimates for us by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock as consideration.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares at or above the initial public offering price, or at all. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results. In addition, if we decide to settle any class action litigation against us, our decision to settle may not necessarily be related to the merits of the claim.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock outstanding immediately after this offering. If you purchase our common stock in this offering, you will experience immediate and substantial dilution of $             in the net tangible book value per share of our common stock. Additional dilution will occur upon the exercise of outstanding options. See “Dilution.”

Our principal stockholder may have interests that are different from yours and, therefore, may make decisions that are adverse to your interests.

After this offering, two affiliates of Apollo Management, L.P. will beneficially own     % of our outstanding voting common stock. As a result, Apollo will have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election of directors and mergers, consolidations and sales of all or substantially all of our assets. They also may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, this concentration of ownership may have the effect of preventing, discouraging or deferring a change of control, which could depress the market price of our common stock.

Provisions of Delaware law and our stockholders agreement could delay or prevent a change in control of our company, which could adversely impact the value of our common stock.

Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Delaware law prohibits a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the stockholder becomes an interested stockholder, unless the corporation’s board of directors and stockholders approve the business combination in a prescribed manner. This provision in Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

Pursuant to our stockholders agreement, each stockholder that is party to the stockholders agreement is required to vote in favor of the (i) election of directors nominated by the board of directors and (ii) removal of directors proposed or supported by Apollo. In addition, in connection with any other matters to be voted on by stockholders, these stockholders are required to vote in a manner that is consistent with the terms of the stockholders agreement. See “Description of Capital Stock—Stockholders Agreement—Voting.” These voting provisions may have the effect of preventing, discouraging or delaying a change of control, which could depress the market price of our common stock.

FORWARD-LOOKING INFORMATION

Some of the statements that we make under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any of our forward-looking statements. Some of these factors are listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $         million from the sale of shares of our common stock in this offering, based upon an assumed initial public offering price of $        per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters’ overallotment option is exercised in full, we estimate that our net proceeds will be approximately $         million.

We intend to use $         million of the net proceeds from this offering to repay indebtedness under our existing credit facility. The indebtedness under our existing credit facility bears interest at a weighted average rate equal to 3.6% as of December 31, 2002. The facility is structured as a revolving credit facility and is due on September 14, 2005, unless we elect to convert the credit facility to a term loan, in which case it will amortize over one year, with a final maturity of September 14, 2006. We used borrowings under the facility to fund acquisitions. We intend to use the remaining $         of net proceeds to fund acquisitions and for general corporate purposes.

If the underwriters exercise their overallotment option, any additional proceeds we receive will also be used to repay indebtedness under our existing credit facility, fund acquisitions and for general corporate purposes.

We will not receive any proceeds from the sale of shares by the selling stockholders.

DIVIDEND POLICY

We intend to pay quarterly cash dividends on our common stock at an initial rate of $        per share of common stock. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements and other factors as our board of directors deems relevant.

CAPITALIZATION

The following table sets forth cash and cash equivalents, bank loan and our capitalization as of December 31, 2002, on an actual basis and as adjusted to give effect to this offering and the application of the assumed net proceeds from this offering as described under “Use of Proceeds.” This table should be read together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2002
	Actual	Pro forma
	(in thousands except per share data)
Cash and cash equivalents	$31,814	$

Bank loan(a)	$39,450	$

Stockholders’ equity:
Preferred stock, $0.01 par value: 200,000 shares authorized; none issued or outstanding	—		—
Common stock, $0.10 par value: actual—60,000 shares authorized, 28,171 shares issued and 26,647 outstanding; pro forma shares authorized, shares issued and outstanding	2,731
Additional paid-in capital	312,432
Accumulated deficit	(16,207)
Common stock held in treasury, at cost	(10,857)

Total stockholders’ equity	288,099

Total capitalization	$327,549	$

(a)	Our bank loan is structured as a revolving credit facility and is due on September 14, 2005, unless we elect to convert the credit facility to a term loan, in which case it will amortize over one year, with a final maturity of September 14, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowings.”

DILUTION

Our net tangible book value as of December 31, 2002 was approximately $(101.5) million, or $(3.81) per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the 26,646,601 shares of our common stock that were outstanding on December 31, 2002. After giving effect to the sale of                 shares of our common stock in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus, our net tangible book value on December 31, 2002 would have been approximately $     million, or $     per share. This represents an immediate increase in net tangible book value of $         per share to our existing stockholders and an immediate dilution of $         per share to new investors who purchase our common stock in this offering at the assumed initial public offering price. The following table shows this immediate per share dilution:

Assumed initial public offering price per share		$
Net tangible book value per share on December 31, 2002, before giving effect to this offering	$(3.81)
Increase in net tangible book value per share attributable to this offering
Pro forma net tangible book value per share on December 31, after giving effect to this offering

Dilution in pro forma net tangible book value per share to new investors		$

The following table summarizes, as of December 31, 2002, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $         per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent
Existing stockholders	26,646,601%		$315,163,329%		$11.83
New investors		%	$	%

Total		%	$	%

The foregoing discussion and table assume no exercise of any outstanding stock options to purchase common stock. As of December 31, 2002, there were 4,997,618 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $11.13 per share. To the extent these options are exercised, there will be further dilution to the new investors.

If the underwriters fully exercise their over-allotment option, the number of shares of common stock held by existing holders will be reduced to     % of the aggregate number of shares of common stock outstanding after this offering and the number of shares of common stock held by new investors will be increased to                 , or     %, of the aggregate number of shares of common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization” and the consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the following selected financial information as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the selected financial information as of December 31, 2000 and as of and for the year ended December 31, 1999 from our audited consolidated financial statements and the related notes not included elsewhere in this prospectus.

	Years ended December 31,
	1999	2000	2001	2002
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Commissions and fees	$96,061	$206,599	$277,127	$360,562
Other	4,065	1,346	937	509

Total revenue	100,126	207,945	278,064	361,071
Acquired firm expenses:
Commissions and fees	39,044	62,796	77,439	104,747
Operating expenses	25,231	60,537	89,389	116,170
Management fees	16,072	40,279	49,834	65,602

Total acquired firm expenses	80,347	163,612	216,662	286,519

Income before corporate and other expenses	19,779	44,333	61,402	74,552

Corporate and other expenses:
General and administrative	10,455	21,122	20,472	21,423
Amortization and impairment loss(a)	5,380	14,493	19,870	15,143
Depreciation	649	1,350	2,836	2,222
Option compensation expense	5,499	14,403	19,967	9,866
Start-up, acquisition bonus and other	14,477	2,137	444	(747)

Total corporate and other expenses	36,460	53,505	63,589	47,907

Income (loss) from operations	(16,681)	(9,172)	(2,187)	26,645

Interest and other income	818	2,217	1,151	1,862
Interest and other expenses	(282)	(4,663)	(2,785)	(3,777)

Net interest and other	536	(2,446)	(1,634)	(1,915)
Income (loss) before income taxes	(16,145)	(11,618)	(3,821)	24,730
Income tax expense (benefit)	(5,695)	(10)	1,921	13,137

Net income (loss)	$(10,450)	$(11,608)	$(5,742)	$11,593

Earnings (loss) per share—basic	$(.84)	$(.52)	$(.24)	$.45

Earnings (loss) per share—diluted	$(.84)	$(.52)	$(.24)	$.40

Weighted average shares—basic	12,482	22,308	24,162	25,764

Weighted average shares—diluted	12,482	22,308	24,162	28,775

	As of December 31,
	1999	2000	2001	2002
	(in thousands)
Statement of Financial Condition Data:
Cash and cash equivalents	$55,691	$32,439	$35,394	$31,814
Intangibles, net	85,267	133,222	179,312	205,101
Goodwill, net	69,201	106,904	151,550	184,507
Total assets	260,985	345,062	472,781	541,246
Bank loan(b)	—	3,000	35,337	39,450
Redeemable common stock(c)	59,896	—	273	—
Total stockholders’ equity	134,748	218,652	249,503	288,099

	Years ended December 31,
	1999	2000	2001	2002
Other Data (unaudited):
Organic revenue growth(d)	—%	25%	14%	6%
Total NFP-owned firms (at period end)	52	74	88	111
Number of representatives in broker-dealer (at period end)(e)	444	653	729	915

(a)	We adopted SFAS No. 142 on January 1, 2002. In accordance with SFAS No. 142, we recognized an impairment loss on goodwill and identifiable intangible assets not subject to amortization of $0.8 million in 2002. Prior to the adoption of SFAS No. 142, we accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” For the years ended December 31, 1999, 2000 and 2001, we recorded an impairment loss on goodwill of $0 million, $1.1 million and $2.1 million, respectively.

We adopted SFAS No. 144 on January 1, 2002. In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We recognized an impairment loss on identifiable intangible assets subject to amortization of $1.0 million in 2002. Prior to the adoption of SFAS No. 144, we accounted for long-lived assets in accordance with SFAS No. 121. For the years ended December 31, 1999, 2000 and 2001, we recorded an impairment loss on intangibles subject to amortization of $0 million, $1.4 million and $2.3 million, respectively.

(b)	Our bank loan is structured as a revolving credit facility and is due on September 14, 2005, unless we elect to convert the credit facility to a term loan, in which case it will amortize over one year, with a final maturity of September 14, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowings.”

(c)	Reflects the put obligations as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Redeemable common stock” and is not included in total stockholders’ equity.

(d)	As a measure of financial performance, we calculate the organic growth of the revenue of our firms. We include firms in this calculation at the beginning of the first fiscal quarter that begins one year after acquisition by us unless a firm has merged with another owned firm or has made a sub-acquisition that represents more than 25% of the base earnings of the acquiring firm. With respect to two owned firms that merge, the combined firm is excluded from the calculation from the time of the merger until the most recently acquired firm participating in the merger reaches the first fiscal quarter that begins one year after acquisition by us. However, if both firms involved in a merger are included in the organic growth calculation at the time of the merger, the combined firm continues to be included in the calculation after the merger. With respect to the sub-acquisitions described above, to the extent the sub-acquired firm does not separately report financial statements to NFP, the acquiring firm is excluded from the calculation from the time of the sub-acquisition until the first fiscal quarter beginning one year following the sub-acquisition. Sub-acquisitions that represent less than 25% of the base earnings of the acquiring firms are considered to be organic growth. For further information about sub-acquisitions, see “Business—Acquisition Model—Sub-Acquisition.” With respect to dispositions, we include such firms up to the time of disposition and exclude such firms for all periods after the disposition. The calculation described above is not adjusted for intercompany transactions that could result in the same item of revenue being recorded by two firms.

(e)	The number of representatives in our broker-dealer refers to NASD-registered representatives of NFPSI, our broker-dealer subsidiary, including sales assistants and home office personnel that are registered representatives. These totals include personnel of our owned firms and our affiliated third-party distributors. In addition to NFPSI’s registered representatives, our firms’ distribution network includes (1) certain sales professionals who are registered representatives of other broker-dealers, (2) professionals licensed with state insurance authorities who because of their product focus are not required to be registered with a broker-dealer and (3) professionals affiliated with registered investment advisers who because of their product focus are neither required to be licensed as insurance agents nor required to be registered with other broker-dealers. These professionals are not included in these totals.

MANAGEMENT’S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions which could cause actual results to differ materially from management’s expectations. See “Forward-Looking Information” included elsewhere in this prospectus.

Overview

We are a leading independent distributor of financial services products to high net worth individuals and small to medium-size corporations. Founded in 1998, and commencing operations on January 1, 1999, we have grown organically and through acquisitions and, as of March 1, 2003, operate a national distribution network with over 1,200 producers in 40 states operating through 124 owned firms and 169 affiliated third-party distributors. We acquired 52, 27, 18, 26 and 15 firms in 1999, 2000, 2001, 2002 and through March 1, 2003, respectively. Therefore, we have grown from a base of no revenue at the beginning of 1999 to $361.1 million of revenue in the year ended December 31, 2002. Our net income has been impacted by corporate and other expenses we incurred to manage our business, including our acquisition program and significant option expense related to an initial incentive program.

Acquisitions

Under our acquisition structure, we acquire 100% of the equity of independent financial services products distribution businesses on terms that are relatively standard across our acquisitions. To determine our acquisition price, we first estimate the annual operating cash flow of the business to be acquired based on current levels of revenue and expense. For this purpose, we define operating cash flow as cash revenue of the business less cash and non-cash expenses, other than depreciation, amortization and compensation to the business’s owners or individuals who subsequently become principals. We refer to this estimated annual operating cash flow as “target earnings.” Our acquisition price is a multiple (approximately five times) of a portion of the target earnings, which we refer to as “base earnings.” Base earnings average 47% of target earnings for acquisitions completed through December 31, 2002. In determining base earnings, our general rule is not to exceed an amount equal to the recurring revenue of the business. By recurring revenue, we mean revenue from sales previously made (such as renewal commissions on insurance products, commissions and administrative fees for on-going benefit plans and mutual fund trail commissions) and fees for assets under management.

We enter into a management agreement with principals and/or certain entities they own. Under the management agreement, the principals and/or such entities are entitled to management fees consisting of:

•	all future earnings of the acquired business in excess of the base earnings up to target earnings; and

•	a percentage of any earnings in excess of target earnings based on the ratio of base earnings to target earnings.

We retain a cumulative preferred position in the base earnings. To the extent earnings of a firm in any year are less than base earnings, in the following year we are entitled to receive base earnings together with the prior years’ shortfall before any management fees are paid.

Additional purchase consideration is often paid to the former owners based on satisfying specified organic growth thresholds over the three-year period following the acquisition.

Substantially all of our acquisitions have been paid for with a combination of cash and our common stock, valued at its then fair market value. We require our principals to take at least 20% of the total acquisition price in our common stock; however, to date, principals have taken on average approximately 50% of the total acquisition price in our common stock. The following table shows acquisition activity on an annual basis in 1999, 2000, 2001 and 2002:

	Years ended December 31,
	1999	2000	2001	2002
	(in thousands, except number of acquisitions closed)
Number of acquisitions closed	52	27	18	26
Consideration:
Cash	$52,989	$38,440	$49,431	$29,772
Common stock	79,208	44,243	37,859	26,239
Other(a)	4,400	5,583	4,447	2,259

Total consideration	$136,597	$88,266	$91,737	$58,270

(a)	Consists principally of the assumption of debt and capitalized acquisition costs.

Revenue

We generate revenue primarily from the following sources:

•	Life insurance commissions and estate planning fees. Insurance and annuity commissions paid by insurance companies are based on a percentage of the premium that the insurance company charges to the policyholder. First-year commissions are calculated as a percentage of the first twelve months’ premium on the policy and earned in the year that the policy is originated. In many cases, our firms receive renewal commissions for a period following the first year, if the policy remains in force. Our firms also earn fees for developing estate plans.

•	Corporate and executive benefits commissions and fees. Our firms earn commissions on the sale of insurance policies written for benefit programs. The commissions are paid each year as long as the client continues to use the product and maintain its broker of record relationship with us. Our firms also earn fees for the development and implementation of corporate and executive benefit programs as well as fees for the duration that these programs are administered. Asset-based fees are also earned for administrative services or consulting related to certain benefits plans.

•	Financial planning and investment advisory fees and securities commissions. Our firms earn commissions related to the sale of securities and certain investment-related insurance products. Our firms also earn fees for offering financial advice and related services. These fees are based on a percentage of assets under management and are generally paid quarterly. In a few cases, incentive fees are earned based on the performance of the assets under management. Some of our firms charge flat fees for the development of a financial plan or a flat fee annually for advising clients on asset allocation.

Our firms also earn additional compensation in the form of incentive and marketing support revenue, including override payments, from manufacturers of financial services products, based on the volume, persistency and profitability of business generated by us from these three sources. These forms of payments are earned both with respect to sales by our owned firms and sales by our network of 169 affiliated third-party distributors.

NFPSI, our registered broker-dealer and investment adviser, also earns commissions and fees on the transactions effected through it. Most principals of our firms, as well as many of our affiliated third-party distributors, conduct securities or investment advisory business through NFPSI. Our affiliated third-party distributors generated commission revenue through NFPSI of $28.9 million, $34.7 million and $34.3 million in the years 2000, 2001 and 2002, respectively.

Incidental to the corporate and executive benefits services provided to their customers, some of our firms offer property and casualty insurance brokerage and advisory services. We earn commissions and fees in connection with these services.

Although our operating history is limited, we believe that our firms earn approximately 65% to 70% of their revenue in the first three quarters of the year and approximately 30% to 35% of their revenue in the fourth quarter.

Expenses

The following table sets forth certain of our expenses as a percentage of our revenue for the years indicated:

	2000	2001	2002
Total revenue	100.0%	100.0%	100.0%
Acquired firm expenses:
Commissions and fees	30.2%	27.8%	29.0%
Operating expenses	29.1	32.1	32.2
Management fees	19.4	17.9	18.2

	78.7%	77.8%	79.4%
Corporate and other expenses:
General and administrative	10.2%	7.4%	5.9%
Amortization and impairment loss	7.0	7.1	4.2
Depreciation	0.6	1.0	0.6
Option compensation expense	6.9	7.2	2.7
Start-up, acquisition bonus and other	1.0	0.2	(0.2)

	25.7%	22.9%	13.2%

Acquired firm expenses

Commissions and fees.    Commissions and fees are typically paid to producers that are employed by or affiliated with our firms related to the origination of business produced, subject to applicable laws and regulations governing the nature of commissions and fees at issue. In addition, NFPSI pays commissions to our affiliated third-party distributors who transact business through NFPSI.

Operating expenses.    Our firms incur operating expenses related to maintaining individual offices, including compensating non-producing staff. Acquired firm operating expenses also include the expenses of NFPSI and of NFPISI, another subsidiary that serves our acquired firms and through which our acquired firms and our affiliated third-party distributors access insurance and financial services products and manufacturers.

Management fees.    We pay management fees to the principals of our firms and/or certain entities they own based on the financial performance of the firms they manage. Once we receive cumulative preferred earnings (base earnings) from a firm, the principal and/or the entities the principal owns receive management fees equal to earnings above base earnings up to target earnings. An additional management fee is paid in respect of earnings in excess of target earnings based on the ratio of base earnings to target earnings. For example, if base earnings equal 40% of target earnings, we receive 40% of earnings in excess of target earnings and the principal and/or the entities the principal owns receive 60%. Management fees also include an accrual for certain performance-based incentive amounts payable under our on-going incentive program. See “Business—Acquisition Model—Performance incentives.”

The following table summarizes the results of operations of our firms for the years presented and shows our management fees as a percentage of income before management fees and corporate and other expenses:

	Years ended December 31,
	2000	2001	2002
	(in thousands)
Total revenue	$207,945	$278,064	$361,071
Acquired firm expenses:
Commissions and fees	62,796	77,439	104,747
Operating expenses	60,537	89,389	116,170

Income before management fees and corporate and other expenses	84,612	111,236	140,154
Management fees	40,279	49,834	65,602

Income before corporate and other expenses	44,333	61,402	74,552
Management fees, as a percentage of income before management fees and corporate and other expenses	47.6%	44.8%	46.8%

Corporate and other expenses

General and administrative.    At the corporate level, we incur general and administrative expense related to the acquisition of and administration of our firms. General and administrative expense includes, among other expenses, compensation, occupancy, professional fees, travel and entertainment, technology, telecommunication, advertising and marketing costs.

Amortization.    We incur amortization expense related to the amortization of intangible assets. Prior to January 1, 2002, we also incurred costs for amortization of goodwill. Amortization expense also includes any impairment charges taken on goodwill and other intangible assets.

Depreciation.    We incur depreciation expense related to capital assets.

Option compensation expense.    Option compensation expense primarily consists of significant expenses related to stock option grants under two incentive programs offered to the principals and certain employees of our earlier acquisitions. As an inducement to the sellers of the first 27 firms we acquired, the first incentive program allowed principals and certain employees to earn options at a fixed exercise price of $10.00 per share. The incentive program under which these stock options were granted expired, and therefore the option compensation expense related to this program has ended. The second program, offered to the sellers of the next 40 firms we acquired, allowed principals and certain employees to earn options with a strike price equal to the price of our common stock at the time the options are earned. The second incentive program expires by the end of 2003.

In addition to these incentive programs, we have incurred option compensation expense when there has been a difference between the strike price and the fair market value of the stock on the date the options were granted to our employees and others under our compensation plans.

Beginning in 2003, we expect to begin expensing the cost of all new stock options issued to employees and others under our compensation plans and our employee incentive bonus pools based on the fair value of the options. See note 12 to our consolidated financial statements included elsewhere in this prospectus for a discussion of our accounting treatment for option compensation expense.

Start-up, acquisition bonus and other.    We incurred certain expenses through 2001, primarily legal and accounting costs, related to the formation of NFP. In addition, as discussed more fully below in “—Commitments and Contingencies—Acquisition bonus programs,” we established acquisition bonus programs under which some of our founding officers and directors, as well as certain consultants, are eligible to receive payments for acquisitions that they originate that meet specified criteria. We accrue acquisition bonus expenses when transactions that meet these criteria close and adjust the accruals based on the performance of the firms for which the bonuses are paid.

Other expense includes a variety of items, including certain reserves taken against notes generally related to transactions involving the disposition of firms.

Results of Operations

We define adjusted net income or loss as net income or loss plus amortization and impairment loss and depreciation. Adjusted net income or loss is not a measure of financial performance as defined by generally accepted accounting principles and should not be used by itself or in the place of net income, cash flow or any other measure of profitability or liquidity as defined by generally accepted accounting principles. We believe that adjusted net income or loss is a relevant measure of our profitability and ability to generate cash because we incur significant non-cash charges, specifically amortization and impairment loss and depreciation, related to our business strategy of acquiring firms.

We define Operating EBITDA as income or loss before net interest and other, income taxes, depreciation, amortization and impairment loss and non-cash option compensation expense. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles, and should not be used by itself or in the place of net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles as a measure of profitability or liquidity. We believe the presentation of Operating EBITDA is relevant because Operating EBITDA is a measurement that we and our lenders use when evaluating liquidity. Investors should be aware that Operating EBITDA may not be comparable with similarly titled measures presented by other companies and comparisons of such amounts could be misleading unless all companies and analysts calculate such measures in the same manner.

Through acquisitions and organic growth, we have achieved a compounded annual growth rate of 53.4% in total revenue from the year ended December 31, 1999 through the year ended December 31, 2002. While this growth was driven primarily by our acquisitions, it has been augmented by organic growth in the earnings of our acquired firms. In 2000, 2001 and 2002, our firms had an organic revenue growth rate of 25%, 14% and 6%, respectively. As a measure of financial performance, we calculate the organic growth of the revenue of our firms. We include firms in this calculation at the beginning of the first fiscal quarter that begins one year after acquisition by us unless a firm has merged with another owned firm or has made a sub-acquisition that represents more than 25% of the base earnings of the acquiring firm. With respect to two owned firms that merge, the combined firm is excluded from the calculation from the time of the merger until the most recently acquired firm participating in the merger reaches the first fiscal quarter that begins one year after acquisition by us. However, if both firms involved in a merger are included in the organic growth calculation at the time of the merger, the combined firm continues to be included in the calculation after the merger. With respect to the sub-acquisitions described above, to the extent the sub-acquired firm does not separately report financial statements to NFP, the acquiring firm is excluded from the calculation from the time of the sub-acquisition until the first fiscal quarter beginning one year following the sub-acquisition. Sub-acquisitions that represent less than 25% of the base earnings of the acquiring firms are considered to be organic growth. For further information about sub-acquisitions, see “Business—Acquisition Model—Sub-Acquisition.” With respect to dispositions, we include such firms up to the time of disposition and exclude such firms for all periods after the disposition. The calculation described above is not adjusted for intercompany transactions that could result in the same item of revenue being recorded by two firms.

Year ended December 31, 2002 compared with the year ended December 31, 2001

Summary

Net income.    Net income increased $17.3 million to $11.6 million in 2002 from a loss of $5.7 million in 2001. The increase was due primarily to the growth in revenue and expenses as a result of acquisitions and organic growth of our firms and a decline in amortization expense and option compensation expense.

Adjusted net income.    Adjusted net income increased $12.0 million, or 71%, to $29.0 million in 2002 from $17.0 million in 2001.

Operating EBITDA.    Operating EBITDA increased $13.4 million, or 33%, to $53.9 million in 2002 from $40.5 million in 2001. The increase was due to the impact of acquisitions and organic growth of our firms as well as the continued stability of corporate general and administrative expense.

Revenue

Commissions and fees.    Commissions and fees revenue increased $83.5 million, or 30%, to $360.6 million in 2002 from $277.1 million in 2001. The increase was due to acquisitions completed in 2001 and 2002 as well as an increased volume of business. Of the increase, approximately 68% was the result of acquisitions and approximately 32% was the result of organic growth.

Other.    Other revenue decreased $0.4 million, or 44%, to $0.5 million in 2002 from $0.9 million in 2001. There were a variety of factors contributing to the change, none of which was significant.

Acquired firm expenses

Commissions and fees.    Commissions and fees expense increased $27.3 million, or 35%, to $104.7 million in 2002 from $77.4 million in 2001. The increase was due to acquisitions completed in 2001 and 2002 as well as an increased volume of business. As a percentage of revenue, commissions and fees expense increased to 29.0% in 2002 compared with 27.8% in 2001 indicating that our firms are generating an increased portion of revenue through non-principal producers.

Operating expenses.    Operating expenses at the acquired firm level increased $26.8 million, or 30%, to $116.2 million in 2002 from $89.4 million in 2001. The increase was primarily due to acquisitions completed in 2001 and 2002. Operating expenses at the acquired firm level increased in line with revenue. As a percentage of revenue, operating expenses at the acquired firm level was 32.2% in 2002 compared with 32.1% in 2001.

Management fees.    Management fees increased $15.8 million, or 31%, to $65.6 million in 2002 from $49.8 million in 2001. The increase reflected the increased earnings of our firms due to acquisitions and organic growth. Management fees represented 46.8% of our income before management fees and corporate and other expenses in 2002 compared with 44.8% in 2001. The ratio of management fees to our income before management fees is in part dependent on the percentage of total earnings of our firms capitalized by us as well as the performance of our firms relative to base earnings and target earnings. Because of our cumulative preferred position, if a firm produces earnings below target earnings in a given year, our share of the firm’s total earnings would be higher for that year. In 2002, a higher percentage of firms produced earnings at or above target earnings than in 2001, resulting in a greater proportion of earnings being paid out to principals and/or certain entities they own. Management fees as a percentage of revenue was 18.2% in 2002 compared with 17.9% in 2001.

Income before corporate and other expenses

Income before corporate and other expenses increased $13.2 million, or 21%, to $74.6 million in 2002 from $61.4 million in 2001. This was below the growth in revenue due to greater use of non-principal producers and due to the faster growth of management fees as described above.

Corporate and other expenses

General and administrative.    General and administrative expense increased $0.9, or 4%, to $21.4 million in 2002 compared with $20.5 million in 2001. The growth in general and administrative expenses remains well below the growth rate in total revenue. The increase was due primarily to increased costs associated with our cash management system that was fully implemented during 2002 and to increased costs of professional fees. General and administrative expense as a percentage of revenue was 5.9% in 2002 compared with 7.4% in 2001.

Amortization and impairment loss.    Amortization and impairment loss decreased $4.8 million, or 24%, to $15.1 million in 2002 from $19.9 million in 2001. Amortization expense declined despite an increase in goodwill and other intangible assets as of December 31, 2002 from December 31, 2001. The decline was due to the elimination of goodwill amortization beginning January 1, 2002. Amortization expense related to the amortization of goodwill was $5.5 million in 2001. We recognized impairment charges of $1.8 million in 2002 due to poor performance of three of our firms. As a percentage of revenue, amortization and impairment loss declined to 4.2% in 2002 from 7.1% in 2001. Although amortization expense has declined in absolute terms and as a percentage of revenue because of the cessation of amortization of goodwill, our amortization expense may increase in future years to the extent that we grow by acquisition or are required to take impairment charges.

Depreciation.    Depreciation expense decreased $0.6 million, or 21%, to $2.2 million in 2002 from $2.8 million in 2001. As a percentage of revenue, depreciation expense declined to 0.6% in 2002 from 1.0% in 2001. The decrease in depreciation expense reflected the fact that on a net basis, there were no significant additions to property and equipment during 2002.

Option compensation expense.    Option compensation expense decreased $10.1 million, or 51%, to $9.9 million in 2002 from $20.0 million in 2001. The decrease was due to the completion in 2001 and 2002 of the option measurement periods for the principals of 12 and 15 of the 27 founding firms, respectively, that earned options with a $10.00 exercise price under the first option incentive program. As a percentage of revenue, option compensation expense declined to 2.7% in 2002 from 7.2% in 2001. We expect option compensation expense to fall in the future due to the termination of certain initial incentive programs, although we do expect to begin expensing the cost of all new employee options in 2003.

Start-up, acquisition bonus and other.    Start-up, acquisition bonus and other expense decreased $1.1 million to $(0.7) million in 2002 from $0.4 million in 2001. The decrease was due to the reversal of acquisition bonuses that were previously accrued as certain contingencies required for the payment of the bonuses were not met. As a percentage of revenue, start-up, acquisition bonus and other expense was 0.2% in 2001.

Interest and other

Interest and other income.    Interest and other income increased $0.7 million, or 58%, to $1.9 million in 2002 from $1.2 million in 2001.

Interest and other expense.    Interest and other expense increased $1.0 million, or 36%, to $3.8 million in 2002 from $2.8 million in 2001. Interest expense increased due to higher average borrowings under our line of credit offset in part by lower interest rates on our bank borrowings. Additionally, other expense increased due to a loss related to the disposition of a firm during 2002 and a net gain related to the disposition of firms during 2001.

Income tax expense

Income tax expense increased $11.2 million to $13.1 million in 2002 from $1.9 million in 2001. The increase was due to higher taxable income. Our effective tax rate was higher than the statutory rate. The effective tax rate differs from the provision calculated at the federal statutory rate primarily because of the amortization of nondeductible goodwill, disposal of subsidiaries, the effects of state and local taxes and certain other expenses not deductible for tax purposes.

Year ended December 31, 2001 compared with the year ended December 31, 2000

Summary

Net loss.    Net loss decreased $5.9 million, or 51%, to $5.7 million in 2001 from $11.6 million in 2000. This improvement was due to the impact of acquisitions, organic growth of our firms and the decline of general and administrative expense.

Adjusted net income.    Adjusted net income increased $12.8 million, or 305%, to $17.0 million in 2001 from $4.2 million in 2000.

Operating EBITDA.    Operating EBITDA increased $19.4 million, or 92%, to $40.5 million in 2001 from $21.1 million in 2000. The increase was due to the impact of acquisitions and organic growth as well as the decline in corporate general and administrative expense.

Revenue

Commissions and fees.    Commissions and fees revenue increased $70.5 million, or 34%, to $277.1 million in 2001 from $206.6 million in 2000. The increase was primarily due to acquisitions and an increased volume of business and higher premiums. Of the increase, approximately 66% was the result of acquisitions and approximately 34% was the result of organic growth.

Other.    Other revenue decreased $0.4 million, or 31%, to $0.9 million in 2001 from $1.3 million in 2000. There were no significant factors contributing to the change.

Acquired firm expenses

Commissions and fees.    Commissions and fees expense increased $14.6 million, or 23%, to $77.4 million in 2001 from $62.8 million in 2000. The increase was primarily due to acquisitions and an increased volume of business and higher premiums. As a percentage of revenue, commissions and fees expense declined to 27.8% in 2001 from 30.2% in 2000. The decrease reflected a continuing increase in the percentage of principals of our firms among producers in NFPSI and a decrease in the percentage of our affiliated third-party distributors.

Operating expenses.    Operating expenses at the acquired firm level increased $28.9 million, or 48%, to $89.4 million in 2001 from $60.5 million in 2000. The increase was primarily due to acquisitions. As a percentage of revenue, operating expenses at the acquired firm level increased to 32.1% in 2001 from 29.1% in 2000. The increase was due to the increase in the percentage of total revenue generated by our owned firms, compared with revenue produced by our affiliated third-party distributors.

Management fees.    Management fees increased $9.5 million, or 24%, to $49.8 million in 2001 from $40.3 million in 2000. The increase reflected the increased earnings of our firms. Management fees represented 44.8% of our income before management fees and corporate and other expenses in 2001 compared with 47.6% in 2000. This percentage primarily reflects our cumulative preferred position in the earnings of our firms.

As a result of the factors discussed above, management fees as a percentage of revenue declined to 17.9% in 2001 from 19.4% in 2000.

Income before corporate and other expenses

Income before corporate and other expenses increased $17.1 million, or 39%, to $61.4 million in 2001 from $44.3 million in 2000 for the reasons noted above.

Corporate and other expenses

General and administrative.    General and administrative expense decreased $0.6 million, or 3%, to $20.5 million in 2001 from $21.1 million in 2000. The decrease was primarily the result of savings realized through consolidating most of our corporate activities to our New York headquarters. Because general and administrative expense declined in 2001 compared with 2000 while revenue increased, general and administrative expense as a percentage of revenue declined to 7.4% in 2001 from 10.2% in 2000.

Amortization.    Amortization expense increased $5.4 million, or 37%, to $19.9 million in 2001 from $14.5 million in 2000. The increase was due to a higher level of intangible assets and goodwill due to acquisitions. As a percentage of revenue, amortization expense remained relatively constant at 7.1%. Amortization expense related to the amortization of goodwill was $5.5 million and $4.4 million in 2001 and 2000, respectively.

Depreciation.    Depreciation expense increased $1.4 million, or 100%, to $2.8 million in 2001 from $1.4 million in 2000. The increase was due to higher levels of property and equipment and leasehold improvements being depreciated or amortized. In late 2000, we occupied our new headquarters and began depreciation of furniture and equipment and amortization of leasehold improvements. In addition, there were additions to computers and software and related depreciation and amortization because of both the move to our new headquarters and investments in technology to improve productivity at NFPSI. As a percentage of revenue, depreciation increased to 1.0% in 2001 from 0.6% in 2000.

Option compensation expense.    Option compensation expense increased $5.6 million, or 39%, to $20.0 million in 2001 from $14.4 million in 2000. The increase was primarily the result of an increase in the earnings of certain acquired firms that will likely result in a greater number of options being granted with a strike price of $10.00 per share to principals of the 27 firms under the incentive program offered to the principals and certain employees of our early acquisitions. Options granted pursuant to these plans typically are immediately vested.

As a percentage of revenue, option compensation expense increased to 7.2% in 2001 from 6.9% in 2000.

Start-up, acquisition bonus and other.    Start-up, acquisition bonus and other expense decreased $1.7 million, or 81%, to $0.4 million in 2001 from $2.1 million in 2000. The decrease was a result of the decrease in expenses incurred for activities undertaken to establish our operations and a net reversal of certain acquisition bonus expense. This acquisition bonus expense had been accrued in 1999 and 2000 but a portion of the accrual was reversed in 2001 due to performance of certain firms which made it unlikely that the applicable bonuses would be paid. In 2001, other expense also included a bad debt expense of $0.8 million compared with zero in 2000 as reserves were established on a note taken back in a disposition of one of our firms. As a percentage of revenue, start-up, acquisition bonus and other expense declined to 0.2% in 2001 from 1.0% in 2000.

Interest and other

Interest and other income.    Interest and other income decreased $1.0 million, or 45%, to $1.2 million in 2001 from $2.2 million in 2000. The decrease was primarily the result of lower cash balances in 2001 compared with 2000, which produced lower interest and dividend income. For the first nine months of 2000, we had cash balances which we drew down to fund acquisitions.

Interest and other expenses.    Interest and other expenses decreased $1.9 million, or 40%, to $2.8 million in 2001 from $4.7 million in 2000. Interest expense increased due to higher average borrowings under our line of credit. Other expense declined significantly due to a loss related to the disposition of a firm during 2000.

Income tax expense

Income tax expense increased $1.9 million to $1.9 million in 2001 from a benefit of less than $0.1 million in 2000. Our effective tax rate was higher than the statutory rate. The effective tax rate differs from the provision calculated at the federal statutory rate primarily because of the amortization of nondeductible goodwill, disposal of subsidiaries, the effects of state and local taxes and certain expenses not deductible for tax purposes.

Liquidity and Capital Resources

As of December 31, 2002, we had cash and cash equivalents of $31.8 million, a decrease of $3.6 million from the balance of $35.4 million as of December 31, 2001. As of December 31, 2001, we had cash and cash equivalents of $35.4 million, an increase of $3.0 million from the balance as of December 31, 2000 of $32.4 million. The decrease in cash and cash equivalents during 2002 reflected better management of cash at our firms due to the implementation of our cash management system during the year. The increase in cash and cash equivalents during 2001 reflected the impact of an increased number of subsidiaries due to acquisitions. The decrease in cash and cash equivalents during 2000 reflected a drawdown of cash from the initial equity investment in NFP for its use in acquisitions.

During the year ended December 31, 2002, $23.5 million of cash was provided by operating activities, primarily as a result of an increase in net income, partially offset by an increase in notes receivable, net of deposits, and an increase in commissions, fees and premiums receivable. During 2001, $23.8 million of cash was provided by operating activities, primarily the result of the increasing positive cash flow of our firms. During 2000, $2.4 million was provided by cash from operating activities due to cash flow from our firms offset by increases in overadvances of management fees.

During the years ended December 31, 2000, 2001 and 2002, cash used in investing activities was $42.0 million, $52.9 million and $32.1 million, respectively, in each case for the acquisition of firms and property and equipment.

The increase in bank loans and other financing activities resulted in $16.3 million, $32.1 million and $5.1 million of cash provided by financing activities during the years ended December 31, 2000, 2001 and 2002, respectively.

Some of our firms maintain premium trust accounts. The cash, cash equivalents and securities purchased under resale agreements in these accounts represent premiums payable to carriers. As of December 31, 2002, we had cash, cash equivalents and securities purchased under resale agreements in premium trust accounts of $25.6 million, an increase of $3.1 million from the balance as of December 31, 2001 of $22.5 million. As of December 31, 2001, we had cash, cash equivalents and securities purchased under resale agreements in premium trust accounts of $22.5 million, an increase of $14.6 million from the balance as of December 31, 2000 of $7.9 million. The increase in 2001 and 2000 was due to the acquisition of firms with large premium trust accounts.

We believe that our existing cash (excluding the proceeds of this offering), cash equivalents, funds generated from our operating activities and funds available under our credit facility will provide sufficient sources of liquidity to satisfy our financial needs for the next twelve months. However, if circumstances change, we may need to raise debt or additional equity capital in the future.

Borrowings

In September 2000, we entered into a $40 million credit facility with a group of banks. In November 2001, the credit facility was increased to $65 million, and, in April 2003, the credit facility was increased to $90 million. Borrowings under the credit facility bear interest, at our discretion, at (1) the greatest of (a) the prime rate, (b) the three-month certificate of deposit rate plus 1% or (c) the federal funds effective rate plus ½ of 1%; or (2) the Eurodollar rate for one, two, three or six-month periods plus 2%. The rates under (1) above float with changes in the indicated rates and under (2) are fixed for the indicated Eurodollar rate period. Interest is computed on the daily outstanding balance. The weighted average interest rate under the credit facility at December 31, 2002 was 3.6%. The credit facility is structured as a revolving credit facility and is due on September 14, 2005, unless we elect to convert the credit facility to a term loan, in which case it will amortize over one year, with a final maturity of September 14, 2006. As of December 31, 2002, we had borrowed $39.5 million under the credit facility. Our obligations under our credit facility are collateralized by all of our assets. We expect to use approximately $                of the net proceeds of this offering to repay principal and accrued interest under the credit facility.

The credit facility contains various customary restrictive covenants prohibiting us and our subsidiaries, subject to various exceptions, among other things, from (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on our property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring any of our property except in the ordinary course of business, (v) making dividend and other restricted payments and (vi) making investments. In addition to the foregoing, the credit facility contains financial covenants requiring us to maintain a minimum interest coverage ratio and a minimum amount of Adjusted EBITDA (as defined in the credit agreement) and a maximum consolidated leverage ratio. As of December 31, 2002, we were in compliance with all covenants under the credit facility.

Loans outstanding

We encourage succession planning in the management of our firms. Succession may involve the purchase of a principal’s interest in the management company or applicable management agreement. In several cases, we have financed such acquisitions.

We advance management fees monthly to principals and/or certain entities they own for up to nine months while monitoring the performance of the firms to determine if the actual earnings are on track to meet or exceed target earnings. If earnings are not equal to or greater than pro rata target earnings, we cease to pay or reduce the management fee advance. If an overadvance of a management fee exists, the principal and/or such entities are expected to repay the advance within thirty days of the end of the calendar year. If a principal and/or such entities cannot repay the overadvance, we have allowed principals and/or such entities to repay the advance over time. In these cases, we have generally required the principals and/or such entities to provide us with a note in an amount equal to the overadvance, secured by the principals’ and/or such entities’ shares of our common stock.

In a few cases, we have disposed of firms. We have also agreed, in a few cases, to reduce the levels of base earnings and target earnings in exchange for a payment from the principals of a firm. In these situations, we typically take back a note for a portion of the cost of the disposition or the restructuring to the principal.

As of December 31, 2002, notes receivable and deposits were:

As of December 31, 2002
(in thousands)
Notes from principals to acquire management company	$4,175
Notes from principals to cover management fee overadvances	7,382
Notes from principals for restructurings	1,617
Notes from former principals related to dispositions	6,575
Other notes receivable	469

20,218
Less: allowance for uncollectible notes	(5,499)

Total notes receivable (net)	14,719
Deposits	1,029

Total notes receivable (net) and deposits	$15,748

Commitments and Contingencies

Legal matters

In the ordinary course of business, we are involved in lawsuits and other claims. We consider these lawsuits and claims to be without merit and are defending them vigorously. We believe, based upon consultation with legal counsel, that the resolution of these lawsuits or claims will not have a material adverse impact on our consolidated financial position. In addition, the sellers of our firms typically indemnify us for loss or liability resulting from acts or omissions occurring prior to the acquisition, whether or not the sellers were aware of such acts or omissions. Several of the existing lawsuits and claims have triggered these indemnity obligations.

Acquisition bonus programs

At the time of our founding, we established an acquisition bonus program under which some of our founding officers and directors were eligible to receive a payment equal to $1.25 million in cash or common stock, at their election, for each acquisition or group of acquisitions closed between January 1, 1999 and December 31, 2000 representing $5 million of base earnings in the aggregate. Such $1.25 million payments under the program are contingent on our receiving at least three times base earnings for each such acquisition over a three-year measurement period commencing on the closing date of each acquisition, respectively. The three-year measurement periods for these acquisitions end between December 31, 2001 and December 31, 2003. The bonuses related to this program are accrued at the close of each eligible acquisition and amounts in the bonus pool are adjusted over the appropriate three-year measurement period based on the actual earnings of the applicable firms. For the years ended December 31, 2000, 2001 and 2002 expenses incurred in connection with this acquisition bonus program were $1.2 million, $(1.1) million and $(1.3) million, respectively.

Effective January 1, 2001, a new acquisition bonus program was implemented, which replaced the prior acquisition bonus program for eligible acquisitions closed on or after January 1, 2001. The new program is for the same founding officers and directors that were eligible for the first acquisition bonus program as well as certain outside consultants. These individuals are eligible to receive payments of: (i) 6.0% of the base earnings of an acquisition at the close of a transaction, paid in cash; and (ii) 2.0% of the base earnings on an annual basis for each of the first three years following the close of the transaction, subject to the acquired firm’s achieving target earnings in each year, or cumulatively as of the anniversary of the acquisition, also paid in cash. For the years ended December 31, 2001 and December 31, 2002, expenses incurred in connection with the new acquisition bonus program were $0.7 million and $0.3 million, respectively.

Option incentive programs

Principals and certain employees of certain of our acquired firms are eligible to participate in two option incentive programs. Under our original option incentive program, principals and certain employees of 27 firms (certain acquisitions that closed during the period from January 1, 1999 to October 1, 1999) are eligible to receive option grants with a $10.00 strike price based on each such firm’s growth in earnings over a three-year measurement period. No option grants under this program will be made after December 31, 2002. The second option program is open to principals and certain employees of 40 firms (certain acquisitions that closed during the period from April 1, 1999 to October 31, 2000). Under this program, principals and certain employees of these firms are eligible to receive option grants at the fair market value of our common stock at the time the options are granted based on their firm’s growth in earnings over a three-year measurement period. This program will expire in 2003. For the years ended December 31, 2000, 2001 and 2002, option expense under both these programs totaled $14.3 million, $19.1 million and $9.7 million, respectively.

Redeemable common stock

In connection with substantially all of the acquisitions we closed before December 31, 1999, the sellers of those firms were granted the right to sell back to us a portion of our common stock issued to them in connection with the acquisition at a price per share equal to the price of those shares when issued. Pursuant to these agreements and one other agreement entered into in 2001, through December 31, 2002, we repurchased 0.4 million shares of our common stock for a total cost of $4.5 million. There are currently no put agreements outstanding.

Leases

At December 31, 2002, future minimum rentals for operating leases (which are subject to escalation clauses) primarily consisted of real estate and equipment leases that had initial or uncancelable lease terms in excess of one year and were payable as follows:

Schedule of lease obligations

(in thousands)

Required minimum payment:
2003	$8,847
2004	8,191
2005	7,127
2006	6,458
2007	5,567
Thereafter through 2018	16,210

Total	$52,400

Letter of credit

At December 31, 2002, we were contingently obligated for a letter of credit deposited with a landlord for office space. This letter of credit was collateralized in the amount of approximately $2.4 million which is included in notes receivable, net and deposits on our consolidated statement of financial condition. This deposit is restricted and may not be withdrawn so long as the letter of credit is outstanding. At December 31, 2002, such letter of credit expired, the deposit was withdrawn and a new letter of credit was established under our senior credit facility.

Contingent consideration and contingent firm employee payments

In order to better determine the economic value of the businesses we acquire, we incorporated contingent consideration, or earnout, provisions into the structure of our acquisitions since the beginning of 2001. These arrangements generally provide for the payment of additional consideration to the sellers upon the firm’s satisfaction of certain compounded growth rate thresholds over the three-year period following the closing of the acquisition. In a number of cases, contingent consideration may be payable after shorter periods. To date, 58 acquisitions include contingent consideration features.

Contingent consideration is recorded when the outcome of the contingency is determinable beyond a reasonable doubt. Contingent consideration paid to the selling stockholders of our acquired firms is treated as additional purchase consideration.

In connection with certain acquisitions, we also have established employee incentive bonus pools whereby we have agreed to make certain payments to employees of our acquired firms, contingent upon the satisfaction of established performance milestones. Payments made to employees of acquired firms out of these incentive bonus pools are expensed as employee compensation.

The minimum contingent payments which could be payable as purchase consideration and employee compensation in each year is zero. The maximum contingent payment which could be payable as purchase consideration and employee compensation based on commitments outstanding as of December 31, 2002 consists of the following:

Schedule of maximum contingent payments

	2003	2004	2005	2006	2007
	(in thousands)
Purchase consideration	$24,314	$72,063	$59,854	$61	$—
Employee compensation	$—	$15,946	$—	$—	$—

Contingent consideration payable for acquisitions closed in 2001 would generally be payable by the end of 2004. Similarly, contingent consideration payable for acquisitions closed in 2002 would be payable by the end of 2005. We currently anticipate using contingent consideration arrangements in future acquisitions, which would result in an increase in the maximum contingent consideration amount in 2005 and thereafter.

The maximum contingent consideration is generally payable upon a firm achieving a 35% rate of growth in earnings during the first three years following acquisition. The payments of purchase consideration are generally made in cash and common stock (based on the market price of our common stock at the end of the period), at our option. However, in several cases we have agreed to a specific combination of cash and our common stock based on the cash and stock combination of the initial purchase consideration payment made at the time of closing the acquisition. Employee incentive pools are payable in cash.

Escrows

At December 31, 2002, we had escrowed 0.2 million shares of our common stock as part of the acquisition of certain acquired firms. We will release these shares as certain performance targets are met. These shares are not currently reflected as outstanding in our financial statements.

Segment Information

In June 1997, the Financial Accounting Standards Board, or FASB, issued SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This statement establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, we have determined that we operate in a single segment in the United States of America.

Critical Accounting Policies

Business acquisitions, purchase price allocations and intangible assets

We have completed over 100 acquisitions. All of these acquisitions have been accounted for using the purchase method, and their related net assets and results of operations were included in our consolidated financial statements commencing on their respective acquisition dates. Certain of the acquisitions have provisions for contingent additional consideration if the respective acquired firm achieves financial results over a multi-year period. This additional consideration is reflected as an increase in intangible assets when results are achieved and the outcome of the contingency is determinable beyond a reasonable doubt.

We allocate the excess of purchase price over net assets acquired to book of business, management contracts, trade name and goodwill. We amortize intangibles related to book of business over a 10-year period and a 25-year period for management contracts. Prior to December 31, 2001, goodwill and trade name in connection with acquisitions before July 1, 2001 was amortized over a 25-year period. All amortization of goodwill ceased on January 1, 2002.

Intangible assets are presented net of accumulated amortization and consist of the following:

	As of December 31,
	2000	2001	2002
	(in thousands)
Book of business	$37,547	$51,667	$59,799
Management contracts	94,126	125,527	142,755
Trade name	1,549	2,118	2,547
Goodwill	106,904	151,550	184,507

Total intangible assets and goodwill	$240,126	$330,862	$389,608

Amortization expense and impairment loss consisted of the following:

	Years ended December 31,
	2000	2001	2002
	(in thousands)
Book of business	$3,936	$5,470	$7,127
Management contracts	4,930	6,712	6,828
Trade name	76	93	—
Goodwill	5,551	7,595	—

Total amortization	$14,493	$19,870	$13,955

Accumulated amortization on the intangible assets and goodwill at December 31, 2000, 2001 and 2002 was $19.9 million, $39.7 million and $53.7 million, respectively.

Intangible assets impairment

We assess the recoverability of our goodwill and other intangibles based on assumptions regarding estimates of future cash flows and fair value based on current and projected revenues, business prospects, market trends and other economic factors.

On January 1, 2002, we adopted SFAS No. 142, which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill be separately disclosed from other intangible assets in the consolidated statement of financial condition, and no longer be amortized but tested for impairment on a periodic basis. Intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests at least annually. Other intangible assets will continue to be amortized over their useful lives. The transitional impairment test indicated there was no goodwill impairment as of January 1, 2002. The impact of adoption of SFAS No. 142 resulted in $154 million of goodwill and tradename no longer being amortized. In accordance with SFAS No. 142, we recognized an impairment loss on goodwill and identifiable intangible assets not subject to amortization of $0.8 million for the year ended December 31, 2002.

On January 1, 2002, we adopted SFAS No. 144. In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the year ended December 31, 2002, we recognized an impairment loss on identifiable intangible assets subject to amortization of $1.0 million.

Future events could cause us to conclude that impairment indicators exist and that our remaining goodwill and other intangibles are impaired. Any resulting impairment loss could have a material adverse effect on our reported financial position and results of operations for any particular quarterly or annual period.

Revenue recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Any investment advisory or related fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees, including performance fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on the trade date.

Option programs and plans

We are authorized under the 1998, 2000 and 2002 Stock Incentive Plans (the “fixed plans”), and the 2000 and 2002 Stock Incentive Plans for Principals and Managers to grant stock options to officers, employees, principals of our acquired firms and/or certain entities principals own, independent contractors, consultants, non-employee directors and certain advisory board members. Options granted under the fixed plans generally vest 20% per year over a 5-year period, although in a few instances a different vesting schedule was used. Options granted under the 2000 and 2002 Stock Incentive Plans for Principals and Managers generally vest immediately upon grant.

We apply the intrinsic-value-based method of accounting prescribed by Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options to employees. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, we have elected to continue to apply the intrinsic-value-based method of accounting described above, and have adopted only the disclosure requirements of SFAS No. 123. Beginning in 2003, we expect to begin expensing the cost of all new stock options issued to employees and others under our compensation plans and our employee incentive bonus pools based on the fair value of the options.

Option awards to non-employees, including principals, are accounted for under SFAS No. 123. Fair value is determined using the Black-Scholes option-pricing method.

Income taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

New Accounting Pronouncements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. FASB Interpretation No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FASB Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of FASB Interpretation No. 45 are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on our financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We have market risk on buy and sell transactions effected by our firms’ customers. We are contingently liable to our clearing brokers for margin requirements under customer margin securities transactions, the failure of delivery of securities sold or payment for securities purchased by a customer. If customers do not fulfill their obligations, a gain or loss could be suffered equal to the difference between a customer’s commitment and the market value of the underlying securities. The risk of default depends on the creditworthiness of the customers. We assess the risk of default of each customer accepted to minimize our credit risk.

We are further exposed to credit risk for commissions receivable from clearing brokers and insurance companies. This credit risk is generally limited to the amount of commissions receivable.

We have market risk on the fees our firms earn that are based on the market value of assets under management or the value of assets held in certain mutual fund accounts and variable insurance policies for which ongoing fees or commissions are paid. Certain of our firms’ performance based fees are impacted by fluctuation in the market performance of the assets managed according to such arrangements.

BUSINESS

Overview

We are a leading independent distributor of financial services products to high net worth individuals and small to medium-size corporations. Founded in 1998, we have grown organically and through acquisitions and, as of March 1, 2003, operate a national distribution network with over 1,200 producers in 40 states consisting of 124 owned firms and 169 affiliated third-party distributors. We target the high net worth and small to medium-size corporate markets because of their growth potential and the desire of customers within these markets for more personalized service. We believe our management approach affords our firms the entrepreneurial freedom to serve their clients most effectively while having access to the resources of a national distribution organization. At the same time, we maintain internal controls that allow us to effectively oversee our nationwide operations. Our senior management team is composed of experienced financial services leaders who have direct experience building and operating sizeable distribution-related companies.

NFP operates as a bridge between large financial services products manufacturers and our network of independent financial services distributors. We believe we enhance the competitive position of independent financial services distributors by offering access to a wide variety of products, a high level of marketing and technical support and preferred compensation arrangements. We also provide financial and intellectual capital to further enhance the business expansion of our firms. For the large financial services products manufacturers, we represent an efficient way to access a large number of independent distributors and their customers. We believe we are one of the largest distributors within the independent distribution channel for many of the leading financial services products manufacturers serving our target markets. We currently have preferred relationships with several industry leading manufacturers, including: AIG American General, American Funds, Fidelity Advisor, GE Capital, The Hartford, John Hancock, Lincoln Financial Group, Phoenix Life Insurance Company and Travelers Life and Annuity.

Our firms, including NFPSI, serve our client base by providing products and services in one or more of the following primary areas:

•	Life insurance and estate planning. Our firms offer life insurance and annuity products as well as estate planning services geared specifically to the wealth accumulation, preservation and transfer needs, including charitable giving plans, of high net worth individuals.

•	Corporate and executive benefits. Corporate benefits products and services our firms offer include individual and group disability insurance, long-term care insurance, group life insurance, group health insurance benefits, supplemental life insurance, 401(k), 403(b) and other retirement plans and pension administration. Executive benefits products and services our firms offer include corporate and bank-owned life insurance products as well as plan design and administration.

•	Financial planning and investment advisory services. The products and services our firms offer include separately managed accounts, mutual funds, investment consulting, trust and fiduciary services and broker/dealer services.

Our business has grown rapidly since we began operations on January 1, 1999. Our total revenue has grown from $100.1 million for the year ended December 31, 1999 to $361.1 million for the year ended December 31, 2002, representing a compounded annual growth rate of 53.4%. Our net income or loss has grown from a net loss of $(10.5) million for the year ended December 31, 1999 to net income of $11.6 million for the year ended December 31, 2002. Our historical growth has been driven primarily by organic growth and continued acquisitions of leading independent firms. The firms that we have acquired have averaged post-acquisition revenue growth of 25% in 2000, 14% in 2001 and 6% in 2002.

As of March 1, 2003, including vested options, we were owned 39.4% by two affiliates of Apollo Management, L.P., a leading private equity firm, which provided an initial $125 million equity investment,

48.9% by principals who sold their businesses to us (including their transferees) and 6.0% by management, directors and employees. Following this offering, including vested options, we will be owned         % by two affiliates of Apollo,         % by principals (including their transferees) and         % by management, directors and employees. Former principals, former employees, a former director, former members of our management and other unrelated parties and each of their respective transferees, which account for 5.7% of our ownership, are not included in these calculations.

Industry Background

We believe that we are well positioned to capitalize on a number of trends in the financial services industry, including:

•	Long-term growth in the high net worth market. According to Spectrem Group, the number of households with net worth, excluding primary residence, in excess of $5 million (the segment of the market we generally target) grew at a compounded annual rate of 13.9% during the period from 1996 to 2001. We believe that NFP is one of only a few independent financial services distribution firms with a national platform and the capability to penetrate the high net worth market.

•	Need for wealth transfer products. We expect the need for wealth transfer products and services to increase dramatically in the future. In 1999, the Social Welfare Research Institute at Boston College estimated that (based on certain assumptions about future economic growth, rates of household savings and asset value) at least $12 trillion of intergenerational asset transfers would occur over the next twenty years. Transfers of this magnitude will affect individuals, businesses and institutions alike.

•	Growth of employer-sponsored benefit plans. According to the Employee Benefit Research Institute, total spending on employee benefits, excluding retirement benefits, grew from an estimated $428 billion in 1999 to an estimated $488 billion in 2001, accounting for approximately 8.3% of employers’ total spending on compensation in 2001. Of the $488 billion, approximately 81% was related to health benefits, with the balance spent on other benefits. To augment employer-sponsored plans, many businesses have started to make available to their employees supplemental benefits products, such as individual life, long-term care and disability insurance. We believe that these factors will continue to provide us with significant growth opportunities especially among the small and medium-size corporations we target for the sale of corporate benefits products and services. According to the U.S. Census Bureau, in 2000, there were approximately 2.3 million businesses employing between 5 and 999 employees.

•	Demand for unbiased solutions. We believe that customers are increasingly demanding unbiased advice from the financial services industry and that the independent distribution channel is best positioned to offer this service. Distributors in this channel use an “open architecture” approach. This approach allows them to provide access to a wide range of products from a variety of manufacturers of their choice to their clients. This is often necessary to create tailored financial solutions for high net worth individuals and small to medium-size corporations.

•	Growth of the independent distribution channel. According to Cerulli Associates, assets under management in the independent distribution channel for financial services products grew from $250 billion at year-end 1995 to $735 billion at year-end 2001, representing a 19.7% compounded annual growth rate. We believe this growth has been driven by the increasing demand for customer choice, which is well served by the unbiased, open architecture approach used by the independent distribution channel. This distribution channel is also well suited to the development of personal relationships that facilitate the long-term nature of the sales process to high net worth individuals and small to medium-size corporations.

•

Continued consolidation within the financial services industry.    Within the financial services industry, both manufacturers and distributors have undergone tremendous consolidation as financial services companies have sought to broaden their business platforms and gain economies of scale.

According to Thomson Financial, since January 1, 1997, over 4,000 financial services mergers and other consolidation transactions have been completed in the United States and we believe that this trend will continue despite recent market volatility. This ongoing consolidation makes it more difficult for entrepreneurs in the independent distribution channel to compete and succeed. As consolidation increases, we believe the products and services requirements and economies of scale required to compete effectively for our target customers will increase. Additionally, we believe it will become more difficult for entrepreneurs to gain access to preferred products and terms from financial services products manufacturers as the manufacturers grow in size. We believe we provide a unique opportunity for entrepreneurs in the independent distribution channel to compete and succeed in a consolidating industry.

Growth Strategy

Our goal is to achieve superior long-term returns for our stockholders, while establishing ourselves as one of the premier independent distributors of financial services products and services on a national basis to our target markets. To help accomplish this goal, we intend to focus on the following key areas:

•	Capitalize on the Growth of Our Attractive Target Markets. Our producers target customers in the high net worth and small to medium-size corporate markets which have grown and whose demand for financial services we believe will continue to grow. We have built our distribution system by attracting specialists targeting these markets, and we expect to continue to enhance our network by adding additional producers.

•	Foster and Enhance Growth within Our Firms. Our firms have achieved an organic revenue growth rate of 25% in 2000, 14% in 2001 and 6% in 2002 because we focus on acquiring high quality firms and employ a management structure that maintains the entrepreneurial spirit of our firms. Additionally, we have structured our acquisitions to establish strong incentives for the principals whose firms we acquire to continue to grow the businesses and make them increasingly profitable. We enhance the core growth potential of the firms by providing them with the benefits of being part of a national organization. These benefits include access to insurance underwriting and other support services, financial and intellectual capital, technology solutions, cross-selling facilitation, regulatory compliance support, assistance in growing their firms through acquisitions and succession planning.

•	Continue to Acquire High Quality Independent Firms. We believe that substantial opportunities exist for further growth through disciplined acquisitions of high quality firms. We believe our target market for acquisitions includes over 4,000 estate planning, corporate benefits and financial planning firms. We have demonstrated an ability to identify and acquire leading independent firms. As of March 1, 2003, we have acquired 138 firms and reviewed over 800 acquisition opportunities since our founding. As a result, we have substantial experience in selecting and acquiring high quality firms. We believe that the independent distribution channel is under increasing pressure to continue its consolidation trend. With our strong experience, reputation and capital base, we believe we are well positioned to take advantage of additional acquisition opportunities.

From time to time, we examine opportunities to acquire firms that serve our target markets and provide products or services other than those in our three key areas. We may desire to acquire one or more of such firms.

•	Realize Further Revenue Capture Through Economies of Scale. We contract with leading financial services products manufacturers for access to product and technical support by our owned firms and our affiliated third-party distributors. This allows us to aggregate the buying power of a large number of distributors. We expect this buying power will allow us to increase our firms’ volume-based compensation and the payments some of our firms receive from manufacturers to support marketing activities.

The Independent Distribution Channel

We participate in the independent distribution channel for financial services products and services. We consider the independent distribution channel to consist of firms:

•	that are not owned or controlled by a financial services products manufacturer;

•	that are not required to place all or a substantial portion of their new business with a single financial services products manufacturer; and

•	most importantly, in which the sales representatives are free to sell the products of multiple manufacturers.

This channel includes independent financial advisors and financial planners and independent insurance agents and brokers. It does not include, among others, national wirehouses, affiliates of private banks or commercial banks, career agents of other insurance companies (many of whom sell the products of companies other than their own) or national or regional insurance brokerages. Nonetheless, we compete for customers with all of these types of entities. See “—Competition.”

The independent distribution channel is different from other methods of financial services distribution in a number of ways. Rather than the standard employer-employee relationship found in many other types of distribution, such as broker-dealers (for example, wirehouses and regional brokerage firms) or insurance companies, participants in the independent distribution channel are independent contractors. Distributors who choose to work in the independent channel tend to be entrepreneurial individuals who strive to develop personalized relationships with their clients. Often, these distributors started their careers with traditional broker-dealer firms or insurance companies, with highly structured product arrangements, and left these highly structured environments in favor of a more flexible environment. For the distributors in the independent distribution channel, building strong client relationships is imperative as they rely largely on their own reputations to prospect for new clients, in contrast to other types of distributors that rely on a parent company to provide substantial advertising and pursue branding efforts.

Broker-dealers serving the independent channel, such as NFPSI, often referred to as independent broker-dealers, tend to offer extensive product and financial planning services and heavily emphasize packaged products such as mutual funds, variable annuities and wrap fee programs. We believe that broker-dealer firms serving the independent channel tend to be more responsive to the product and service requirements of their registered representatives than wirehouses or regional brokerage firms. For each of the years ended December 31, 2000, 2001 and 2002, commission payouts to representatives have exceeded 90% of commission income, which is significantly higher than many securities firms operating outside the independent distribution channel.

Products and Services

We provide a comprehensive selection of products and services that enable our high net worth clients to meet their financial management and planning needs and our corporate clients to create, implement and fund benefit plans for their employees and executives. The products that we place and the services that we offer to our customers can be generally classified in three primary areas:

Life insurance and estate planning services

The life insurance products and estate planning services that our firms offer to clients assist them in growing and preserving their wealth over the course of their lives, developing a plan for their estate upon death and planning for business succession and for charitable giving. We evaluate the near term and long term financial needs of our clients and design a plan that we believe best suits their needs. The life insurance products that our firms distribute provide clients with a number of investment, premium payment and tax deferment alternatives in addition to tailored death benefits.

Corporate and executive benefits

Our firms distribute corporate and executive benefit products and offer related services to corporate clients. Using these products and services, our firms help clients design, fund, implement and administer benefit plans for their employees. Corporate benefit plans are targeted at a broad base of employees within an organization and include, among others, products such as group life, medical and dental insurance. Executive benefit programs are used by companies to compensate key executives often through non-qualified and deferred compensation plans.

Financial planning and investment advisory services

Our firms help high net worth clients evaluate their financial needs and goals and design plans to reach those goals through the use of third-party managed assets. We contract with third-party asset managers to provide separately managed accounts, wrap accounts and other investment alternatives to our clients.

You can find a description of how we earn revenue from these products and services in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revenue” found elsewhere in this prospectus.

Our firms serve their client base by providing some or all the products and services summarized below in one or more of the following primary areas.

Life Insurance and Estate Planning Services

Products	Services
• Term life insurance	• Estate planning
• Individual whole, universal and variable life insurance	• Wealth accumulation • Financial planning
• Survivorship whole, universal and variable life insurance	• Closely-held business planning • Retirement distribution
• Private placement variable life insurance	• Life settlements
• Fixed and variable annuities	• Case design
• Preferred underwriting with select carriers
• Charitable giving planning

Corporate and Executive Benefits

Corporate Benefits Products	Corporate Benefits Services
• Group dental insurance	• International employee benefit consulting
• Group life insurance	• COBRA administration
• Disability insurance	• Human resource consulting
• Voluntary employee benefits	• Flexible spending administration
• Long term care	• Consolidated billing
• Multi-life individual disability	• Enrollment administration
• 401(k)/403(b) plans	• Benefit communication
• Group variable annuity programs	• Benchmarking analysis
• Flexible spending accounts
• Employee assistance programs
• Fully insured health plans
• Self-funded health plans including stop loss coverage
• Prescription plans
• Workers’ compensation plans

Executive Benefits Products	Executive Benefits Services
• Corporate-owned life insurance	• Plan design consulting
• Bank-owned life insurance	• Plan administration
• Plan funding analysis
• Plans include: – Non-qualified plans for highly compensated executives – Qualified and non-qualified stock option programs – Group term carve-out plans

Financial Planning and Investment Advisory Services

Products	Services
• Funds of hedge funds	• Financial planning
• Mutual funds	• Asset management
• Separately managed accounts	• Asset allocation
• Mutual fund wrap accounts	• Securities transaction execution
• Investment consulting
• Traditional broker/dealer services
• Trust and fiduciary services

Acquisition Strategy

Our acquisition strategy is based on a number of core principles that we believe provide a foundation for our continued success. These principles include the following:

•	identifying established, high quality independent distributors who target the high net worth and small to medium-size corporate markets;

•	understanding the business opportunities for each identified firm and focusing our efforts on acquiring those firms that have the strongest businesses and long-term organic growth opportunities; and

•	conducting rigorous due diligence to determine if the identified firms meet our acquisition criteria and only acquiring those firms that meet these criteria.

Acquisition Model

We utilize a unique acquisition and operational structure which:

•	aligns the interests of the principals of the firms we acquire with NFP;

•	rewards future growth of our firms;

•	provides us with significant protection against earnings shortfalls at our acquired firms and participation in their growth; and

•	makes us attractive to other independent distributors that seek an acquisition partner.

Under our acquisition structure, we acquire 100% of the equity of independent financial services products distribution businesses on terms that are relatively standard across our acquisitions. To determine our acquisition price, we first estimate the annual operating cash flow of the business to be acquired based on current levels of revenue and expense. For this purpose, we define operating cash flow as cash revenue of the business less cash and non-cash expenses, other than depreciation, amortization and compensation to the business’s owners or individuals who subsequently become principals. We refer to this estimated annual operating cash flow as “target earnings.” Our acquisition price is a multiple (approximately five times) of a portion of the target earnings, which we refer to as “base earnings.” Base earnings average 47% of target earnings for acquisitions completed through December 31, 2002. In determining base earnings, our general rule is not to exceed an amount equal to the recurring revenue of the business. By recurring revenue, we mean revenue from sales previously made (such as renewal commissions on insurance products, commissions and administrative fees for on-going benefit plans and mutual fund trail commissions) and fees for assets under management.

We enter into a management agreement with the principals of the acquired business and/or certain entities they own. Under the management agreement, the principals and/or such entities are entitled to management fees consisting of:

•	all future earnings of the acquired business in excess of the base earnings up to target earnings; and

•	a percentage of any earnings in excess of target earnings based on the ratio of base earnings to target earnings.

We retain a cumulative preferred position in the base earnings. To the extent earnings of a firm in any year are less than base earnings, in the following year we are entitled to receive base earnings together with the prior years’ shortfall before any management fees are paid.

Additional purchase consideration is often paid to the former owners based on satisfying specified organic growth thresholds over successive three-year periods following the acquisition. The principals retain responsibility for day-to-day operations of the firms for an initial five-year term, renewable annually thereafter by the principals and/or certain entities they own, subject to termination for cause and supervisory oversight as required by applicable securities and insurance laws and regulations and the terms of our management agreements. The principals are responsible for ordinary course operational decisions, including personnel, culture and office location, subject to the oversight of the board of directors of the acquired business. Non-ordinary course transactions require the unanimous consent of the board of directors of the acquired business, which always includes a representative of NFP’s management. The principals also maintain the primary relationship with clients and, in some cases, vendors. Our structure allows principals to continue to operate in an entrepreneurial environment, while also providing the principals a significant economic interest in the business after the acquisition through the management fees. Generally, all of our firms must transition their financial operations to our cash management system and all principals must transition their broker-dealer registrations to, and be supervised in connection with their securities activities by, our broker-dealer, NFPSI.

We require the owners of our firms to receive a portion of the acquisition price (at least 20%) in the form of our common stock, and provide them the opportunity to receive options, additional shares of our common stock or cash based on their success in managing the acquired business and increasing its financial performance. We believe our structure is particularly appealing to firms whose management anticipates strong future growth and expects to stay involved with the business in the long term.

We generally obtain key-person life insurance on the principals of our firms for a five-year term in an amount up to the purchase price of the acquired firm.

From time to time, we have overvalued certain businesses we acquired or found that the business of one of our firms is temporarily or permanently adversely impacted by changes in the markets that it serves. Through December 31, 2002, we have restructured five transactions. These restructures generally result in either temporary or permanent reductions in base and target earnings and the principals paying us cash, NFP stock, notes or combinations thereof.

On several occasions, we disposed of a firm by selling the operating companies back to the principal for one or more of the following reasons: non-performance, change of business interests of a principal or other issues personal to a principal. Principals generally buy back businesses by surrendering all of our common stock and paying cash or giving us a note. Through December 31, 2002, we have disposed of five firms.

Option incentive programs

We encourage organic growth at each of our firms through incentive programs that we believe align the interests of the principals of our firms with the interests of our stockholders. Most of the firms we acquired before December 31, 2000 operate under one of two three-year option incentive programs.

Under our original option incentive program, principals and certain employees of 27 firms (certain acquisitions that closed during the period from January 1, 1999 to October 1, 1999) were eligible to receive option grants with a $10.00 strike price based on each such firm’s growth in earnings over a three-year measurement period. No option grants under this program will be made after December 31, 2002.

The second option program is open to principals and certain employees of 40 firms (certain acquisitions that closed during the period from April 1, 1999 to October 31, 2000). Under this program, principals and certain employees of these firms are eligible to receive option grants at the fair market value of our common stock at the time the options are granted based on their firm’s growth in earnings over a three-year measurement period. This program will expire in 2003.

A summary of our option incentive programs follows:

Founder’s Incentive Option Program	Incentive Option Program
($10.00 Options)	(Fair Market Value Options)

Three-year Avg. Growth Rate	Multiple of Earnings to NFP in Excess of Target Earnings	Three-year Avg. Growth Rate	Multiple of Earnings to NFP in Excess of Target Earnings
0%–10%	0.00x	0%–10%	0.00x
10%–15%	3.00x	10%–15%	3.00x
15%–20%	4.00x	15%–20%	4.00x
20%+	5.00x	20%+	5.00x

The number of options granted is the corresponding multiple times the average annual earnings to NFP in excess of target earnings over the initial three-year period following acquisition divided by ten.

The number of options granted is equal to (a) the corresponding multiple times the average annual earnings to NFP in excess of target earnings over the initial three-year period following acquisition divided by (b) the market value of our common stock at the grant date.

The option incentive programs work as follows. As an example, we assume an acquired firm had base earnings of $500,000 and target earnings of $1,000,000.

Incentive Option Calculation

Assumed Earnings
Year 1	$1,200,000
Year 2	$1,440,000
Year 3	$1,728,000

Average annual earnings	$1,456,000
Implied growth rate	20%
Excess earnings (average annual earnings less target earnings)	$ 456,000
NFP share of excess earnings (excess earnings x ratio of base/target)	$ 228,000
Multiple used	5.0	x
Total exercise value of options to be granted	$1,140,000
Number of options for $10.00 option plan	114,000
Number of options for fair market value plan	57,000
(Assumes a fair market value of our common stock of $20.00)

Contingent consideration arrangements

In order to better determine the economic value of the businesses we acquire, we have incorporated contingent consideration, or earnout, provisions into the structure of acquisitions that we have made since the beginning of 2001. These arrangements generally result in the payment of additional consideration to the sellers upon the firm’s satisfaction of certain compounded growth rate thresholds over the three-year period following the closing of the acquisition. In a small number of cases, contingent consideration may be payable after shorter periods. To date, 58 acquisitions have included contingent consideration features. Contingent consideration is considered to be additional purchase consideration and is accounted for as part of the purchase price of our acquired firms when the outcome of the contingency is determinable beyond a reasonable doubt.

A summary of a typical contingent consideration or earnout structure is as follows:

Typical Earnout Structure (Payable in cash or our common stock)
Three-year Avg. Growth Rate	Multiple of Base Earnings
0%–10%	0.00x
10%–15%	0.50x
15%–20%	1.25x
20%–25%	2.50x
25%–30%	3.00x
30%–35%	3.75x
35% +	5.00x

The earnout paid is the corresponding multiple times the original acquired base earnings. The earnout is payable in cash and our common stock.

The earnout calculation in this example works as follows. We assume an acquired firm had base earnings of $500,000 and target earnings of $1,000,000:

Earnout Calculation Assumed Earnings
Year 1	$1,200,000
Year 2	$1,440,000
Year 3	$1,728,000

Average annual earnings	$1,456,000
Implied growth rate	20%
Multiple of base earnings	2.5	x
Earnout payment (base earnings x multiple)	$1,250,000

Performance incentives

Once firms are no longer eligible to receive options under our initial option incentive programs or have concluded their contingent consideration periods, as applicable, the principals are eligible to participate in an ongoing incentive program. The ongoing plan is a bonus plan that will pay out an increasing proportion of incremental earnings based on growth in earnings. The plan is a three-year plan that rewards growth above the prior period’s average earnings or prior incentive target, whichever is higher. As illustrated by the chart set forth below, the bonus is structured to pay the principal 5% to 40% of NFP’s share of incremental earnings from growth.

Three-year Avg. Growth Rate	% of NFP’s Share of Growth Paid to Principal(s)
Less than 10%	0.0%
10%–15%	5.0%
15%–20%	20.0%
20%–25%	25.0%
25%–30%	30.0%
30%–35%	35.0%
Greater than 35%	40.0%

At our discretion, payment will be in cash or our common stock at 90% of fair market value of the stock at the end of the three-year measurement period. However, the principals may elect to receive up to 50% of any payment in common stock.

The ongoing incentive program measures and rewards growth from the level of earnings achieved in the prior incentive period. This is called the incentive target. If an incentive was paid during the prior incentive period, the new incentive target is the average earnings of a firm during that prior incentive period. If no incentive was earned in the prior period then the incentive target is the same as it was in the prior period.

The performance incentive calculation for a firm with base earnings of $500,000, target earnings of $1,000,000 and a new incentive target (based on average earnings during the first three years following acquisition of $1,331,000) would be as follows:

Performance Incentive Calculation Assumed Earnings
Year 1	$1,663,750
Year 2	$2,079,688
Year 3	$2,599,609

Total earnings	$6,343,047
Implied growth rate	25%
Excess earnings (total earnings less three times incentive target)	$2,350,047
NFP share (excess earnings x ratio of base/target)	$1,175,023
% of NFP’s share of growth paid to the manager	30%
Payment (NFP share of excess earnings x 30%)	$ 352,507

For all incentive programs, earnings levels from which growth is measured are adjusted upward for sub-acquisitions and may be adjusted upward for certain capital expenditures.

Sub-Acquisitions

To help our acquired firms grow, we provide access to capital and support for expansion through our sub-acquisition program. A typical sub-acquisition involves the acquisition by one of our firms of a business that is too small to qualify for a direct acquisition by us or where the individual running the business wishes to exit immediately or soon after the acquisition. The acquisition multiple paid for sub-acquisitions is typically lower than the multiple paid for a direct acquisition by NFP.

When a firm makes a sub-acquisition, we contribute a portion of the cost of the sub-acquisition in the same ratio as base earnings is to target earnings. The principals of the firm are responsible for contributing the remaining portion of the cost. In most cases, we advance the principal’s contributions which is repaid with interest over a term of three to five years. The repayment of these loans has priority over the payment of management fees. In almost all cases, base and target earnings of the firm making the sub-acquisition are adjusted upward for the sub-acquisition.

Operations

We believe that preserving the entrepreneurial culture of our firms is important to their continued growth. We do not typically integrate the operations of our acquired firms, but allow the principals to continue to operate in the same entrepreneurial environment that made them successful before the acquisition, subject to our oversight and control.

We assist these entrepreneurs by providing a broad variety of financial services products and a network that connects each entrepreneurial firm to others. This network serves as a forum for the firms to build relationships, share ideas and provides the opportunity for firms to offer a broader range of financial services products to their customers. We also own two entities, NFPISI and NFPSI, that serve as centralized resources for our other firms. In addition, several of our firms act as wholesalers of products to our firms and other financial services distributors.

NFPISI

NFPISI is an insurance marketing organization with 246 member organizations, including 77 owned firms and 169 other firms we do not own, as of March 1, 2003. We refer to these other firms as our affiliated third-party distributors. NFPISI facilitates interaction among its members and acts as an intermediary between its members and financial services products manufacturers. It also holds contracts with selected insurance and benefit manufacturers, which generally offer enhanced compensation arrangements from the manufacturers to its members. NFPISI provides overall marketing support including education about various products offered by underwriters, technology-based assistance in comparing competing products and access to customized marketing materials. NFPISI provides a forum for members to interact and learn about products and marketing programs from both manufacturers and other members. NFPISI also provides its members support in underwriting large insurance cases.

NFPISI recruits both third-party distributors as well as NFP firms who pay an initiation fee and an annual membership fee and commit to a minimum annual amount of new insurance premium volume. NFPISI actively solicits new members among independent distributors of financial services products who desire the benefits of being part of a large distribution network whether or not they desire to be acquired by us. NFP firms can also gain access to the contracts and some of the services provided by NFPISI without becoming a member.

NFPSI

NFPSI is a registered broker-dealer and investment adviser serving the principals of our firms and those affiliated third-party distributors that are NFPISI members. Most of our principals conduct securities business through NFPSI.

Cash Management System

In 2001, we launched a cash management system that requires that all revenue generated by our owned firms and/or the producers affiliated with our owned firms be assigned to and deposited directly in centralized bank accounts maintained by us. The cash management system enables us to control and secure our cash flow and more effectively monitor and control the financial activities of our firms. During 2002, all firms (with some limited exceptions) were converted to this cash management system and most newly acquired firms will be converted within a reasonable time following acquisition.

Operating Committee

Our operating committee approves all capital expenditure requests by firms and all new leases. It reviews firm performance and management fee advances compared with earned management fees to determine if a reduction or cutoff of such advances is warranted. It directs efforts toward helping under-performing firms improve and, if the under-performance is deemed to be of a long-term nature, directs restructuring activities. The operating committee is composed of six members: our chief executive officer, chief financial officer, deputy general counsel, controller, director of firm operations and chief technology officer.

Capital Expenditures

If a firm desires to make a capital expenditure and the expenditure is approved by both the operating committee and the firm’s board of directors, we contribute a portion of the cost in the same ratio as base earnings is to target earnings. The principals are responsible for the remainder of the cost. In most cases, we advance the principals’ contribution which is repaid with interest over a term which is generally five years or less. The repayment of these advances has priority over the payment of management fees. Earnings levels from which a firm’s growth is measured, as well as a firm’s base earnings, may be adjusted upwards for certain capital expenditures.

Corporate Headquarters

Our New York headquarters provides support for our acquired firms. Corporate activities, including mergers and acquisitions, legal, finance and accounting, marketing and operations and technology are centralized in New York. Our mergers and acquisitions team identifies targets, performs due diligence and negotiates acquisitions. Our legal team is heavily involved in the acquisition process in addition to handling our general corporate and corporate regulatory needs. Finance and accounting is responsible for working with each firm to ensure timely and accurate reporting. In addition, finance and accounting is responsible for consolidation of our financial statements at the corporate level. Our operations team works with our firms to identify and resolve operational issues.

Our technology team addresses technology requirements at both the corporate level and at the firm level. Our firms maintain their existing systems except to the extent that they need to have certain capabilities to interface with our corporate systems. We provide our firms with web-enabled software that complements their existing systems. Our technology model and philosophy have enabled our principals to immediately begin using our web-enabled services, leverage their existing technology investments and support growth in products distribution and client reporting capabilities, while increasing our profitability by minimizing investments in technology.

Clients and Customers

The customers of our life insurance and estate planning and financial planning and investment advisory products and services are generally high net worth individuals. We define high net worth as having investible assets in excess of $1 million. According to Spectrem Group, the number of households in the high net worth category grew at a compounded annual rate of 6.5% from 1996 to 2001. We particularly seek to target high net worth households having net worth, excluding primary residence, in excess of $5 million, although we sell a substantial volume of products to persons having lower levels of net worth. According to Spectrem Group, this higher segment of the high net worth market grew at a compounded annual rate of 13.9% during the period from 1996 to 2001.

Although information for 2002 is not yet available, we believe that the size of the high net worth market may have decreased in 2002 following a decline in 2001. However, we believe that the current economic and stock market environment may lead high net worth persons to increase their demand for the specialized services we offer in order to continue to meet their financial goals. Our firms experienced organic revenue growth of 6% in 2002, which we believe was driven in part by this increased demand. Further, we are well positioned to profit from any future growth in the high net worth market.

The customers of our firms’ corporate and executive benefits products and services are generally small and medium-size corporations. According to the U.S. Census Bureau, in 2000, there were approximately 2.3 million businesses employing between 5 and 999 employees. We consider this segment our target market although our firms sell a significant volume of product to businesses that are smaller or larger.

Competition

We face substantial competition in all aspects of our business. Our competitors in the insurance and estate planning business include M Financial Group, The BISYS Group, Inc., individual insurance carrier sponsored producer groups, captive distribution systems of insurance companies, independent insurance intermediaries, broker-dealers, banks, boutique broker-general agents and local distributors. We believe that we remain competitive due to several factors, including the independence of our producers, our “open architecture” platform, the overall strength of our business model, the technology-based support services we provide and the training resources available to our firms.

In the corporate and executive benefits business, we face competition which varies based on the products and services provided. In the employee benefits sector, we face competition from both national and regional groups. Our national competitors include Marsh & McLennan Companies, Inc., Aon Corporation, Hilb, Rogal and Hamilton Company, Arthur J. Gallagher & Co., U.S.I. Holdings Corp., Brown & Brown, LLP and Willis Group Holdings. Our regional competitors include local brokerage firms and regional banks, consulting firms, third-party administrators, producer groups and insurance companies.

In the financial planning and investment advisory business, we compete with a large number of investment management and investment advisory firms. Our competitors include global and domestic investment management companies, commercial banks, brokerage firms, insurance companies, independent financial planners and other financial institutions. U.S. banks and insurance companies can now affiliate with securities firms, which has accelerated consolidation within the money management and financial services industries. It has also increased the level of competition for assets on behalf of institutional and individual clients. In addition, foreign banks and investment firms have entered the U.S. money management industry, either directly or through partnerships or acquisitions. Factors affecting our financial planning and investment management business include brand recognition, business reputation, investment performance, quality of service and the continuity of both the client relationships and assets under management. We believe that our unique model will allow our firms to compete effectively in this market. Our entrepreneurs will be able to maintain and create client relationships while enjoying the brand recognition, quality of service and diversity of opportunities provided by the national network.

NFPSI also competes with numerous other independent broker-dealers, including Raymond James Financial, Inc., LPL Financial Services, FSC Securities Corporation, Cambridge Investment Research, Inc., Commonwealth Financial Network, Financial Network Investment Corporation, Nathan & Lewis Securities, Inc. and Royal Alliance Associates, Inc.

Regulation

The financial services industry is subject to extensive regulation. Our firms are currently licensed to conduct business in the 50 states, the District of Columbia and Puerto Rico and are subject to regulation and supervision both federally and in each of these jurisdictions. In general, this regulation is designed to protect clients and other third parties that deal with us and to ensure the integrity of the financial markets, and is not designed to protect our stockholders. Our ability to conduct our business in the jurisdictions in which we currently operate depends on our compliance with the rules and regulations promulgated by federal regulatory bodies and the regulatory authorities in each of these jurisdictions. Failure to comply with all necessary regulatory requirements, including the failure to be properly licensed or registered, can subject us to sanctions or penalties. In addition, there can be no assurance that regulators or third parties will not raise material issues with respect to our past or future compliance with applicable regulations or that future regulatory, judicial or legislative changes will not have a material adverse effect on our company.

State insurance laws grant supervisory agencies, including state insurance departments, broad regulatory authority. State insurance regulators and the National Association of Insurance Commissioners continually reexamine existing laws and regulations, some of which affect us. These supervisory agencies regulate, among other things, the licensing of insurance brokers and agents, regulation of the handling and investment of third-party funds held in a fiduciary capacity and the marketing practices of insurance brokers and agents, in the context of curbing unfair trade practices. This continual reexamination may result in the enactment of laws and regulations, or the issuance of interpretations of existing laws and regulations, that adversely affect our business. More restrictive laws, rules or regulations may be adopted in the future that could make compliance more difficult and expensive.

Most of our subsidiaries are required to be licensed to engage in the insurance agency and brokerage business in most of the jurisdictions where we do business. In addition, the insurance laws of all United States jurisdictions require individuals who engage in agency, brokerage and certain other insurance service activities to be licensed personally. These laws also govern the sharing of insurance commissions with third parties. We believe that any payments made by us, including payment of management fees, are in compliance with applicable insurance laws. However, should any insurance department take the position, and prevail, that certain payments by us violate the insurance laws relating to the payment or sharing of commissions, that insurance department could require that we stop making those payments or that the entities receiving those payments become licensed. In addition, if this were to occur, the insurance department could impose fines or penalties on us. We believe, however, that we could continue to operate our business by requiring that such entities be licensed or by making payments directly to licensed individuals.

Several of our subsidiaries, including NFPSI, are registered broker-dealers. The regulation of broker-dealers is performed, to a large extent, by the SEC and self-regulatory organizations, principally the NASD and the national securities exchanges, such as the NYSE. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, trading practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Violations of applicable laws or regulations can result in the imposition of fines or censures, disciplinary actions, including the revocation of licenses or registrations, and reputational damage.

Providing investment advice to clients is also regulated on both the federal and state level. NFPSI and certain of our firms are investment advisers registered with the SEC under the Investment Advisers Act of 1940, as amended, and certain of our firms are regulated by state securities regulators under applicable state securities laws. Each firm that is a federally registered investment adviser is regulated and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including disclosure obligations, recordkeeping and reporting requirements, marketing restrictions and general anti-fraud prohibitions. Each firm that is a state-regulated investment adviser is subject to regulation under the laws of the states in which it provides investment advisory services. Violations of applicable federal or state laws or regulations can result in the imposition of fines or censures, disciplinary actions, including the revocation of licenses or registrations, and reputational damage.

The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokerage firms. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion from the NASD and other regulatory bodies, which ultimately could prevent NFPSI or our other broker-dealers from performing as a broker-dealer. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit the operations of NFPSI or our other broker-dealers, which could harm our business.

In a recent NASD examination, we learned that from time to time in the past NFPSI was temporarily and inadvertently out of compliance with applicable net capital rules as a result of NFPSI’s use of an offshore sweep account for overnight deposits. NFPSI has since ended this practice.

In our executive benefits business, we have designed and implemented supplemental executive retirement plans that use split dollar life insurance as a funding source. Split dollar life insurance policies are arrangements in which premiums, ownership rights and death benefits are generally split between an employer and an employee. The employer pays either the entire premium or the portion of each year’s premium that at least equals the increase in cash value of the policy. Split dollar life insurance has traditionally been used because of its federal tax law advantages. However, in recent years, the IRS has proposed regulations relating to the tax treatment of some types of these life insurance arrangements. The IRS recently proposed regulations that treat premiums paid by an employer in connection with split dollar life insurance arrangements as loans for tax purposes under the Internal Revenue Code. In addition, the recently enacted Sarbanes-Oxley Act of 2002 may affect these arrangements. Specifically, the Sarbanes-Oxley Act includes a provision that prohibits most loans from a public company to its directors or executives. Because a split dollar life insurance arrangement between a public company and its directors or executives could be viewed as a personal loan, we will face a reduction in sales of split dollar life insurance policies to our clients that are subject to the Sarbanes-Oxley Act. Moreover, members of Congress have proposed, from time to time, other laws reducing the tax incentive or otherwise impacting these arrangements. As a result, our supplemental executive retirement plans that use split dollar life insurance may become less attractive to some of our firms’ customers, which could result in lower revenue to us.

Legislation enacted in the spring of 2001 increased the size of estates exempt from the federal estate tax and phases in additional increases between 2002 and 2009. The legislation also phases in reductions in the federal estate tax rate between 2002 and 2009 and repeals the federal estate tax entirely in 2010. Under this legislation, the federal estate tax will be reinstated, without the increased exemption or reduced rate, in 2011 and thereafter. However, President Bush and members of Congress have expressed a desire to modify the current legislation, which could result in additional increases in the size of estates exempt from the federal estate tax, further reductions in the federal estate tax rate or a permanent repeal of the federal estate tax. The current legislation has had a modest negative impact on our revenue from the sale of estate planning services and products including certain life insurance products that are often used to fund estate tax obligations and could have a further negative impact in the future. Any additional increases in the size of estates exempt from the federal estate tax, further reductions in the federal estate tax rate or permanent repeal of the federal estate tax would likely have a further negative impact on our revenue.

The market for many life insurance products we sell is based in large part on the favorable tax treatment, including the tax-free build up of cash values, that these products receive relative to other investment alternatives. A change in the tax treatment of the life insurance products we sell or a determination by the IRS that certain of these products are not life insurance contracts for federal tax purposes could remove many of the tax advantages policyholders seek in these policies. If the provisions of the tax code change or new federal tax regulations and IRS rulings are issued in a manner that would make it more difficult for holders of these insurance contracts to qualify for favorable tax treatment, the demand for the life insurance contracts we sell could decrease, which may reduce our revenue and negatively affect our business.

Employees

As of March 1, 2003, we had approximately 1,450 employees. We believe that our relations with our employees are satisfactory. None of our employees is represented by a union.

Properties

Our corporate headquarters are located in New York City, where we lease approximately 23,600 square feet of space. Our subsidiaries NFPSI and NFPISI lease approximately 31,600 square feet of space in Austin, Texas. In addition, our firms lease properties for use as offices throughout the United States. We believe that our existing properties are adequate for the current operating requirements of our business and that additional space will be available as needed.

Legal Proceedings

We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our executive officers and directors as of March 1, 2003.

Name	Age	Position
Jessica M. Bibliowicz	43	President, Chief Executive Officer and Director
Mark C. Biderman	57	Executive Vice President and Chief Financial Officer
Robert I. Kleinberg	65	Executive Vice President and General Counsel
Jeffrey A. Montgomery	36	Chief Executive Officer and President of NFPSI
Randall E. Paulson	41	Executive Vice President, Acquisitions and Strategic Development
Douglas W. Hammond	37	Executive Vice President and Deputy General Counsel
Elliot M. Holtz	39	Executive Vice President, Marketing and Firm Operations
R. Bruce Callahan	63	Director, and Chairman and Chief Executive Officer of NFPISI
Robert R. Carter	51	Director, and President of NFPISI
Jerome J. Schwartz	67	Director
Marc J. Rowan	40	Director
Marc E. Becker	30	Director

Jessica M. Bibliowicz.    Ms. Bibliowicz has served as our President and Chief Executive Officer and as a director since April 1999. From June 1997 to April 1999, Ms. Bibliowicz served as President of John A. Levin & Co., a registered investment advisor. From January 1994 to June 1997, Ms. Bibliowicz served as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz serves on the board of directors of Eaton Vance Mutual Funds and is a director of EnvestnetPMC. Ms. Bibliowicz received an A.B. in Business from Cornell University. Ms. Bibliowicz has over 20 years of industry experience.

Mark C. Biderman.    Mr. Biderman has served as our Executive Vice President and Chief Financial Officer since November 1999. From May 1987 to October 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group in the Corporate Finance Department of CIBC World Markets Group and its predecessor Oppenheimer & Co., Inc. Mr. Biderman received his B.S.E. from Princeton University and his M.B.A. from Harvard University. Mr. Biderman has over 33 years of financial services industry experience.

Robert I. Kleinberg.    Mr. Kleinberg has served as our Executive Vice President and General Counsel since July 1999. From January 1999 to June 1999, Mr. Kleinberg served as counsel to the law firm Schulte, Roth & Zabel LLP. From 1980 to 1998, Mr. Kleinberg was Executive Vice President and General Counsel of Oppenheimer & Co. Inc. and served on its Executive Committee from 1986 to 1997. Upon the acquisition of Oppenheimer by CIBC, Mr. Kleinberg became a Managing Director and General Counsel of CIBC Oppenheimer until October 1998. Mr. Kleinberg has a B.A. from the University of Michigan and an LL.B. from Columbia University School of Law. Mr. Kleinberg has over 35 years of industry experience.

Jeffrey A. Montgomery.    Mr. Montgomery has served as the Chief Executive Officer and President of NFPSI since May 2001. From September 2000 to May 2001, Mr. Montgomery served as President and Chief Executive Officer of Accredited Investor Services, Inc., an investment advisory and financial planning firm. From March 1997 to September 2000, Mr. Montgomery was the President and Chief Executive Officer of Washington Square Securities, Inc., an ING Reliastar broker-dealer. Mr. Montgomery received a B.A. from the University of St. Thomas and a J.D. from the University of Oregon School of Law. Mr. Montgomery has over 9 years of industry experience.

Randall E. Paulson.    Mr. Paulson has served as our Executive Vice President, Acquisitions and Strategic Development since February 2002. From January 2000 to May 2001, Mr. Paulson was Co-Founder and President of NeoModal, LLC, a logistics and software firm in Charlotte, North Carolina. From February 1993 to March 2000, Mr. Paulson was with Bear, Stearns & Co. Inc., most recently as Senior Managing Director in Mergers & Acquisition. From August 1989 to February 1993, Mr. Paulson was with the Corporate Finance Group of GE Capital Corporation, the diversified financial services business of General Electric Corporation. Mr. Paulson has a B.S.B. in Accounting from the University of Minnesota and a Masters of Management from the Kellogg School of Management at Northwestern University. Mr. Paulson has over 13 years of industry experience.

Douglas W. Hammond.    Mr. Hammond joined us in 1999 and has served as Executive Vice President and Deputy General Counsel since December 2002. Prior to joining us, Mr. Hammond was associated with the law firm LeBoeuf, Lamb, Greene & MacRae, L.L.P., where he specialized in corporate insurance and regulatory matters. From 1995 to 1998, Mr. Hammond held various legal and business positions in the financial institutions division of Gulf Insurance Group, Inc., a specialty lines insurance company headquartered in New York City. Mr. Hammond received his B.A. from Fairfield University and J.D. from St. John’s University School of Law. Mr. Hammond has over 11 years of industry experience.

Elliot M. Holtz.    Mr. Holtz has served as our Senior Vice President, Marketing and Firm Operations since 1999 and as Executive Vice President, Marketing and Firm Operations since December 2002. Immediately prior to NFP, Mr. Holtz was a partner at Orion Healthcare Consulting Group, an insurance consulting firm. From 1994 to 1997, Mr. Holtz was with UnitedHealthcare, ultimately running it’s health plan operations in the Pennsylvania and Delaware markets. Prior to that, Mr. Holtz was with Metropolitan Life Insurance Company’s Institutional Operations. Mr. Holtz is a graduate of George Washington University. Mr. Holtz has over 18 years of industry experience.

R. Bruce Callahan.    Mr. Callahan has served as a director since October 2000. Prior to that, he shared a directorship with Robert R. Carter, through which they shared one vote, from inception to October 2000. Mr. Callahan serves as Chairman and Chief Executive Officer of NFPISI. From April to January 1999, Mr. Callahan was a founder and managing partner of Partner Holdings, Inc. before it was acquired by NFP in January 1999. Mr. Callahan has a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

Robert R. Carter.    Mr. Carter has served as a director since October 2000. Prior to that, he shared a directorship with R. Bruce Callahan, through which they shared one vote, from inception to October 2000. Mr. Carter serves as President of NFPISI, a wholly owned subsidiary of NFP. From April to January 1999, Mr. Carter was a founder and managing partner of Partner Holdings, Inc. before it was acquired by NFP in January 1999. Mr. Carter has a B.A. from Howard Payne University and an M.A. from Southwestern Seminary.

Jerome J. Schwartz.    Mr. Schwartz has served as a director since our inception. Mr. Schwartz had been an owner since 1976 of Windsor Insurance Associates, a national life insurance distribution firm which was acquired by NFP in January 1999. Mr. Schwartz is also the Managing Partner of Elar Partners III, LLC. Elar Partners III, LLC and its predecessor companies share profits on life insurance business placed with Hartford Life Insurance Companies. From 1971 to 1976, Mr. Schwartz served as Executive Vice President of Piedmont Capital Corporation, a public financial services distribution firm. Mr. Schwartz has been involved in the financial services industry since 1958.

Marc J. Rowan.    Mr. Rowan has served as a director since our inception. Mr. Rowan is one of the founding principals of Apollo Advisors, L.P. which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Rowan is also a director of Wyndham International, Inc., Vail Resorts, Inc., AMC Entertainment Inc., Quality Distribution, Inc. and Rare Medium Group, Inc. Mr. Rowan is active in charitable activities. He is a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the board of directors of the

National Jewish Outreach Program and the Undergraduate Executive Board of The Wharton School of the University of Pennsylvania. Mr. Rowan holds a B.S. degree and an M.B.A. degree from The Wharton School of Business at the University of Pennsylvania.

Marc E. Becker.    Mr. Becker has served as a director since our inception. Since 1996, Mr. Becker has been associated with Apollo Management, L.P., where he has been responsible for mergers and acquisitions and overseeing portfolio investments. Mr. Becker is a director of Pacer International, Inc., Quality Distribution, Inc. and WMC Mortgage Corp. Mr. Becker received a B.S. from The Wharton School of Business at the University of Pennsylvania.

Board of Directors

Our by-laws provide for a board of directors of not less than three directors. We currently have six directors. Vacancies on the board of directors may be filled by a majority vote of directors then in office or by a sole remaining director.

NYSE rules require us to appoint at least two directors who are “independent,” as defined under the rules of the NYSE, within 90 days following the completion of this offering and an additional director who is “independent” within one year of this offering. In addition, the NYSE has proposed rules which, if approved, will require us to appoint at least a majority of directors who are “independent,” as defined under the rules of the NYSE, within two years following the completion of this offering, or the adoption of the rules, if later. We intend to appoint the required number of “independent” directors as soon as possible, but in any event within the time period prescribed by the NYSE.

Committees of the Board of Directors

We have established or will establish the following committees of the board of directors:

The audit committee, which:

•	reviews the audit plans and findings of the independent accountants and our internal audit and risk review staff, and the results of regulatory examinations and tracks management’s corrective actions plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent accountants;

•	reviews our risk and control issues, compliance programs and significant tax and legal matters;

•	recommends to the board the annual appointment of independent accountants and evaluates their independence and performance; and

•	reviews our risk management processes.

Currently, the sole director on our audit committee is Marc E. Becker, who serves on this committee together with our chief financial officer and our controller. We intend to appoint three or more “independent” directors, as defined under the rules of the NYSE, to replace Mr. Becker and the other members of the committee as soon as practicable, but in any event within the time period prescribed by the NYSE.

The nominating and corporate governance committee, which:

•	will review the performance of the board and incumbent directors and makes recommendations to our board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees;

•	will advise the board with respect to the corporate governance principles applicable to NFP; and

•	will oversee the evaluation of the board and NFP’s management.

The members of the committee have not yet been appointed. We intend to appoint three or more “independent” directors, as defined under the rules of the NYSE, as soon as practicable, but in any event within the time period prescribed by the NYSE.

The compensation committee, which:

•	reviews and recommends to the board the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us; and

•	oversees our compensation and employee benefit plans.

The members of the committee currently are Marc J. Rowan and Jessica M. Bibliowicz. We intend to appoint three or more “independent” directors, as defined under the rules of the NYSE, as soon as practicable, but in any event within the time period prescribed by the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation of Directors

Directors currently do not receive compensation for their services as members of the board of directors or board committees. Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors and board committees.

One of our directors, Jerome J. Schwartz, has served as a business consultant to us since our inception. He receives $200,000 per year for his services to us. As part of his consulting arrangement, on January 1, 1999, Mr. Schwartz was granted 95,000 stock options to purchase our common stock at $10.00 per share.

Executive Compensation

The following summary compensation table sets forth information concerning the cash and non-cash compensation during 2002 earned by, awarded to or paid to our chief executive officer and the remaining four most highly compensated executive officers as of December 31, 2002. We refer to these officers as our “named executive officers” in other parts of this prospectus.

Summary Compensation Table

				Long-Term Compensation
	2002 Annual Compensation			Awards	Payouts
Name and Principal Position	Salary ($)	Bonus ($)	Other Annual Compensation ($)(a)	Securities Underlying Options	LTIP Payouts ($)(b)	All Other Compensation ($)(c)
Jessica M. Bibliowicz	$600,000	$500,000	$—	—	$—	$5,711
Director, President and Chief Executive Officer
Mark C. Biderman	300,000	300,000	—	50,000	—	6,403
Executive Vice President and Chief Financial Officer
Robert R. Carter	358,582	401,500	3,024	—	50,785	5,590
Director, President and Director of NFPISI and Director of NFPSI(d)
R. Bruce Callahan	358,582	401,500	3,575	—	50,785	5,590
Director, President and Director of NFPISI and Director of NFPSI(d)
Jeffrey A. Montgomery	250,000	230,000	—	20,000	—	5,590
President, Chief Executive Officer and Director of NFPSI(e)

(a)	The amounts in this column represent amounts reimbursed for the payment of taxes relating to certain perquisites.
(b)	The amounts in this column represent payments received under our acquisition bonus program by each of Robert R. Carter and R. Bruce Callahan for acquisitions that they originated that met certain specified criteria. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Acquisition bonus programs.”
(c)	The amounts in this column represent our matching contributions under our 401(k) Plan and term life premiums. Our matching contribution under our 401(k) Plan was $5,500 to each of Ms. Bibliowicz, Mr. Biderman, Mr. Carter, Mr. Callahan and Mr. Montgomery. The premium for term life insurance was $211 for Ms. Bibliowicz, $903 for Mr. Biderman, and $90 for each of Mr. Carter, Mr. Callahan and Mr. Montgomery.
(d)	Messrs. Carter and Callahan did not receive any compensation from NFP during 2002, other than payments under the acquisition bonus program. All other compensation was received from our wholly owned subsidiary NFPISI.
(e)	Other than stock options awarded by NFP, Mr. Montgomery only receives compensation from NFPSI.

Option grants in 2002

The following table sets forth information with respect to grants of stock options to each of our named executive officers during 2002. Potential realizable value is presented net of the option exercise price, but before any federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the term of the option. Potential realizable value has been calculated using the assumed initial public offering price of $            .

Options Granted in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Per Share Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(a)
					0%	5%	10%
Jessica M. Bibliowicz	—	—	—	—
Mark C. Biderman	50,000	13.42%	$18.50	3/1/2012
Robert R. Carter	—	—	—	—
R. Bruce Callahan	—	—	—	—
Jeffrey A. Montgomery	20,000	5.37	20.00	12/1/2012

(a)	Potential realizable values are computed by (i) multiplying the number of shares of our common stock underlying the options granted by an assumed initial offering price of $ per share (the midpoint of the range set forth on the cover of this prospectus), (ii) assuming that the aggregate stock value derived from that calculation compounds at an annual rate of 0%, 5% and 10% over the life of the respective options and (iii) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the SEC and do not represent our estimate or projection of future prices of our common stock.

Aggregated Fiscal Year-End Option Values

The following table shows the fiscal 2002 year-end value of outstanding options for our common stock, whether or not exercisable, held by our named executive officers. No options were exercised by our named executive officers during 2002.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(a)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Jessica M. Bibliowicz	300,000	200,000	$3,000,000	$2,000,000
Mark C. Biderman	60,000	90,000	540,000	435,000
Robert R. Carter	52,500	35,000	525,000	350,000
R. Bruce Callahan	52,500	35,000	525,000	350,000
Jeffrey A. Montgomery	5,000	40,000	12,500	50,000

(a)	“Value of Unexercised In-the-Money Options at Fiscal Year End” is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options at the end of 2002 multiplied by the difference between the exercise price for the grant and the year-end fair market value, excluding grants for which the difference is equal to or less than zero.

Stock Incentive Plans

2002 Stock Incentive Plan and 2002 Stock Incentive Plan for Principals and Managers

We adopted the 2002 Stock Incentive Plan and the 2002 Stock Incentive Plan for Principals and Managers, effective May 15, 2002. Each of these plans was adopted to give us a competitive advantage in attracting, retaining and motivating the participants, and to provide incentives linked to the financial results of the businesses of NFP and its subsidiaries. A maximum of 2,500,000 shares of our common stock are reserved for issuance under the 2002 Stock Incentive Plan and a maximum of 3,000,000 shares of our common stock are reserved for issuance under the 2002 Stock Incentive Plan for Principals and Managers, in each case subject to adjustments for stock splits and similar events. Any shares of common stock covered by an award (or portion of an award) that is forfeited or canceled, expires or is settled in cash, will be available for future awards under each of these plans. Under each of these plans, shares that have been issued pursuant to an award will not be available for future awards under the plan unless those shares were subsequently repurchased by NFP at their original purchase price, in which case the shares will be available for future awards under the plan. The administrator of the plans is the committee of the board of directors as designated by our board of directors or, if no such committee is designated, our board of directors. Any dispute that arises under or as a result of the interpretation, construction or application of the plan or any award will be determined by the committee. The committee’s determinations will be made in its sole discretion and will be binding on all persons, including NFP, any of its subsidiaries and affiliates, and the plan participants. Our board of directors may authorize one or more of our executive officers to grant awards. Among other things, the committee has the authority to determine the participants to whom awards will be granted and the terms and conditions of awards under the plans, including without limitation the authority at any time to waive previously determined vesting requirements or accelerate the vesting of awards.

Each of these plans provides for the grant of options, stock appreciation rights, restricted stock and performance units. Under the 2002 Stock Incentive Plan, awards may be granted to officers, employees, non-employee directors, consultants and independent contractors who are responsible for or contribute to the management, growth and profitability of our business or the business of one of our subsidiaries or a company in which we have taken a substantial interest. Under the 2002 Stock Incentive Plan for Principals and Managers, awards may be granted to the principals of a management company that has entered into a management agreement with NFP, managers who have entered into a management agreement with us or with one of our subsidiaries or a company in which we have taken a substantial interest, or to any person (which term may include a corporation, partnership or other entity) designated by either one of these principals or managers, with the prior consent of the committee administering this plan. Unless the committee determines otherwise, each person selected to receive an award under either of these plans will be required, prior to receiving the award, to become a party to a stockholders agreement, and each person to whom an award may be transferred by the original recipient will also be required to enter into a stockholders agreement prior to the award transfer. Under each of these plans, the committee will determine the terms and conditions of the awards, which will be set forth in an award agreement between us and the award recipient. The terms and conditions of awards need not be the same for each recipient. Unless the committee determines otherwise, stock options granted under either of these plans and plan shares subject to other awards are not transferable by the participant other than by will or the laws of descent and distribution.

Stock options granted under these plans may be granted with or without stock appreciation rights and generally will have a term of 10 years. Generally, stock options granted under the 2002 Stock Incentive Plan will be subject to vesting over five years, and stock options granted under the 2002 Stock Incentive Plan for Principals and Managers will be exercisable immediately upon grant. Once exercisable, stock options granted under these plans may be exercised by giving notice of exercise and payment of the purchase price, which may be made in any method permitted by the committee in its discretion, but will generally be allowed in the form of a check or other instrument acceptable to NFP or the delivery of previously acquired unrestricted shares of common stock, provided that the portion of the purchase price equal to the par value of the shares being purchased must be paid in cash or as otherwise provided under the Delaware General Corporation Law. Following our initial public offering, in the committee’s discretion, payment for options may also be made by means of a broker-cashless exercise procedure adopted by us. The committee may also elect to cash out all or any portion of a stock option upon receipt of a notice of exercise from an award recipient. In that case, the amount of cash to be paid will be equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price per share of the stock option, multiplied by the number of shares for which the stock option is being exercised.

Stock appreciation rights may be granted under each of these plans with or without relationship to a stock option. Stock appreciation rights will be payable in cash, shares of common stock or a combination of both, in the committee’s discretion. If a stock appreciation right is payable in cash, the amount of cash to be paid will be determined in the same manner as described in the immediately preceding paragraph with respect to the cash-out of a stock option.

Under each of these plans, the committee will determine the terms and conditions of restricted stock awards, including, in addition to the restrictions contained in the stockholders agreement, restrictions on transfer and vesting conditions, including, among other things, possible provisions relating to placing legends on certificates representing shares of restricted stock and NFP’s rights to repurchase the shares of restricted stock. Except as may be provided in the award agreement and the plan document, holders of restricted stock awards granted under each of these plans will have all of the rights of a stockholder holding the class or series of common stock that is the subject of the award, including, if applicable, the right to vote the shares and the right to receive cash dividends or distributions (but not, unless otherwise determined by the committee, to receive non-cash dividends or distributions). If so provided in the award agreement, cash dividends and distributions on the shares subject to the restricted stock award will be automatically deferred and reinvested in additional shares of restricted stock, which will be subject to the vesting of the underlying award or held subject to meeting conditions applicable only to dividends and distributions.

Under each of these plans, participants may be awarded grants of performance units, which are awards payable in cash or shares of common stock. The committee will determine the terms and conditions of performance unit awards, and the settlement of these awards may be conditioned on the attainment of performance goals or upon the continued employment or service of the participant. The committee will determine the performance goals applicable to each performance unit award, the performance cycle to which the performance goal relates, and will determine at the end of that cycle how many performance units have been earned.

Under each of the plans, generally, upon the termination of a participant’s employment or service with us and our subsidiaries and affiliates, unvested awards will immediately be forfeited and canceled. Unless otherwise provided by the committee, if a participant’s employment or service with us and our subsidiaries and affiliates is terminated for “cause” (as defined under the plans), all then outstanding awards held by the participant will immediately be forfeited and canceled. Under either of the plans, unless otherwise provided by the committee, if a participant’s employment or service with us and our subsidiaries and affiliates is terminated other than for cause, or other than because of the participant’s death or disability, the participant will have 30 days to exercise stock options that are vested as of the date of termination, and unvested options will immediately be forfeited and canceled. Upon the participant’s death or disability on or after the second anniversary of the date of option grant, all options that are unvested at the time of termination will become vested and immediately exercisable and will remain exercisable for one year from the date of death or disability; if death or disability occurs prior to the second anniversary of the date of option grant, the participant will have one year to exercise stock options that were vested upon the date of termination, and unvested stock options will immediately be forfeited and canceled.

Either of the plans may be amended or terminated at any time by our board of directors, but plan termination will not affect or impair any outstanding award, and no amendment may be made which would materially impair the rights of any participant under an outstanding award without that participant’s consent.

2000 Stock Incentive Plan and 2000 Stock Incentive Plan for Principals and Managers

We adopted the 2000 Stock Incentive Plan and the 2000 Stock Incentive Plan for Principals and Managers, effective May 15, 2000. A maximum of 1,600,000 shares of our common stock is reserved for issuance under each plan, subject to adjustments for stock splits and similar events. All other terms and conditions are substantially similar to those of the 2002 Stock Incentive Plan and 2002 Stock Incentive Plan for Principals and Managers described above.

1998 Stock Incentive Plan

We adopted the 1998 Stock Incentive Plan, effective October 26, 1998. A maximum of 1,600,000 shares of our common stock is reserved for issuance under the plan, subject to adjustments for stock splits and similar events. All other terms and conditions are substantially similar to those of the 2002 Stock Incentive Plan described above.

Employment Agreements

Jessica M. Bibliowicz.    Under an employment agreement effective April 5, 1999, Ms. Bibliowicz serves as our president and chief executive officer. The agreement terminates on April 5, 2004 and automatically renews unless, at least 180 days before a renewal date, notice is given by us or Ms. Bibliowicz to the other party that the agreement will not be extended. The agreement provides for an annual base salary of $600,000, subject to upward adjustment at the sole discretion of the board of directors. Ms. Bibliowicz is also entitled to an annual bonus. Ms. Bibliowicz was granted stock options to purchase 400,000 shares of our common stock as of the date of the employment agreement. In addition, the agreement provides that if Apollo acquires, from time to time after the date of the agreement, more than 10,000,000 additional shares of our common stock, Ms. Bibliowicz would be granted additional options to purchase a number of shares equal to 4% of the number of shares acquired by Apollo in excess of 10,000,000 shares up to a maximum of 12,500,000 shares of our common stock at a price per share of $10.00. Ms. Bibliowicz earned 100,000 options in April 2000 pursuant to this provision, which options were awarded as of April 1999, in light of an additional investment of $25,000,000 by Apollo. Ms. Bibliowicz is also entitled to participate in employee benefit plans and long-term incentive compensation programs other than stock option programs on the same basis as other senior executives of NFP. If Ms. Bibliowicz’s employment is terminated without cause or by Ms. Bibliowicz for good reason, including a material diminution in Ms. Bibliowicz’s duties, Ms. Bibliowicz is entitled to receive two years’ annual base salary at the annualized rate in effect on the termination date, a pro-rated annual bonus and other amounts. Ms. Bibliowicz is subject to certain noncompetition and nonsolicitation covenants until 18 months after the date her employment is terminated.

R. Bruce Callahan.    Mr. Callahan serves as chairman and chief executive officer of NFPISI under an employment agreement effective January 1, 2003 through May 1, 2006. The agreement provides Mr. Callahan with annual base compensation of $400,000 as well as an annual performance bonus determined by the compensation committee of our board of directors. Mr. Callahan is also entitled to participate in the formal employee benefit plans and programs of NFPISI on the same basis as other employees. In the event Mr. Callahan’s employment is terminated by him for good reason or by us, other than a termination by us for cause, NFPISI is obligated to pay Mr. Callahan his base salary for the remainder of the employment term and to fully vest all stock option awards. During the period of his employment under the employment agreement, Mr. Callahan is subject to certain noncompetition and nonsolicitation covenants. After his employment terminates, Mr. Callahan will be subject to certain noncompetition and nonsolicitation covenants for one and two years, respectively.

Robert R. Carter.    Mr. Carter serves as president of NFPISI under an employment agreement effective January 1, 2003 through May 1, 2006. The agreement provides Mr. Carter with annual base compensation of $400,000 as well as an annual performance bonus determined by the compensation committee of our board of directors. Mr. Carter is also entitled to participate in the formal employee benefit plans and programs of NFPISI on the same basis as other employees. In the event Mr. Carter’s employment is terminated by him for good reason or by us, other than a termination by us for cause, NFPISI is obligated to pay Mr. Carter his base salary for the remainder of the employment term and to fully vest all stock option awards. During the period of his employment under the employment agreement, Mr. Carter is subject to certain noncompetition and nonsolicitation covenants. After his employment terminates, Mr. Carter will be subject to certain noncompetition and nonsolicitation covenants for one and two years, respectively.

RELATED PARTY TRANSACTIONS

Partners Marketing Services, Inc.

Prior to September 1, 2001, Texas law precluded the ownership of Texas-domiciled insurance agencies by any party other than Texas resident insurance agents. To enable us to strategically position ourselves to acquire desirable independent Texas insurance producers in the event of a change in Texas law, which we expected at the time, we entered into an affiliation arrangement with Partners Marketing Services, Inc., a licensed Texas insurance agency owned by R. Bruce Callahan and Robert Carter. Pursuant to this arrangement, we loaned Partners Marketing $2.3 million to acquire three Texas-domiciled insurance agencies. Also, in connection with this arrangement, we entered into an administrative services agreement with Partners Marketing pursuant to which we provided various administrative services to Partners Marketing’s three subsidiaries in exchange for fees.

On September 1, 2001, Texas law was amended to permit the ownership of Texas-domiciled insurance agencies by non-Texas insurance agents. In June 2002, after obtaining approval from the Texas Department of Insurance, we acquired Partners Marketing and each of its three wholly owned subsidiaries, through a share exchange in which certain classes of stockholders of Partners Marketing received shares of our common stock in exchange for their holdings of Partners Marketing’s stock. Neither Mr. Carter nor Mr. Callahan received any compensation or consideration for their ownership interest in Partners Marketing, as each consented to the cancellation of his shares. At the time of this exchange, the Partners Marketing promissory notes became an intercompany debt and the administrative services agreement with Partners Marketing was terminated.

Loans to Former Director

In February 2000 and March 2001, we loaned Robert L. Rosen, a founder and former director, $2,000,000 and $469,492, respectively, to purchase our common stock. The loans were secured by the pledge of 200,000 and 26,828 shares of our stock, respectively. Interest accrues on the unpaid principal at the lowest rate permitted by the Internal Revenue Code. The notes must be repaid with after-tax proceeds from the sale of the shares. Our recourse in the event of default under the loan is limited to the pledged shares that secure the loan.

Promissory Note

In April 2002, The Brenda Blythe Trust, one of our stockholders that holds more than 5% beneficial ownership, pledged 116,086 shares of our common stock to us pursuant to a pledge agreement. This stock was pledged as collateral to secure a promissory note delivered to us by Brown Bridgman Management Company, LLC and its principal in the amount of $2,321,718, which note represents overadvanced management fees. The Brenda Blythe Trust was the sole stockholder of a firm we acquired in 1999.

Disposition of Aircraft

In February 1999, we purchased an 18.75% interest in a Hawker 800XP aircraft from Raytheon Aircraft Credit Corporation for $2,175,000. In connection with this acquisition, we executed a promissory note in favor of Raytheon Aircraft in the amount of $1,957,500 and agreed to pay monthly fees and hourly rates for usage. In November 2000, we entered into an agreement with Wilmington Trust Company, not in its individual capacity but as owner trustee of a trust owned by Apollo Management, L.P. and its affiliates, pursuant to which we sold and assigned our interest in the aircraft and in which Wilmington Trust Company, on behalf of Apollo, assumed our duties and obligations under the note. There were no preferential discounts or terms provided to Apollo.

Repayment of Loans by Executive Officers and Directors

In December 2002, Jessica M. Bibliowicz, our president, chief executive officer and director, repaid in full the principal and all accrued interest of a loan we made to her in March 2001. The loan was for $850,000 and enabled her to purchase 48,571 shares of our common stock. The loan was made on the same terms as the terms of Mr. Rosen’s note described above under “—Loans to Former Director.”

In December 2002, Mark C. Biderman, our chief financial officer, also repaid in full the principal and all accrued interest of a loan we made to him in March 2001. The loan was for $400,000 and enabled him to purchase 22,857 shares of our common stock. This loan was made on the same terms as the terms of Mr. Rosen’s note.

Architectural Services

In July 2000, we entered into an agreement with the architectural firm Iu + Bibliowicz Architects LLP, a company partially owned by the spouse of our chief executive officer, Jessica M. Bibliowicz. We hired Iu + Bibliowicz to develop architectural and construction designs for our New York corporate headquarters. During the period from March 2000 to October 2001, we paid Iu + Bibliowicz $473,753 for its services. We believe that the scope of services and accompanying rates for the services provided were reasonable and customary.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table presents information as of March 1, 2003 about the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•	the selling stockholders.

All persons listed in the table below have sole voting and investment power with respect to their shares. Unless otherwise indicated, the address of each beneficial owner listed in the table below is: c/o National Financial Partners Corp., 787 Seventh Avenue, 49th Floor, New York, New York 10019. Beneficial ownership is determined in accordance with the rules of the SEC and, in general, holders having voting or investment power with respect to a security are beneficial owners of that security. Shares of common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of beneficial ownership of our common stock before this offering is based on 27,557,868 adjusted shares of our common stock outstanding as of March 1, 2003. The percentage of beneficial ownership of our common stock after this offering is based on             shares of our common stock outstanding. See “Capitalization” and “Description of Capital Stock.”

Name	Shares Beneficially Owned	Shares Being Offered	Percentage of Shares Beneficially Owned
			Before this Offering	After this Offering
Jessica M. Bibliowicz(a)	348,571		1.25%
Mark C. Biderman(b)	92,857		*
R. Bruce Callahan(c)	174,093		*
Robert R. Carter(d)	146,239		*
Jeffrey A. Montgomery(e)	5,000		*
Jerome J. Schwartz(f)	678,284		2.45%
Marc E. Becker(g)	—	—	—	—
Marc J. Rowan(g)	—	—	—	—
All executive officers and directors as a group (12 persons)	1,535,544		5.42%
Apollo Management IV, L.P.(h)	12,500,100		45.36%
Brenda Blythe Trust(i)	1,440,000		5.23%

*	Represents less than 1% of outstanding common stock.
(a)	Includes options to purchase 300,000 shares of common stock.
(b)	Includes options to purchase 70,000 shares of common stock.
(c)	Includes options to purchase 70,000 shares of common stock.
(d)	Includes options to purchase 70,000 shares of common stock.
(e)	Consists of options to purchase 5,000 shares of common stock.
(f)	Includes options to purchase 153,284 shares of common stock.
(g)	Does not include shares held by Apollo. Each of Messrs. Becker and Rowan, directors of NFP, disclaims beneficial ownership of the securities held by Apollo.
(h)	Includes shares held by Apollo Investment Fund IV, L.P. (“AIF IV”) (11,854,816 shares) and Apollo Overseas Partners IV, L.P. (“AOP IV”) (645,284 shares). Apollo Management IV, L.P. serves as the day-to-day manager for each of AIF IV and AOP IV. Apollo Advisors IV, L.P. serves as the general partner of each of AIF IV and AOP IV. The principal address of Apollo Management IV, L.P. is 1301 Avenue of the Americas, 38th Floor, New York, NY 10019.
(i)	The address of the beneficial owner is 25 Broad Street, Suite 181, New York, New York 10004.

DESCRIPTION OF CAPITAL STOCK

As of December 31, 2002, our authorized capital stock consisted of:

•	60,000,000 shares of common stock, par value $0.10 per share; and

•	200,000,000 shares of preferred stock, par value $0.01 per share.

Set forth below is a summary description of all the material terms of our capital stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation and by-laws, a copy of each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as required by law and by the terms of any series of preferred stock designated by the board of directors pursuant to the amended and restated certificate of incorporation, the common stock shall have the exclusive right to vote for the election of directors and for all other purposes. The common stock shall vote together as a single class.

Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change of control of NFP.

Stockholders Agreement

General

In October 1998, we, Apollo Investment Fund IV, L.P. and other holders of our common stock entered into a stockholders agreement. Since that time, the stockholders agreement has been amended on an ongoing basis as we have added new stockholders, primarily in connection with new acquisitions. All of our existing stockholders are, and following this offering will remain, parties to the stockholders agreement. The following is a summary of material provisions of the stockholders agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the stockholders agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Voting

Each stockholder that is a party to the stockholders agreement is required to vote, either in person or by proxy, in favor of the (i) election of directors nominated by our board of directors and (ii) removal of directors proposed or supported by Apollo. In addition, in connection with any other matters to be voted on by stockholders, these stockholders are required to vote in a manner that is consistent with the terms of the stockholders agreement. These stockholders are also prohibited from entering into any voting trust or similar agreement that is inconsistent with the terms of the stockholders agreement.

Transfer restrictions

Transfers generally prohibited.    In connection with this offering, we will be amending the stockholders agreement to modify the transfer restrictions that apply to our existing stockholders. Under the terms of the proposed amendment to the stockholders agreement, our existing stockholders will be permitted to sell up to 20% of their total stockholdings in this offering. “Total stockholdings” is defined for these purposes to include both shares of common stock held by such stockholder as well as shares of common stock issuable upon the exercise of vested options, adjusted to reflect additional shares or vested options received from us and shares received from other parties to the stockholders agreement or transferred to certain permitted transferees in private transfers after the consummation of this offering. Following this offering, these stockholders will be prohibited from transferring any shares of common stock prior to the date that is 180 days after the consummation of this offering, except in limited circumstances. Thereafter, these stockholders may transfer their shares only as follows:

•	during the period from 6 to 24 months after this offering:

•	if we conduct an underwritten follow-on offering during the period from 6 to 15 months after this offering, solely in such an offering, up to an additional 20% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in this offering, or

•	during the period from 15 to 24 months after this offering, if we have not conducted an underwritten follow-on offering during the period described in the preceding bullet, up to an additional 20% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in this offering;

•	during the period from 24 to 36 months after this offering, up to an additional 20% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in prior periods;

•	during the period from 36 to 60 months after this offering, up to an additional 20% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in prior periods; and

•	thereafter, any remaining amounts.

The restrictions described above are subject to certain exceptions. Our existing stockholders will be permitted to transfer their common stock to certain other existing stockholders, certain family members, certain trusts or family partnerships, pursuant to qualified domestic relations orders, or to a legal representative upon death or disability. In the event that we engage in certain types of extraordinary transactions, our board of directors also has the ability to waive these restrictions so that all stockholders can participate in the transaction. Our board of directors also has the right to grant waivers from these provisions in the event of the death of an individual stockholder. Finally, these restrictions do not apply to shares that our existing stockholders buy in the public market after the consummation of this offering.

In addition to the restrictions included in the proposed amendment to our stockholders agreement, NFP’s directors, officers and employees as well as the officers and employees of NFPSI and NFPISI have separately agreed to be bound by more restrictive lockups. The members of the board of directors of NFP, executive officers of NFP, the chief technology officer of NFP, the president of NFPISI, the chief executive officer of NFPISI and the president and chief executive officer of NFPSI have agreed that they will not sell any shares in this offering and, following this offering, they may transfer their shares only as follows:

•	during the period from 6 to 24 months after this offering:

•	if we conduct an underwritten follow-on offering during the period from 6 to 15 months after this offering, solely in such an offering, up to 10% of their total stockholdings, or

•	during the period from 15 to 24 months after this offering, if we have not conducted an underwritten follow-on offering during the period described in the preceding bullet, up to 10% of their total stockholdings;

•	during the period from 24 to 36 months after this offering, up to an additional 10% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in prior periods;

•	during the period from 36 to 60 months after this offering, up to an additional 10% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in prior periods; and

•	thereafter, they may freely sell remaining unsold amounts; provided, however, that so long as the officer remains employed by NFP, NFPSI or NFPISI or the director is serving on NFP’s board, they must retain at least 50% of their total stockholdings.

All other employees of NFP, NFPISI and NFPSI who are stockholders or optionholders are also subject to a more restrictive lockup. These individuals will not be permitted to sell any shares in this offering. Following this offering, they will be subject to the same lockup restrictions imposed under the proposed amendments to the stockholders agreement.

Rights of first refusal.    After the consummation of this offering, if any stockholder that is a party to the stockholders agreement proposes to sell shares of our common stock with a value in excess of $250,000 to a party other than us or our affiliates, we have a right, exercisable for a period of five business days after receipt of the notice of the proposed sale, to purchase all (but not less than all) of these shares at fair market value. If we do not exercise our right of first refusal, the stockholder is free, for a period of 120 days, to sell the shares, but only if the shares are sold for cash, at a price equal to or greater than 90% of the proffered price and on no more favorable material terms than those set forth in the notice.

Tag-along rights.    If Apollo Investment Fund IV, L.P. proposes to sell shares of our common stock such that, following the proposed sale, more than 10% of the then outstanding shares of our common stock will have been sold to one holder or one group of related holders, Apollo is required to notify each stockholder that is a party to the stockholders agreement of the terms of the proposed sale and each such stockholder has the right, for a period of 30 days after receipt of the notice, to participate in the proposed sale with respect to a number of shares calculated through a predetermined formula set forth in the stockholders agreement. Tag-along rights, however, do not apply when Apollo transfers to one of its affiliates or pursuant to a registration statement filed with the SEC. If a stockholder does not exercise the tag-along right, Apollo is free, for a period of 120 days, to sell the shares, but only if the shares are sold at a price equal to or greater than 95% of the price and on no more favorable material terms than those set forth in the notice.

Drag-along right.    If stockholders that are parties to the stockholders agreement owning 51% or more of then outstanding shares of our common stock propose to make a bona fide sale of all of the shares they hold to a transferee that is not an affiliate of Apollo, after an opinion has been obtained from a third-party investment bank that the proposed transaction is fair, from a financial point of view, these stockholders have the right, exercisable upon 30 days’ notice to the stockholders, to require these other stockholders to sell all of their shares of our common stock in the transaction.

Registration rights

All of the stockholders that are party to the stockholders agreement have “piggyback” registration rights that allow them to include the shares of common stock that they own in any public offering initiated by us, up to an aggregate maximum as determined in the manner described in the stockholders agreement. The “piggyback” registration rights of these stockholders are subject to the transfer restrictions described above under “—Transfer restrictions” and to proportional cutbacks by the underwriters in the manner described in the stockholders agreement.

Amendment

The stockholders agreement may be amended with the written consent of us, Apollo and stockholders that are parties to the stockholders agreement holding more than 50% of the then outstanding shares of common stock held by all such stockholders.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-Laws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and by-laws, that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control.

Delaware law prohibits a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the stockholder becomes an interested stockholder, unless the corporation’s board of directors and stockholders approve the business combination in a prescribed manner. An “interested stockholder” is a person who directly or indirectly owns 15% or more of the corporation’s outstanding voting stock. A “business combination” includes a merger, asset sale or other transaction which results in a financial benefit to the interested stockholder. Delaware law does not prohibit these business combinations if:

•	before the stockholder becomes an interested stockholder, the corporation’s board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder;

•	after the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s outstanding stock; or

•	the corporation’s board approves the business combination and the holders of at least two-thirds of the corporation’s outstanding voting stock, which the interested stockholder does not own, authorize the business combination.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation and by-laws allow us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

We may enter into indemnification agreements with our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Transfer agent and registrar

The transfer agent and registrar of our common stock is Mellon Investor Services LLC. Its address is 85 Challenger Road, Ridgefield Park, New Jersey 07660, and its telephone number at this location is (201) 296-4000.

Listing

We intend to apply to have our common stock approved for listing on the NYSE under the symbol “NFP.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock.

Upon completion of this offering, we will have outstanding an aggregate of                 shares of our common stock, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants. Up to 5% of the shares of our common stock for sale in this offering are reserved for purchase by persons designated by us through a directed share program. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are acquired by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Shares acquired by affiliates and the remaining shares of common stock held by existing stockholders are “restricted securities” as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption under Rule 144.

All of the restricted shares described above will be subject to the restrictions on transfer that will be included in our amended stockholders agreement. See “Description of Capital Stock—Stockholders Agreement—Transfer restrictions.”

All the restricted shares described above, as well as the shares sold in the directed share program, will be subject to the 180-day underwriters’ lockup described below.

Restrictive Agreements

All of our executive officers, directors and existing stockholders will sign lock-up agreements with the underwriters under which they will agree, subject to some exceptions, not to directly or indirectly transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus except with the prior written consent of the underwriters and NFP. See “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, sales under Rule 144 are subject to the transfer restrictions described above under “Description of Capital Stock—Stockholders Agreement—Transfer restrictions.”

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell all of such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering.

Stock Options

Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option plans. The S-8 registration statement will become effective automatically upon filing. As of December 31, 2002, options to purchase 4,997,618 shares of common stock were issued and outstanding, 4,145,732 of which have vested. Accordingly, shares registered under the S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market after the restrictions in our stockholders agreement and the applicable lock-up agreements expire.

Registration Rights

We have granted all of our existing stockholders “piggyback” registration rights that allow these holders to include the shares of common stock that they own in any public offering initiated by us, up to an aggregate maximum as determined in the manner described in the Stockholders Agreement. The “piggyback” registration rights of these stockholders are subject to proportional cutbacks by the underwriters in the manner described in the Stockholders Agreement.

Any sales of substantial amounts of our common stock in the public markets, or the perception that such sale may occur, could adversely affect the market price of our common stock. Please read “Risk Factors—Risks Related to Our Common Stock–The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.”

IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS FOR  NON-UNITED STATES HOLDERS

The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States, other than a partnership treated as a foreign person under U.S. Treasury regulations;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the current calendar year and the two immediately preceding calendar years. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

This discussion does not consider:

•	U.S. state and local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following discussion also assumes that a non-U.S. holder holds our common stock as a capital asset. EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

We intend to pay quarterly cash dividends on our common stock. See “Dividend Policy.” In the event that we pay dividends on our common stock, we will have to withhold U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and we have received proper certification of the application of such income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder.

Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States are not subject to the U.S. federal withholding tax, but are instead taxed in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

Gain on Disposal of Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions (though any such person will generally be treated as a resident of the United States);

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, in some instances if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

We have determined that we are not, and we believe we will not become, a U.S. real property holding corporation.

Individual non-U.S. holders who are subject to U.S. tax because the holder was present in the United States for 183 days or more during the year of disposition are taxed on their gains (including gains from sale of our common stock and net of applicable U.S. losses from sale or exchanges of other capital assets incurred during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on such disposition in the same manner in which citizens or residents of the United States would be taxed.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

U.S. federal legislation enacted in the spring of 2001 provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the tax entirely in 2010. Under the legislation, the U.S. federal estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

Information Reporting and Backup Withholding

In general, backup withholding will not apply to dividends on our common stock made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder and neither we nor our paying agents have actual knowledge that the holder is a U.S. holder. Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend.

In general, backup withholding and information reporting will not apply to proceeds from the disposition of common stock paid to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder and neither we nor our paying agents have actual knowledge that the holder is a U.S. holder.

Any amounts over withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS.

NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES TO THEM.

UNDERWRITING

Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders the number of shares listed opposite their names below.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.

Total

The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $              per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $              per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discounts and commissions to be paid to the underwriters by us and proceeds before expenses to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to NFP	$	$	$

The table below shows the public offering price, underwriting discounts and commissions to be paid to the underwriters by the selling stockholders and proceeds before expenses to the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $ and are payable by us.

Option to Purchase Additional Shares

We, together with the selling stockholders, have granted an option to the underwriters to purchase up to an additional          shares if the underwriters sell more shares in this offering than the total number set forth in the table above. The underwriters may exercise that option for 30 days. If any shares of common stock are purchased pursuant to this option, the underwriters will severally purchase shares of common stock in approximately the same proportion as set forth in the table above.

No Sales of Similar Securities

We, our executive officers, directors and all of our existing stockholders (which include the selling stockholders participating in this offering) will agree with the underwriters not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives on behalf of the underwriters.

However, the restrictions set forth in the prior paragraph will not apply to the transfer of shares of common stock (i) as a gift or (ii) to a trust for the benefit of the stockholder or the stockholder’s immediate family, so long as the transfer does not involve a disposition for value, provided in each case that the transferee agrees to be bound by the restrictions described above.

New York Stock Exchange Listing

We intend to apply to have our common stock approved for listing on the NYSE under the symbol “NFP.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the common stock in connection with this offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the option to purchase additional shares described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Directed Share Program

We have requested the underwriters to reserve up to 5% of the shares of our common stock for sale at the initial public offering price to persons designated by us through a directed share program. If purchased by these persons, these shares will be subject to a 90-day lock-up restriction, substantially similar to the restriction on sales of similar securities described above. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

Other Relationships

Certain of the underwriters have from time to time performed various investment banking services for us in the past, and they may from time to time in the future perform investment banking services for which they have received and will receive customary fees. In addition, JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the administrative agent of our $90 million credit facility and has committed $37.5 million to the facility as a lender. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., and Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, have each committed $20 million to the facility as lenders. We believe that the fees and commissions payable in respect of participation in the credit facility are customary for borrowers with a credit profile similar to ours, for a similar size financing and for borrowers in our industry.

Because affiliates of the underwriters may receive more than 10% of the net proceeds from this offering, this offering is being conducted in accordance with NASD Rule 2710(c)(8). The rule requires that the initial public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD.              has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.              will receive no compensation for acting in this capacity; however, we have agreed to indemnify              for acting as the qualified independent underwriters against specified liabilities under the Securities Act.

LEGAL MATTERS

The validity of our common stock offered in this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has in the past performed and continues to perform legal services for us.

EXPERTS

The financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus and the registration statement of which it is a part have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Upon consummation of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov. After this offering, we expect to provide annual reports to our stockholders that include financial information reported on by our independent public accountants.

We have filed a registration statement on Form S-1 with the SEC. This prospectus is part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington D.C., as well as through the SEC’s website.

INDEX TO FINANCIAL STATEMENTS

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

National Financial Partners Corp.
Report of Independent Accountants	F-3
Consolidated Statements of Financial Condition at December 31, 2002 and 2001	F-4
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2002, 2001 and 2000	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-7
Notes to Consolidated Financial Statements	F-8
Unaudited Pro Forma Consolidated Financial Statements	F-27

Linn & Associates, Inc.
Statement of Financial Condition at March 31, 2002 (unaudited)	F-35
Statement of Income for the three months ended March 31, 2002 (unaudited)	F-36
Statement of Changes in Stockholders’ Equity for the three months ended March 31, 2002 (unaudited)	F-37
Statement of Cash Flows for the three months ended March 31, 2002 (unaudited)	F-38
Notes to Financial Statements (unaudited)	F-39

Smith, Frank & Partners, LLC and Affiliates
Combined Statement of Financial Condition at June 30, 2002 (unaudited)	F-41
Combined Statement of Income for the six months ended June 30, 2002 (unaudited)	F-42
Combined Statement of Changes in Owners’ Equity for the six months ended June 30, 2002 (unaudited)	F-43
Combined Statement of Cash Flows for the six months ended June 30, 2002 (unaudited)	F-44
Notes to Combined Financial Statements (unaudited)	F-45

Delessert Financial Services, Inc.
Statement of Financial Condition at September 30, 2002 (unaudited)	F-48
Statement of Income for the nine months ended September 30, 2002 (unaudited)	F-49
Statement of Changes in Stockholders’ Equity for the nine months ended September 30, 2002 (unaudited)	F-50
Statement of Cash Flows for the nine months ended September 30, 2002 (unaudited)	F-51
Notes to Financial Statements (unaudited)	F-52

Wharton Equity Corporation II, LLC and Affiliates
Report of Independent Accountants	F-55
Combined Statement of Financial Condition at December 31, 2002	F-56
Combined Statement of Income for the year ended December 31, 2002	F-57
Combined Statement of Changes in Owners’ Equity for the year ended December 31, 2002	F-58
Combined Statement of Cash Flows for the year ended December 31, 2002	F-59
Notes to Combined Financial Statements	F-60

International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.
Independent Auditors’ Report	F-63
Combined Balance Sheet at December 31, 2002	F-64
Combined Statement of Income and Comprehensive Income for the year ended December 31, 2002	F-65
Combined Statement of Changes in Stockholder’s Equity for the year ended December 31, 2002	F-66
Combined Statement of Cash Flows for the year ended December 31, 2002	F-67
Notes to Combined Financial Statements	F-68

Administrative Systems, Inc. and the Balanced Program, Inc.
Independent Auditors’ Report	F-76
Combined Balance Sheet at December 31, 2002	F-78
Combined Statement of Income for the year ended December 31, 2002	F-79
Combined Statement of Changes in Stockholder’s Equity for the year ended December 31, 2002	F-80
Combined Statement of Cash Flows for the year ended December 31, 2002	F-81
Notes to Combined Financial Statements	F-82

Linn & Associates, Inc.
Report of Independent Accountants	F-88
Statement of Financial Condition at December 31, 2001	F-89
Statement of Income for the year ended December 31, 2001	F-90
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2001	F-91
Statement of Cash Flows for the year ended December 31, 2001	F-92
Notes to Financial Statements	F-93

Smith, Frank & Partners, LLC and Affiliates
Report of Independent Accountants	F-95
Combined Statement of Financial Condition at December 31, 2001	F-96
Combined Statement of Income for the year ended December 31, 2001	F-97
Combined Statement of Changes in Owners’ Equity for the year ended December 31, 2001	F-98
Combined Statement of Cash Flows for the year ended December 31, 2001	F-99
Notes to Combined Financial Statements	F-100

Delessert Financial Services, Inc.
Report of Independent Accountants	F-103
Statement of Financial Condition at December 31, 2001	F-104
Statement of Income for the year ended December 31, 2001	F-105
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2001	F-106
Statement of Cash Flows for the year ended December 31, 2001	F-107
Notes to Financial Statements	F-108

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

National Financial Partners Corp.

The reverse stock split referred to in Note 21 of the “Notes to the Consolidated Financial Statements of National Financial Partners Corp.” has not been consummated at May 9, 2003. When it has been consummated, we will be in a position to render the following report:

“In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of National Financial Partners Corp. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2 and 17 to the financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002.”

/s/    PricewaterhouseCoopers LLP

New York, New York

February 28, 2003, except as to Note 20 which is as of April 30, 2003.

NATIONAL FINANCIAL PARTNERS CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

	At December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$31,814	$35,394
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	25,637	22,465
Commissions, fees, and premiums receivable, net of allowance	29,836	20,296
Due from Principals and/or certain entities they own	5,096	13,197
Notes receivable, net and deposits	3,681	415
Deferred tax assets	2,384	2,015
Other current assets	2,832	4,560

Total current assets	101,280	98,342
Non current assets:
Property and equipment, net	11,971	11,830
Deferred tax assets	25,970	22,917
Intangibles, net of amortization	205,101	179,312
Goodwill, net of amortization	184,507	151,550
Notes receivable, net and deposits	12,067	8,358
Other non current assets	350	472

Total non current assets	439,966	374,439

Total assets	$541,246	$472,781

LIABILITIES
Current liabilities:
Accounts payable	$16,394	$14,579
Due to Principals and/or certain entities they own	18,728	13,152
Accrued liabilities	11,111	10,324
Premiums payable to insurance carriers	25,087	22,756
Bank loan	39,450	35,337
Deferred tax liabilities	5,676	5,112
Current tax liabilities	136	—

Total current liabilities	116,582	101,260
Non current liabilities:
Deferred tax liabilities	79,498	72,539
Accrued option expense	49,736	39,870
Acquisition bonus and other	7,331	9,336

Total non current liabilities	136,565	121,745

Total liabilities	253,147	223,005

Commitments and contingencies (Note 4)
Redeemable common stock	—	273
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value: Authorized 200,000 shares; none issued or outstanding	—	—
Common stock, $0.10 par value: Authorized 60,000 shares; 28,171 and 26,611 issued and 26,647 and 25,141 outstanding (treasury shares of 663 and 407)	2,731	2,555
Additional paid-in capital	312,432	280,922
Common stock subscribed	2,794	4,152
Stock subscription receivable	(2,794)	(4,152)
Accumulated deficit	(16,207)	(27,800)
Common stock held in treasury, at cost	(10,857)	(6,174)

Total stockholders’ equity	288,099	249,503

Total liabilities, redeemable common stock, and stockholders’ equity	$541,246	$472,781

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the years ended December 31,
	2002	2001	2000
Revenue:
Commissions and fees	$360,562	$277,127	$206,599
Other	509	937	1,346

Total revenue	361,071	278,064	207,945
Acquired Firm expenses:
Commissions and fees	104,747	77,439	62,796
Operating expenses	116,170	89,389	60,537
Management fees	65,602	49,834	40,279

Total Acquired Firm expenses	286,519	216,662	163,612

Income before corporate and other expenses	74,552	61,402	44,333
Corporate and other expenses:
General and administrative	21,423	20,472	21,122
Amortization, depreciation and impairment loss	17,365	22,706	15,843
Option compensation expense	9,866	19,967	14,403
Start-up, acquisition bonus and other	(747)	444	2,137

Total corporate and other expenses	47,907	63,589	53,505

Income (loss) from operations	26,645	(2,187)	(9,172)

Interest and other income	1,862	1,151	2,217
Interest and other expense	(3,777)	(2,785)	(4,663)

Net interest and other	(1,915)	(1,634)	(2,446)
Income (loss) before income taxes	24,730	(3,821)	(11,618)
Income tax expense (benefit)	13,137	1,921	(10)

Net income (loss)	$11,593	$(5,742)	$(11,608)

Earnings (loss) per share—basic	$.45	$(.24)	$(.52)

Earnings (loss) per share—diluted	$.40	$(.24)	$(.52)

Weighted average shares outstanding used in per share calculation—basic	25,764	24,162	22,308

Weighted average shares outstanding used in per share calculation—diluted	28,775	24,162	22,308

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2002, 2001, and 2000

(in thousands)

	Common shares outstanding	Par value	Additional paid-in capital	Capital stock subscribed	Stock subscription receivable	Accumulated deficit	Common stock held in treasury, at cost	Total
Balance at 12/31/99	11,930	$1,193	$119,005	$25,000	$—	$(10,450)	$—	$134,748
Sale of shares to Apollo	2,500	250	24,750	(25,000)	—	—	—	—
Capital stock subscribed	—	—	—	2,540	—	—	—	2,540
Expired put rights	5,448	545	55,189	—	—	—	—	55,734
Stock issued as consideration for Acquired Firms	3,438	344	43,899	—	—	—	—	44,243
Other stock issuance	9	1	89	—	—	—	—	90
Less stock subscription receivable	—	—	—	—	(2,540)	—	—	(2,540)
Additional paid in capital, common stock	—	—	245	—	—	—	—	245
Stock repurchased	(300)	—	—	—	—	—	(4,800)	(4,800)
Net loss	—	—	—	—	—	(11,608)	—	(11,608)

Balance at 12/31/00	23,025	$2,333	$243,177	$2,540	$(2,540)	$(22,058)	$(4,800)	$218,652
Stock issued as consideration for Acquired Firms	2,214	221	37,638	—	—	—	—	37,859
Capital stock subscribed	—	—	—	1,720	—	—	—	1,720
Other stock issuance	10	1	107	(108)	108	—	—	108
Less stock subscription receivable	—	—	—	—	(1,720)	—	—	(1,720)
Stock repurchased	(107)	—	—	—	—	—	(1,374)	(1,374)
Net loss	—	—	—	—	—	(5,742)	—	(5,742)

Balance at 12/31/01	25,142	$2,555	$280,922	$4,152	$(4,152)	$(27,800)	$(6,174)	$249,503
Stock issued as consideration for Acquired Firms	1,680	168	29,870	—	—	—	—	30,038
Shares issued for capital stock subscriptions paid	81	8	1,350	(1,358)	1,358	—	—	1,358
Capital contributions	—	—	290	—	—	—	—	290
Stock repurchased	(256)	—	—	—	—	—	(4,683)	(4,683)
Net income	—	—	—	—	—	11,593	—	11,593

Balance at 12/31/02	26,647	$2,731	$312,432	$2,794	$(2,794)	$(16,207)	$(10,857)	$288,099

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS  (in thousands)

	For the years ended December 31,
	2002	2001	2000
Cash flow from operating activities:
Net income (loss)	$11,593	$(5,742)	$(11,608)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred taxes	(8,802)	(15,078)	(10,156)
Impairment of goodwill and intangibles	1,822	4,394	2,503
Amortization of goodwill	—	5,529	4,422
Amortization of intangibles	13,321	9,947	7,568
Depreciation of property and equipment and amortization of leasehold improvements	2,222	2,836	1,350
Option compensation expense	9,866	19,967	14,403
Start-up and acquisition bonus	(998)	(455)	1,195
Finders’ fee	—	—	18
Compensation related to stock issuance to non-employees	—	—	245
Loss on disposal of subsidiary	339	—	412
Allowance for losses on notes receivable	117	—	—
Change in operating assets and liabilities:
Increase in cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	(3,172)	(14,608)	(7,857)
Increase in commissions, fees and premiums receivable	(9,540)	(6,323)	(5,815)
(Increase) decrease in current tax assets	—	3,034	(3,187)
Decrease (increase) in due from Principals and/or certain entities they own	8,101	(5,778)	—
Increase in notes receivable, net and deposits—current	(9,035)	(415)	—
Decrease (increase) in other current assets	1,728	1,633	(12,284)
Increase in accounts payable	1,815	8,356	3,651
Increase in due to Principals and/or certain entities they own	5,576	840	12,073
Increase in accrued liabilities	787	112	2,131
Increase in notes receivable—non current	(3,826)	(2,079)	(6,279)
Decrease (increase) in other non current assets	122	2,424	(1,464)
Increase in premiums payable to insurance carriers	2,331	14,008	8,748
Increase in current tax liabilities	136	—	—
(Decrease) increase in acquisition bonus and other	(1,040)	1,227	2,331

Net cash provided by operating activities	23,463	23,829	2,400
Cash flow from investing activities:
Purchases of property and equipment	(2,363)	(3,514)	(3,538)
Acquisition of Acquired Firms	(29,772)	(49,431)	(38,440)

Net cash (used in) investing activities	(32,135)	(52,945)	(41,978)
Cash flow from financing activities:
Proceeds from issuance of common stock	1,648	108	25,090
Proceeds from current notes payable	—	—	16,356
Repayments of current notes payable	(37)	—	(13,000)
Proceeds from notes payable	—	—	(3,225)
Repayment of bank loan	(66,250)	—	(4,732)
Proceeds from bank loan	70,400	32,337	—
Payments for treasury stock repurchased	(669)	(374)	(4,163)

Net cash provided by financing activities	5,092	32,071	16,326
Net (decrease) increase in cash and cash equivalents	(3,580)	2,955	(23,252)
Cash and cash equivalents, beginning of the year	35,394	32,439	55,691

Cash and cash equivalents, end of the year	$31,814	$35,394	$32,439

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$25,233	$10,685	$13,175

Cash paid for interest	$2,737	$1,766	$286

Non-cash transactions:
See Note 18

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

(Tables shown in thousands of dollars, except per share amounts)

Note 1    Organization and description of the Company

The Company

National Financial Partners Corp. (the “Company”), a Delaware corporation, was formed on August 27, 1998, but did not commence operations until January 1, 1999. The Company was capitalized by two affiliates of Apollo Management, L.P. (“Apollo”), a private equity firm, which provided an initial $125 million investment. The Apollo investment commitment was fulfilled during the year ended December 31, 2000. Apollo owned 54.3%, 49.7%, and 46.9% at December 31, 2000, 2001, and 2002, respectively, with the remaining 45.7%, 50.3%, and 53.1% owned by other stockholders including management of Acquired Firms (defined below) at December 31, 2000, 2001, and 2002, respectively. The Company’s principal business is the acquisition and management of Acquired Firms throughout the United States and Puerto Rico that offer financial services including insurance, asset management, and other services to the high net-worth and the small to mid-sized corporate markets. As of December 31, 2002, the Company owned 111 firms located in 28 states.

Management fees

The Company has designed a unique strategy in acquiring firms in which it believes aligns the goals of both the entrepreneur and the Company. The Company generally purchases 100% of the equity of operating companies (“Acquired Firm”). In connection with the acquisition, an agreement (the “Management Agreement”) is executed among the Company, the Acquired Firm, the former owners and/or key managers of the Acquired Firm (the “Principals”), and, generally, an entity wholly owned by the Principals.

The Management Agreement sets the economic and operating parameters of the prospective relationship between the Acquired Firm, the Principals and certain entities they own, and the Company. In order to determine the compensation of the Principals and/or certain entities they own, the Management Agreement establishes Target and Base earnings, as defined in the Management Agreement. The Company retains all earnings of the Acquired Firm up to the Base earnings. Earnings in excess of the Base earnings, up to the Target earnings are paid to the Principals and/or certain entities they own. Earnings in excess of the Target earnings are split between the Company and the Principals and/or certain entities they own based on a predetermined percentage. Fees earned by the Principals and/or certain entities they own (management fees) pursuant to these plans are charged to earnings in the period earned. The Management Agreements have an initial term of five years and are renewable annually thereafter by the Principals and/or certain entities they own.

Note 2    Summary of significant accounting policies

Basis of financial statement presentation

The Company’s consolidated financial statements include the accounts of the Company and all of its Acquired Firms. All material inter-company balances (which do not include the amounts due to or from Principals and/or certain entities they own) and transactions have been eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net capital

Certain subsidiaries of the Company are subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1 of the Securities Exchange Act of 1934, as amended), which requires the maintenance of minimum net capital. At December 31, 2002, these subsidiaries had aggregate net capital of $14.3 million, which was $13.8 million in excess of aggregate minimum net capital requirements of $0.5 million.

Cash and cash equivalents

Cash equivalents represent highly liquid investments purchased with a remaining maturity of three months or less. The Company invests its excess cash in deposits with major banks, money market funds, or securities composed primarily of commercial paper of companies with strong credit ratings in diversified industries for all of which cost approximates fair value. At December 31, 2002 and 2001, cash equivalents included $4.4 million and $4.5 million, respectively, of money market mutual funds and short-term bank money market accounts.

Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts

In their capacity as third-party administrators, certain Acquired Firms collect premiums from insureds, and after deducting their commissions and/or fees, remit these premiums to insurance carriers. Unremitted insurance premiums are held in a fiduciary capacity until disbursed. Various state regulations provide specific requirements that limit the type of investments that may be made with such funds. Accordingly, these funds are invested in cash, money market accounts, and securities purchased under resale agreements. Interest income is earned on these unremitted funds, which is reported as interest and other income in the accompanying Consolidated Statements of Operations. It is the Company’s policy for the Acquired Firms to directly, or through a custodial agent, take possession of the securities purchased under resale agreements. Due to their short-term nature (overnight), the carrying amounts of such transactions approximate their fair value.

Stock option plans

The Company is authorized under the 1998, 2000, and 2002 Stock Incentive Plan (the “fixed plans”), and the 2000 and 2002 Stock Incentive Plan for Principals and Managers to grant options in the Company’s common stock to officers, employees, Principals and/or certain entities Principals own, independent contractors, consultants, non-employee directors and certain advisory board members.

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options to employees. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123.

Option awards to non-employees, including the Principals, are accounted for under SFAS No. 123. Fair value is determined using the Black-Scholes option-pricing model.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Contingent consideration

The acquisition of certain Acquired Firms by the Company requires additional cash payments or issuance of shares based on the average growth over the Acquired Firm’s Base earnings over a multiple-year period from date of acquisition. The additional cash payments or share issuances are contingent consideration accounted for under the Emerging Issues Task Force No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Company in a Purchase Business Combination, and is considered to be additional purchase consideration and will be accounted for as part of the purchase price of the Acquired Firms when the outcome of the contingency is determinable beyond a reasonable doubt.

Property, equipment, and depreciation

Equipment and other fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Goodwill and other intangible assets

Goodwill represents the excess of costs over the fair value of net assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement required the Company to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. Upon adoption of SFAS No. 142, the Company completed the transitional impairment test, which indicated that there was no goodwill impairment as of January 1, 2002; therefore, the Company was not required to recognize an impairment loss upon adoption as a cumulative effect of change in accounting principle.

Impairment of long-lived assets

SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002.

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the intangible asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. For the year ended December 31, 2002, the Company recorded an impairment loss of $1.8 million related to intangible assets and goodwill, which is reflected in amortization, depreciation and impairment loss in the Consolidated Statement of Operations.

Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. For the years ended December 31, 2001 and 2000, the Company recorded an impairment loss of $4.4 million and $2.5 million, respectively, related to intangible assets and goodwill, which is reflected in amortization, depreciation and impairment loss in the Consolidated Statements of Operations.

Recently issued accounting standards

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

Revenue recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Any investment advisory or related fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees, including performance fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on trade date.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred tax assets and liabilities are measured using enacted

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

Earnings (loss) per share

Basic earnings or loss per share is calculated by dividing the net income or loss available to common stockholders by the weighted average of common shares outstanding during the year. Contingently issuable shares are considered outstanding common shares and included in the computation of basic earnings or loss per share if, as of the date of the computation, all necessary conditions have been satisfied. Because all necessary conditions have not been satisfied related to contingently issuable shares, such shares have not been included in the basic earnings or loss per share calculation for all years presented.

Diluted earnings or loss per share is calculated by using the weighted average of common shares outstanding adjusted to include the potentially dilutive effect of outstanding stock options and common shares issued as contingent consideration as part of the acquisition of certain Acquired Firms utilizing the treasury stock method, unless their inclusion would be anti-dilutive or would have the effect of increasing the earnings per share amount or decreasing the loss per share amount. At December 31, 2002, 23.1 million (options) and 2.4 million (contingent share issuances) shares of common stock have been included in the calculation of diluted earnings per share. Such anti-dilutive securities, which have not been included in the computation of diluted earnings or loss per share, totaled 5.29 million (options) and 0.39 million (contingent share issuances) shares of common stock as of December 31, 2001, and 3.4 million (options) and 0.15 million (contingent share issuances) shares of common stock as of December 31, 2000.

Reclassification

Certain reclassifications have been made to the 2001 and 2000 consolidated financial statements to conform to the current year presentation.

Fair value of financial instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of notes receivable, commissions, fees and premiums receivable, accounts payable, accrued liabilities, bank loans, and other assets are considered to approximate their carrying amount because they are (a) short term in nature and/or (b) carry interest rates which are comparable to market based rates.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3    Property and equipment

Property and equipment, which have estimated useful lives of generally 3 to 5 years, and for leasehold improvements, the term of the leases, which are approximately 12 years, consisted of the following at December 31,

	2002	2001
Furniture and fixtures	$7,320	$5,986
Computers and software	7,527	6,633
Office equipment	3,291	2,665
Leasehold improvements	6,318	5,742
Automobiles	124	350
Other	557	2,160

Property and equipment	25,137	23,536
Accumulated depreciation and amortization	(13,166)	(11,706)

Total property and equipment, net	$11,971	$11,830

Depreciation expense for the years ended December 31, 2002, 2001, and 2000 were $2.2 million, $2.8 million, and $1.4 million, respectively.

Note 4    Commitments and contingencies

Legal matters

In the ordinary course of business, the Company and its Acquired Firms are involved in lawsuits. Management of the Company considers these suits to be without merit and is defending them vigorously. Management believes, based upon consultation with legal counsel, the resolution of these lawsuits will not have a material adverse impact on the consolidated financial statements. In addition, Acquired Firms were indemnified by Principals for certain lawsuits as part of the acquisition of these Acquired Firms.

Credit risk

NFP Securities, Inc., the Company’s broker-dealer subsidiary (“NFPSI”), clears all of its securities transactions through clearing brokers on a fully disclosed basis. Pursuant to the terms of the agreements between NFPSI and the clearing brokers, the clearing brokers have the right to charge NFPSI for losses that result from a counterparty’s failure to fulfill its contractual obligations.

As the right to charge NFPSI has no maximum amount and applies to all trades executed through the clearing brokers, NFPSI believes there is no maximum amount assignable to this right. At December 31, 2002, 2001, and 2000, respectively, NFPSI had recorded no liability with regard to the right. During 2002, 2001, and 2000, payments to clearing brokers related to these guarantees were de minimis.

In addition, NFPSI has the right to pursue collection or performance from the counterparties who do not perform under their contractual obligations. NFPSI monitors the credit standing of the clearing brokers and all counterparties with which it conducts business.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company, through its Acquired Firms, is exposed to credit risk for commissions receivable from the clearing brokers and insurance companies. Such credit risk is generally limited to the amount of commissions receivable.

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company expects the risk of loss to be remote.

Acquisition bonus programs

At the time of the Company’s founding, it established an acquisition bonus program under which certain founding officers and directors were eligible to receive a payment equal to $1.25 million in cash or common stock of the Company, at their election, for each $5 million of average Base earnings of the applicable Acquired Firms over a three-year period. This acquisition bonus program period commenced with eligible acquisitions effective January 1, 1999 through and including those eligible acquisitions closed by December 31, 2000. Accordingly, the three-year measurement periods end between December 31, 2001 and December 31, 2003. The bonuses related to this program are accrued at the close of each eligible acquisition and amounts in the bonus pool are adjusted over the appropriate three-year measurement period based on the actual earnings of the applicable firms. For the years ended December 31, 2002, 2001, and 2000, such expenses were $(1.3) million, $(1.1) million, and $1.2 million, respectively.

Effective January 1, 2001, a new acquisition bonus program was implemented, which replaced the prior acquisition bonus program for eligible acquisitions closed on or after January 1, 2001. The new program is for the same founding officers and directors that were eligible for the first acquisition bonus program as well as certain outside consultants. These individuals are eligible to receive payments of: (1) 6% of Base earnings of an acquisition at the close of a transaction, paid in cash and (2) 2% of the base earnings on an annual basis for each of the first three years following the close of the transaction, subject to the acquired firm’s achieving target earnings in each year, or cumulatively as of the anniversary of the acquisition, also paid in cash. The amount expensed under the new program totaled $0.3 million and $0.7 million for the years ended December 31, 2002 and 2001, respectively.

Principal option and stock programs

Under the terms of certain Management Agreements, the Principals will receive a number of stock options at the end of a three-year period based on (1) the compounded annual growth rate of the respective Acquired Firms’ earnings (as defined) for three years and (2) the fair market value of the Company’s stock at the end of the three years (except for certain “Founding Principals” for which the value is $10.00 per share).

Founding Principals’ options earned have an exercise price of $10.00; all other Principals have an exercise price equal to the fair value of the stock at the date of grant or at the end of the applicable three-year period. For the years ended December 31, 2002, 2001, and 2000, Principals’ related option expense totaled $9.7 million, $19.1 million, and $14.3 million, respectively.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Performance Incentive Program

Effective January 1, 2002, the Company established a performance incentive plan for Principals who are no longer eligible to receive options under the option incentive programs for Principals or have concluded their contingent consideration periods, as applicable. During 2002, the Company recorded performance incentive expense of $0.8 million. This plan is a three-year plan that rewards growth above the prior period’s average earnings or prior incentive target, whichever is higher. As illustrated by the chart set forth below, the bonus is structured to pay the Principal 5% to 40% of NFP’s share of incremental earnings from growth.

Three-year Avg. Growth Rate	% of NFP’s Share of Growth Paid to Principal(s)
Less than 10%	0.0%
10%–15%	5.0%
15%–20%	20.0%
20%–25%	25.0%
25%–30%	30.0%
30%–35%	35.0%
Greater than 35%	40.0%

At the Company’s discretion, payment will be in cash or our common stock at 90% of fair market value of the Company’s stock at the end of the three-year measurement period. However, the Principals may elect to receive up to 50% of any payment in common stock.

Redeemable common stock

In connection with substantially all of the acquisitions the Company closed before December 31, 1999, the sellers of those firms were granted the right to sell back to the Company a portion of the Company’s common stock issued to them in connection with the acquisition at a price per share equal to the price of those shares when issued. Pursuant to these agreements, during the year ended December 31, 2000, the Company repurchased 0.39 million shares for a total cost of $4.2 million. At December 31, 2001, there was one put agreement outstanding, and subsequent to December 31, 2001, the Company repurchased 0.02 million shares for a total cost of $0.3 million related to this put.

Leases

At December 31, 2002, future minimum rentals for operating leases (which are subject to escalation clauses) primarily consisted of real estate and equipment leases that had initial or non-cancelable lease terms in excess of one year and were payable as follows:

Years ended December 31,	Required minimum payment
2003	$ 8,847
2004	8,191
2005	7,127
2006	6,458
2007	5,567
Thereafter and through 2018	16,210

Total	$52,400

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Rent expense for the years ended December 31, 2002, 2001, and 2000 approximated $10.3 million, $8.7 million, and $7.3 million, respectively.

Letter of credit

At December 31, 2001, the Company was contingently obligated for a letter of credit of $2.2 million deposited with a landlord for office space. This letter of credit was collateralized in the amount of approximately $2.4 million, included in notes receivable, net and deposits on the Consolidated Statement of Financial Condition. In December 2002, such letter of credit expired, the deposit was withdrawn and a new letter of credit was established under the Company’s senior credit facility.

Contingent consideration

As discussed in Note 2, contingent consideration is recorded when the outcome of the contingency is determinable beyond a reasonable doubt. Contingent consideration paid to the former owners of the Acquired Firms is considered to be additional purchase consideration. Contingent consideration paid to employees of the Acquired Firms is considered to be compensatory. The minimum and maximum contingent consideration which could be payable as purchase consideration and employee compensation consists of the following:

	2003		2004		2005		2006
	min	max	min	max	min	max	min	max
Purchase consideration	$—	$24,314	$—	$72,063	$—	$59,854	$—	$61
Employee compensation	—	—	—	15,946	—	—	—	—

Escrows

At December 31, 2002 and 2001, the Company has escrowed cash in the amounts of $1.4 million and $1.4 million, respectively, as part of the acquisition of certain Acquired Firms. The escrowed cash is included in notes receivable, net and deposits in the Company’s Consolidated Statements of Financial Condition. At December 31, 2002 and 2001, the Company has also escrowed 0.21 million and 0.38 million shares of common stock, respectively, as part of the acquisition of certain Acquired Firms.

The escrow is subject to the Acquired Firms meeting performance criteria, which was met during 2002.

Note 5    Acquired Firm operating expenses

Acquired Firm operating expenses consist of the following for the years ended December 31,

	2002	2001	2000
Compensation and related	$64,862	$49,300	$30,946
General and administrative	51,308	40,089	29,591

Totals	$116,170	$89,389	$60,537

Included in general and administrative expense are rent, professional fees, and travel and entertainment.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6    Start-up, acquisition bonus and other expenses

Start-up, acquisition bonus and other expenses consist of the following for the years ended December 31,

	2002	2001	2000
Bad debt expense	$—	$765	$—
Acquisition bonus, net	(998)	(455)	1,195
Start-up, legal, and other	251	134	942

Totals	$(747)	$444	$2,137

Note 7    Corporate general and administrative expenses

Corporate general and administrative expenses consist of the following expenses for the years ended December 31,

	2002	2001	2000
Compensation and benefits	$11,326	$11,734	$10,880
Other	10,097	8,738	10,242

Totals	$21,423	$20,472	$21,122

Included in other expenses are rent, professional fees, and travel and entertainment.

Note 8    Notes receivable, net and deposits

Notes receivable consists of the following at December 31,

	2002	2001
Notes receivable from Partners Marketing Services, Inc. (“PMSI”)	$—	$2,305
Notes receivable from Principals and/or certain entities they own	13,174	2,365
Other notes receivable	7,044	5,426

	20,218	10,096
Less: allowance for uncollectible notes	(5,499)	(5,382)

Total notes receivable	14,719	4,714

Deposits	1,029	4,059

Totals	$15,748	$8,773

Notes Receivable bear interest at rates between 5% and 10% (with an average of 8%) (December 31, 2002), and 5% and 10% (with an average of 7%) (December 31, 2001), and mature at various dates between January 1, 2003 and December 31, 2007 (December 31, 2002), and between January 1, 2002 and July 18, 2010 (December 31, 2001). Notes receivable from Principals and/or certain entities they own are taken on a full recourse basis to the Principal and/or such entity. Deposits of approximately $2.4 million at December 31, 2001 were collateral for a letter of credit used to lease the Company’s office space. Additionally, at December 31, 2002, deposits included $1.0 million of cash placed into escrow accounts by the Company. The escrow is subject to the Acquired Firms meeting performance criteria, which was met during 2002. Although criteria was met during 2002, escrow agreements have specific provisions for dates of payment.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9    Credit facility and bank loan

In November 2001, the Company increased its senior credit facility (“credit facility”) from $40 million to $65 million. The credit facility contains restrictive covenants requiring mandatory prepayments under certain conditions, financial reporting and compliance certificates, maintenance of financial ratios, restrictions on guarantees and additional indebtedness, limitation on investments, loans and advances, and restrictions on payment of cash dividends and changes in control. All of the assets of the Company are pledged as collateral under this credit agreement. At December 31, 2002 and 2001, the unused portion of the credit facility totaled $23.3 million and $29.7 million, respectively. For all periods presented, the Company was in compliance with all credit facility covenants.

The Company is obligated to pay a commitment fee of .50% based on the daily average of undrawn funds under the credit agreement.

All borrowings are due on September 13, 2003. The increased credit facility provides that the revolving credit may be converted to a term loan on September 13, 2003. The amount of the term loan shall mature 20%, 35%, and 45% on September 13, 2004, 2005, and 2006, respectively. At December 31, 2002 and 2001, the weighted average interest rate under the credit facility was 3.6% and 4.4%, respectively.

Interest on outstanding borrowings under the credit facility bear interest at (1) the greatest of (a) the prime rate; (b) the three-month certificate of deposit rate (as defined by the credit agreement) plus 1%; or (c) the federal funds effective rate plus ½ of 1%; or, (2) the Eurodollar rate for one, two, three, or six-month periods plus 2%. The Company can elect to be charged the rate under (1) or (2) above. The rates under (1) above float with changes in the indicated rates and under (2) are fixed for the indicated Eurodollar rate tenor (one, two, three, or six-month periods). Interest is computed on the daily outstanding balance at the rate elected by the Company.

Note 10    Retirement and pension plans

Effective January 1, 2001, the Company established the National Financial Partners Corp. 401(k) Plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. The Company matches employee contributions at a rate of 50%, up to six percent of eligible compensation. Amounts charged to expense relating to the Plan by the Company were $1.3 million and $0.8 million for the years ended December 31, 2002 and 2001, respectively. For the year ended December 31, 2000, the Company did not have an established retirement or pension plan.

Certain subsidiaries have established 401(k), profit sharing, or self-employment plans covering eligible employees. These plans operate under special transition rules that expire on the last day of the plan year following the plan year in which the acquisition occurred. During the years ended December 31, 2002, 2001, and 2000, total expenses related to the subsidiaries’ plans were not material to the consolidated financial statements.

Note 11    Stockholders’ equity

During the years ended December 31, 2002, 2001, and 2000, the Company issued approximately 1.6 million, 2.5 million, and 6.3 million shares of common stock, respectively. The Company has issued approximately 1.6 million, 2.4 million, and 3.6 million of these shares in connection with the acquisition of Acquired Firms in 2002, 2001, and 2000, respectively. Stock issued to former owners and Principals of Acquired Firms, which is subject to achievement of growth criteria, is not considered to be outstanding until the growth criteria is satisfied, which would be the end of the applicable measurement period. At December 31, 2001, approximately 0.4 million shares were issued but are not outstanding related to contingent consideration. Pursuant to a stock subscription, the Company issued 2.5 million shares to Apollo in March 2000.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In February 2000, the Company issued 0.2 million shares to an officer of the Company in exchange for a $2 million note due February 2010. This note bears interest at a rate of 6.77%, and is collateralized by such executive’s shares of the Company’s common stock, whether acquired directly or under options currently granted or hereafter issued.

In June 2000, the Company issued approximately 0.05 million shares to certain independent contractors in exchange for notes receivable of approximately $0.5 million. These notes bear interest at a rate of 7% and are collateralized by such independent contractor shares and are due 20% per year through July 2005. During 2002 and 2001, 0.01 million and 0.01 million shares, respectively, were paid for and are outstanding.

In March 2001, the Company issued approximately 0.09 million shares to officers of the Company in exchange for notes totaling $1.7 million that mature in March 2006. These notes bear interest at a rate of 5.07%, and are collateralized by such executives’ shares of the Company’s common stock, whether acquired directly or under options currently granted or hereafter issued. During 2002, 0.07 million shares were paid for and are outstanding, respectively.

Note 12    Stock option plans

Under the Company’s 1998, 2000, and 2002 Stock Incentive Plans and the 2000 and 2002 Stock Incentive Plan for Principals and Managers, the Compensation Committee of the Board of Directors (the “Committee”) is authorized to grant options on 10.3 million shares of the Company’s common stock to officers, employees, Principals and/or certain entities they own, independent contractors, consultants, non-employee directors and certain advisory board members. Generally, options granted to Principals are fully vested and options granted to employees vest over a 3 to 5 year period and expire 10 years from the date of grant.

During 2002, 2001, and 2000, in accordance with APB Opinion No. 25, the Company recognized compensation expense of $0.2 million, $0.9 million, and $0.1 million, respectively, for stock options granted to employees with a strike price that was below the fair value of the Company’s stock at the date of grant. This expense is included in option expense.

The following table illustrates the effect on net income or loss if the fair-value-based method had been applied to all outstanding and unvested awards for the years ended December 31,

	2002	2001	2000
Net income (loss), as reported	$11,593	$(5,742)	$(11,608)
Add stock-based employee compensation expense included in reported net income, net of tax	92	517	82
Deduct total stock-based employee compensation expense determined under fair-value-based method for all rewards, net of tax	(1,828)	(1,891)	(1,214)

Pro forma net income (loss)	$9,857	$(7,116)	$(12,740)

Basic earnings (loss) per share	$0.38	$(0.29)	$(0.57)

Diluted net income (loss) per share	$0.34	$(0.29)	$(0.57)

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair value of each option grant is estimated on the date of each grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001	2000
Expected life	5 years	5 years	5 years
Stock price volatility	50%	50%	60%
Risk-free rate	3.80%	4.70%	5.28%
Expected dividend yield	None	None	None

The weighted average fair value of options granted during 2002, 2001, and 2000 was $11.00, $15.00, and $14.50, respectively. The weighted average life is 9, 8, and 7 years, respectively.

A summary of the Company’s stock option plans as of December 31, 2002, 2001, and 2000, changes during the years then ended are presented below:

	Options outstanding		Options exercisable
	Number of options outstanding	Weighted- average exercise price	Number of options exercisable	Weighted- average exercise price
Balance, December 31, 1999	1,445	$10.20	269	$10.00

Options granted/vested	300	$14.50	232	$10.30
Options exercised	—	—	—	—
Options canceled	(25)	$11.80	—	—

Balance, December 31, 2000	1,720	$10.50	501	$10.10

Options granted/vested	291	$15.00	394	$10.80
Options exercised	—	—	—	—
Options canceled	(55)	$15.00	—	—

Balance, December 31, 2001	1,956	$11.40	895	$10.40

Options granted/vested	3,055	$11.00	3,251	$10.20
Options exercised	—	—	—	—
Options canceled	(13)	$16.70	—	—

Balance, December 31, 2002	4,998	$11.10	4,146	$10.30

At December 31, 2002, the Company had 5.3 million options available for future grants.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13    Income taxes

The components of the consolidated income tax provision/(benefit) are shown below for the years ended December 31,

	2002	2001	2000
Current income taxes:
U.S. Federal	$14,795	$12,543	$8,205
State and local	7,144	2,570	1,822

Total	$21,939	$15,113	$10,027

Deferred income taxes:
U.S. Federal	(7,284)	(10,856)	(8,266)
State and local	(1,518)	(2,336)	(1,771)

Total	$(8,802)	$(13,192)	$(10,037)

Provision/(benefit) for income taxes	$13,137	$1,921	$(10)

The 2002 provision for state and local income taxes includes an adjustment for prior-year tax accruals of $2.1 million. The effective tax rates differ from the provision calculated at the federal statutory rate primarily because of the Company’s nondeductible goodwill amortization, disposal of subsidiaries, the effects of the state and local taxes and certain expenses not deductible for tax purposes. The provision for income taxes on loss before income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income taxes as a result of the following differences for the years ended December 31,

	2002	2001	2000
Income (loss) before income taxes	$24,730	$(3,821)	$(11,618)

(Benefit)/provision under U.S. tax rates	8,655	(1,337)	(4,066)
Increase (decrease) resulting from:
Nondeductible goodwill amortization	411	2,658	1,943
Adjustment for prior-year provision to actual	(606)
Disposal of subsidiary	429	(122)	1,333
Capitalized acquisition cost	—	—	284
Meals and entertainment	317	254	228
Keyman life insurance	263	245	141
State and local income taxes, net of federal benefit	3,656	152
Other	12	71	127

Income tax expense/(benefit)	$13,137	$1,921	$(10)

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the Company’s deferred tax assets and liabilities at December 31 are as follows:

	2002	2001
Deferred tax assets:
Accrued acquisition bonus	$833	$2,639
Stock option expense	20,888	16,744
Accrued liabilities and reserves	3,959	3,640
Other	2,831	2,381

Total gross deferred tax assets	28,511	25,404

Deferred tax assets valuation allowance	(157)	(472)

Total deferred tax assets	$28,354	$24,932

Deferred tax liabilities:
Identified intangible asset	$(82,612)	$(75,311)
Deferred state taxes	(2,553)	(1,988)
Other	(9)	(352)

Total deferred tax liabilities	$(85,174)	$(77,651)

Net deferred tax asset/(liability)	$(56,820)	$(52,719)

Note 14    Related party transactions

As part of the Management Agreement, the Company generally advances management fees to Principals and/or certain entities they own on a monthly basis. At year-end, the Company recorded the contractual amount due to and from each Principal and/or certain entities they own. At December 31, 2002 and 2001, amounts due Principals and/or certain entities they own totaled $18.7 million and $13.2 million, respectively, and the amounts due from Principals and/or certain entities they own totaled $5.1 million and $13.2 million, respectively. Amounts earned by the Principals and/or certain entities they own are represented as management fees on the Consolidated Statements of Operations.

Note 15    Segment information

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This statement establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it operates in a single segment in the United States of America.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16    Acquisitions

The purchase price, including direct costs, associated with acquisitions accounted for as purchases and the allocations thereof, are summarized as follows, for the years ended December 31,

	2002	2001	2000
Consideration:
Cash	$29,772	$49,431	$38,440
Common stock	26,239	37,859	44,243
Other	2,259	4,447	5,583

Totals	$58,270	$91,737	$88,266

Allocation of purchase price:
Net tangible assets	$4,072	$4,028	$5,277
Cost assigned to intangibles:
Book of business	14,357	22,837	22,219
Management contracts	22,528	36,670	37,239
Trade name	415	649	688
Goodwill	16,898	27,553	22,843

Totals	$58,270	$91,737	$88,266

During 2002, the Company issued common stock with a value of $1.6 million relating to shares previously held in escrow as the escrow conditions were satisfied during 2002, and common stock with a value of $2.2 million relating to additional consideration for Acquired Firms. These amounts have been included as stock issued as consideration for Acquired Firms in the Consolidated Statements of Stockholders’ Equity.

During the year ended December 31, 2002, the Company acquired 26 firms. The following table summarizes the required disclosures of the pro forma combined entity, as if the acquisitions occurred at the beginning of the years ended December 31, 2002 and 2001:

	2002	2001
Revenue	$373,754	$311,928
Income before taxes	$26,779	$5,823
Net income	$13,629	$3,471
Earnings per share—basic	$.05	$.01
Earnings per share—diluted	$.05	$.01

Divestitures with Principals

On November 1, 2000, the Company sold a subsidiary in exchange for a value of $5.2 million, consisting of $0.4 million cash and 0.3 million shares of the Company’s common stock with an agreed upon value of $4.8 million. During 2001, the Company sold two subsidiaries, one in exchange for cash and property of $1.3 million and 0.04 million shares of the Company’s stock with a value of $0.8 million, the other for a note receivable of $1.5 million, which has been reduced to its estimated fair value of $0.8 million and 0.05 million shares of the Company’s stock with a value of $0.4 million. During 2002, the Company sold two subsidiaries, one in exchange for 0.05 million shares of the Company’s stock with a value of $0.9 million, the other for cash of $0.2 million and 0.04 million shares of the Company’s stock with a value of $0.7 million.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17    Goodwill and other intangible assets

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2001 are as follows:

	2002	2001
Balance as of January 1,	$151,550	$106,904
Goodwill acquired during the year, including goodwill acquired related to the deferred tax liability of $14,392 (2002) and $25,265 (2001)	31,290	50,367
Contingent payments and restructurings	2,463	1,874
Amortization of goodwill	—	(5,529)
Impairment loss	(796)	(2,066)

Balance as of December 31,	$184,507	$151,550

The following table reconciles previously reported net income as if the provisions of SFAS No. 142 were in effect for the years ended December 31, 2001 and 2000:

	2001	2000
Reported net loss	$(5,742)	$(11,608)
Add back goodwill amortization, net of tax	2,765	4,422
Add back trade name amortization, net of tax	38	60

Adjusted net loss	$(2,939)	$(7,126)

Basic earnings per share
Reported basic earnings per share	$(0.24)	$(.52)
Add back goodwill amortization, net of tax	.11	.20
Add back trade name amortization, net of tax	—	—

Adjusted basic earnings per share	$(.13)	$(.32)

Diluted earnings per share
Reported basic earnings per share	$(.24)	$(.52)
Add back goodwill amortization, net of tax	.11	.20
Add back trade name amortization, net of tax	—	—

Adjusted diluted earnings per share	$(.13)	$(.32)

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company would have recognized amortization expense of $6.8 million related to goodwill had SFAS No. 142 not been adopted.

Acquired intangible assets

	As of December 31, 2002		As of December 31, 2001
	Gross carrying amount	Cumulative amortization	Gross carrying amount	Cumulative amortization
Amortizing identified intangible assets:
Book of business	$77,835	$(18,036)	$62,575	$(10,909)
Management contracts	163,015	(20,260)	138,960	(13,432)

Total	$240,850	$(38,296)	$201,535	$(24,341)

Nonamortizing intangible asset:
Goodwill	$199,712	$(15,205)	$166,755	$(15,205)
Trade name	2,743	(196)	2,314	(196)

Total	$202,455	$(15,401)	$169,069	$(15,401)

Aggregate amortization expense for amortizing intangible assets for the year ended December 31, 2002, 2001, and 2000 was $13.3 million, $9.9 million, and $7.6 million, respectively. Intangibles related to book of business and management contracts are being amortized over a 10-year period and a 25-year period, respectively. Estimated amortization expense for each of the next five years is $14.0 million per year.

Note 18    Non-cash transactions

The following are non-cash activities for the years ended December 31,

	2002	2001	2000
Stock issued for acquisitions of Acquired Firms	$30,038	$37,859	$44,243
Stock issued to officers, directors and independent contractors for notes	—	1,720	2,540
Stock repurchased in connection with divestitures of Acquired Firms	981	766	4,800
Acquisition of Acquired Firm to satisfy note receivable and other assets	—	1,530	—
Treasury stock, note receivable, and satisfaction of an accrued liability in exchange for partial release of an Acquired Firm	3,729	500	—
Divestiture of Acquired Firm for note receivable	723	875	—
Divestiture of Acquired Firm for property	—	125	—

Note 19    Subsequent events

Subsequent to year-end through March 1, 2003, the Company acquired 15 firms. The aggregate purchase price was $39.0 million, comprised of $23.5 million in cash and 0.8 million shares with an agreed upon value of $15.5 million.

Note 20    Amended and Restated Credit Agreement

In April 2003, the Company entered into an amended and restated credit agreement with a group of banks, which increased the credit facility to $90 million.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21    Reverse stock split and IPO (unaudited)

In December 2002, the Company’s Board of Directors authorized a one-for-ten reverse stock split for its common shares issued and outstanding or held in treasury. This reverse split is contingent upon a stockholder vote and the successful offering of shares of the Company’s common stock. All references to common shares, options and per share amounts in the accompanying consolidated financial statements have been restated to reflect the reverse stock split on a retroactive basis, exclusive of fractional shares.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements (the “Pro Forma Financial Statements”) are based on the audited historical financial statements of the Company and the unaudited historical financial statements of Linn & Associates, Inc., Smith, Frank & Partners, LLC and Affiliates, Delessert Financial Services, Inc., Wharton Equity Corporation II, LLC and Affiliates, International Risk Consultants, Inc. and Occupational Health Underwriters, Inc., and Administrative Systems, Inc. and the Balanced Program, Inc. (collectively, the “Acquisitions”). The Pro Forma Financial Statements and accompanying notes should be read in conjunction with the historical financial statements included elsewhere herein pertaining to the Company and the Acquisitions in addition to the other financial information included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2002 have been prepared to give effect to: (i) the Acquisitions and (ii) this offering, as if each occurred on January 1, 2002; and exclude non-recurring items directly attributable to this offering. The unaudited pro forma consolidated statement of financial condition as of December 31, 2002 has been prepared as if each such transaction not yet consummated on December 31, 2002 had occurred on that date.

The unaudited pro forma adjustments are based upon available information and certain assumptions and adjustments described in the accompanying notes. The Pro Forma Financial Statements are not necessarily indicative of either future results of operations or the results that might have been achieved if the transactions reflected therein had been consummated on the indicated dates.

For purposes of presenting the unaudited pro forma consolidated statement of operations, “Acquisitions” refers to the historical results of the entities acquired, as adjusted. For purposes of presenting the unaudited pro forma consolidated statement of financial condition, “Probable Acquisitions” refers to the historical balance sheets of the entities whose acquisitions were deemed probable at December 31, 2002.

As used in the Unaudited Pro Forma Consolidated Financial Statements, (i) “Pro Forma” gives pro forma effect to the Acquisitions and (ii) “As Adjusted For Offering Proceeds” gives pro forma effect to the acquisitions and this offering.

NATIONAL FINANCIAL PARTNERS CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	For the year ended December 31, 2002
	National Financial Partners(a)	Acquisitions(b)	Pro Forma	Offering Adjustments	As Adjusted For Offering Proceeds
	(in thousands except share and per share data)
Revenue:
Commissions and fees	$360,562	$13,782	$374,344
Other	509	24	533

Total revenue	361,071	13,806	374,877
Acquired Firm expenses:
Commissions and fees	104,747	4,410	109,157
Operating expenses	116,170	3,586	119,756
Management fees	65,602	2,452	68,054

Total Acquired Firm expenses	286,519	10,448	296,967

Income before corporate and other expenses	74,552	3,358	77,910
Corporate and other expenses:
General and administrative	21,423	—	21,423
Amortization, depreciation and impairment loss	17,365	874	18,239
Option compensation expense	9,866	—	9,866
Start-up, acquisition bonus and other	(747)	—	(747)

Total corporate and other expenses	47,907	874	48,781

Income from operations	26,645	2,484	29,129

Interest and other income	1,862	73	1,935
Interest and other expense	(3,777)	(44)	(3,821)

Net interest and other	(1,915)	29	(1,886)
Income before income taxes	24,730	2,513	27,243
Income tax expense	13,137	1,055	14,192

Net income	$11,593	$1,458	$13,051

Earnings per share—basic	$.45		$.50

Earnings per share—diluted	$.40		$.45

Weighted average shares outstanding used in per share calculation—basic	25,764		26,060

Weighted average shares outstanding used in per share calculation—diluted	28,775		29,071

(a)	Represents our historical audited consolidated statements of operations for the year ended December 31, 2002.
(b)	During 2002, we acquired Linn & Associates, Inc., Smith, Frank & Partners, LLC and Affiliates, and Delessert Financial Services, Inc. In addition, we deemed the acquisitions of Wharton Equity Corporation II, LLC and Affiliates, International Risk Consultants, Inc. and Occupational Health Underwriters, Inc., and Administrative Systems, Inc. and the Balanced Program, Inc., which acquisitions all became effective on January 1, 2003, to be probable at December 31, 2002. To reflect the pro forma effect of these acquisitions on our operations, the schedule below presents the unaudited historical combined statements of operations of the acquired businesses for the period from January 1, 2002 until their respective acquisitions by us. Specifically, Linn & Associates, Inc., Smith, Frank & Partners, LLC and Affiliates, and Delessert Financial Services, Inc. were acquired on June 1, July 1, and October 1, 2002, respectively.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Linn & Associates, Inc. for the five months ended May 31, 2002	Smith, Frank & Partners, LLC and Affiliates for the six months ended June 30, 2002	Delessert Financial Services, Inc. for the nine months ended September 30, 2002	Wharton Equity Corporation II, LLC and Affiliates for the year ended December 31, 2002	International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. for the year ended December 31, 2002	Administrative Systems, Inc. and the Balanced Program, Inc. for the year ended December 31, 2002	Pro Forma Adjustments		Acquisitions
	(in thousands)
Revenue:
Commissions and fees	$746	$637	$1,091	$2,083	$5,287	$3,892	$46	(a)	$13,782
Other	—	24	—	—	—	—			24

Total revenue	746	661	1,091	2,083	5,287	3,892	46		13,806
Acquired firm expenses:
Commission and fees	279	232	732	572	2,523	1,482	(1,410	)(b)	4,410
Operating expenses	275	203	210	574	1,208	1,599	(483	)(b)	3,586
Management fees	—	—	—	—	—	—	2,452	(b)	2,452

Total Acquired Firm expenses	554	435	942	1,146	3,731	3,081	559		10,448

Income before corporate and other expenses	192	226	149	937	1,556	811	(513)		3,358
Corporate and other expenses:
General and administrative	—	—	—	—	—	—	—		—
Amortization, depreciation and impairment loss	—	—	—	—	—	—	874 (c	)	874
Option compensation expense	—	—	—	—	—	—	—		—
Start-up, acquisition bonus and other	—	—	—	—	—	—	—		—

Total corporate and other expenses	—	—	—	—	—	—	874		874

Income (loss) from operations	192	226	149	937	1,556	811	(1,387)		2,484

Interest and other income	1	—	2	—	37	33	—		73
Interest and other expense	—	—	—	—	(11)	(33)	—		(44)

Net interest and other	1	—	2	—	26	—	—		29
Income (loss) before income taxes	193	226	151	937	1,582	811	(1,387)		2,513
Income tax expense	—	—	—	—	—	—	1,055	(d)	1,055

Net income (loss)	$193	$226	$151	$937	$1,582	$811	$(2,442)		$1,458

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a)	As part of each acquisition, we generally require each acquired business to change its broker-dealer affiliation to NFPSI, within a specified time period.

(b)	Management fees reflect compensation for services rendered by the Principal(s) for each company as if each company had been acquired on January 1, 2002. Certain officers’ salaries and benefits have been taken out of Commissions and fees, and Operation expenses, as such officers are no longer employed by their respective company after the acquisition. These officers’ are compensated through the payment of Management fees.

Similarly, as part of each acquisition, we require each principal of the acquired business to obtain key man life insurance with NFP as the beneficiary. The cost of these policies are an expense to the acquired companies.

(c)	Reflects the additional amortization expense that would have been recorded for the following companies, had they been acquired January 1, 2002:

Amortization Expense
(in thousands)
Linn & Associates, Inc.	$ 69
Smith, Frank & Partners, LLC and Affiliates	65
Delessert Financial Services, Inc.	92
Wharton Equity Corporation II, LLC and Affiliates	160
International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.	314
Administrative Systems, Inc. and the Balanced Program, Inc.	174

(d)	Reflects the adjustments to the provision for federal and state income taxes which the company would have recorded (based on a statutory rate of 42%) had the Acquisitions occurred on January 1, 2002.

NATIONAL FINANCIAL PARTNERS CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

As of December 31, 2002

	National Financial Partners(a)	Probable Acquisitions(b)	Pro Forma Adjustments(c)		Pro Forma	Offering Adjustments	As Adjusted For Offering Proceeds
	(in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$31,814	$895	$(7,605	)(2)	$25,104	$—	$—
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	25,637	5,209	—		30,846	—	—
Commissions, fees, and premiums receivable, net of allowance	29,836	557	—		30,393	—	—
Due from Principals and/or certain entities they own	5,096	—	—		5,096	—	—
Notes receivable, net and deposits	3,681	15	—		3,696	—	—
Deferred tax assets	2,384	—	—		2,384	—	—
Other current assets	2,832	160	—		2,992	—	—

Total current assets	101,280	6,836	(7,605)		100,511	—	—
Non current assets:
Property and equipment, net	11,971	1,181	—		13,152	—	—
Deferred tax assets	25,970	—	—		25,970	—	—
Intangibles, net of amortization	205,101	—	8,726	(5)	213,827	—	—
Goodwill, net of amortization	184,507	—	5,404	(5)	189,911	—	—
Notes receivable, net and deposits	12,067	—	—		12,067	—	—
Other non current assets	350	—	—		350	—	—

Total non current assets	439,966	1,181	14,130		455,277	—	—

Total assets	$541,246	$8,017	$6,525		$555,788	$—	$—

LIABILITIES
Current liabilities:
Accounts payable	$16,394	$175	$—		$16,569	$—	$—
Due to Principals and/or certain entities they own	18,728	—	—		18,728	—	—
Accrued liabilities	11,111	476	—		11,587	—	—
Premiums payable to insurance carriers	25,087	5,209	—		30,296	—	—
Bank loan	39,450	10	—		39,460	—	—
Deferred tax liabilities	5,676	—	—		5,676	—	—
Current tax liabilities	136	—	—		136	—	—

Total current liabilities	116,582	5,870	—		122,452	—	—
Non current liabilities:
Deferred tax liabilities	79,498	—	2,753	(5)	82,251	—	—
Accrued option expense	49,736	—	—		49,736	—	—
Acquisition bonus and other	7,331	—	—		7,331	—	—

Total non current liabilities	136,565	—	2,753		139,318	—	—

Total liabilities	253,147	5,870	2,753		261,770	—	—

Commitments and contingencies	—	—	—		—	—	—
Redeemable common stock	—	—	—		—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value: Authorized 200,000 shares: none issued or outstanding	—	—	—		—	—
Common stock, $0.10 par value: Authorized 60,000 shares; 28,171 and 26,611 issued and 26,646 and 25,141 outstanding (treasury shares of 663 and 407)	2,731	40	(11	)(1,4)	2,760	—	—
Additional paid-in capital	312,432	558	5,332	(1,4)	318,322	—	—
Common stock subscribed	2,794	—	—		2,794	—	—
Stock subscription receivable	(2,794)	—	—		(2,794)	—	—
Accumulated deficit	(16,207)	1,585	(1,585	)(4)	(16,207)	—	—
Common stock held in treasury, at cost	(10,857)	—	—		(10,857)	—	—
Accumulated other comprehensive (loss)	—	(36)	36	(3,4)	—	—	—

Total stockholders’ equity	288,099	2,147	3,772		294,018	—	—

Total liabilities, redeemable common stock, and stockholders’ equity	$541,246	$8,017	$6,525		$555,788	$—	$—

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED  STATEMENT OF FINANCIAL CONDITION

As of December 31, 2002

(a)	Represents the historical audited consolidated balance sheet of the Company as of December 31, 2002.

(b)	The schedule (on the subsequent page) presents the historical audited balance sheets of Wharton Equity Corporation II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. as of December 31, 2002.

(c)	The Unaudited Pro Forma Consolidated Statement of Financial Condition gives effect to the acquisitions of Wharton Equity Corporation II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc., whose acquisitions all became effective January 1, 2003, as if such acquisitions had become effective as of December 31, 2002.

The acquisitions will be accounted for in accordance with SFAS No. 141; as such, the assets and liabilities of the acquisitions will be recorded at their estimated fair values. The Unaudited Pro Forma Consolidated Statement of Financial Condition reflects estimated adjustments necessary to allocate a portion of the purchase price for the acquisitions to the individual assets acquired and liabilities assumed. The remaining purchase price in excess of the fair value of the assets and liabilities acquired has been allocated among identifiable intangible assets and goodwill.

Pro forma adjustments to the Unaudited Pro Forma Consolidated Statement of Financial Condition at December 31, 2002 reflects the acquisitions accounted for in accordance with the purchase method of accounting through:

1.	The issuance of 296,000 shares of NFP common stock at $20.00. Of the 296,000 shares issued, Wharton Equity Corporation II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. received 37,500, 69,500, and 189,000 NFP shares, respectively.

2.	The cash payment of $7,605 thousand. Of the cash payment of $7,605 thousand, Wharton Equity II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. received $3,000 thousand, $2,085 thousand, and $2,520 thousand, respectively.

3.	The reversal of International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. Available-for-Sale mark to market, which is included in Other Current Assets and Accumulated Other Comprehensive Loss. The entire Available-for Sale portfolio has been recorded at fair value.

4.	The elimination of Wharton Equity II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.’s stockholders’ equity at December 31, 2002.

5.	The increase in the consolidated identifiable intangible assets and goodwill of $8,726 thousand and $5,404 thousand, respectively, and an increase in deferred tax liabilities of $2,753 thousand.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED  STATEMENT OF FINANCIAL CONDITION

As of December 31, 2002

The excess consideration paid by NFP over the fair value of Wharton Equity Corporation II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.’s net assets acquired, and the respective allocation between identifiable intangible assets and goodwill are as follows (in thousands):

	Excess consideration over fair value of net assets acquired	Identifiable intangible assets	Goodwill
Wharton Equity Corporation II, LLC and Affiliates	$3,523	$2,642	$ 881
Administrative Systems, Inc. and the Balanced Program, Inc.	$1,833	$1,833	$ —
International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.	$6,021	$4,251	$1,770

In addition, the acquisition of Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. gave rise to additional goodwill and deferred tax liabilities of $2,753 thousand. The acquisition of Administrative Systems, Inc. and the Balanced Program, Inc. resulted in additional goodwill and deferred tax liabilities of $968 thousand and the acquisition of International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. of $1,785 thousand.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT

OF FINANCIAL CONDITION

As of December 31, 2002

	Wharton Equity Corporation II, LLC and Affiliates (a)	Administrative Systems, Inc. and the Balanced Program, Inc. (b)	International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. (c)	Probable Acquisitions
ASSETS
Current assets:
Cash and cash equivalents	$32	$295	$568	$895
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	—	668	4,541	5,209
Commissions, fees and premium receivable, net of allowance	172	385	—	557
Due from Principals and/or certain entities they own	—	—	—	—
Notes receivable, net and deposits	—	—	15	15
Deferred tax assets	—	—	—	—
Other current assets	—	55	105	160

Total current assets	204	1,403	5,229	6,836
Non current assets:
Property and equipment, net	23	1,046	112	1,181
Deferred tax assets	—	—	—	—
Intangibles, net of amortization	—	—	—	—
Goodwill, net of amortization	—	—	—	—
Notes receivable, net and deposits	—	—	—	—
Other non current assets	—	—	—	—

Total non current assets	23	1,046	112	1,181

Total assets	$227	$2,449	$5,341	$8,017

LIABILITIES
Current liabilities:
Accounts payable	$—	$108	$67	$175
Due to Principals and/or certain entities they own	—	—	—	—
Accrued liabilities	—	32	444	476
Premiums payable to insurance carriers	—	668	4,541	5,209
Bank loan	—	—	10	10
Deferred tax liabilities	—	—	—	—

Total current liabilities	—	808	5,062	5,870
Non current liabilities:
Deferred tax liabilities	—	—	—	—
Accrued option expense	—	—	—	—
Acquisition bonus and other	—	—	—	—

Total non current liabilities	—	—	—	—

Total liabilities	—	808	5,062	5,870

Commitments and contingencies	—	—	—	—
Redeemable common stock	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value: Authorized 200,000 shares; none issued or outstanding	—	—	—	—
Common stock, $0.10 par value: Authorized 60,000 shares; 28,171 and 26,611 issued and 26,646 and 25,141 outstanding (treasury shares of 663 and 407)	38	1	1	40
Additional paid-in capital	—	366	192	558
Common stock subscribed	—	—	—	—
Stock subscription receivable	—	—	—	—
Accumulated deficit	189	1,274	122	1,585
Common stock held in treasury, at cost	—	—	—	—
Accumulated other comprehensive loss	—	—	(36)	(36)

Total stockholders’ equity	227	1,641	279	2,147

Total liabilities, redeemable common stock, and stockholders’ equity	$227	$2,449	$5,341	$8,017

(a)	Reflects the historical audited balance sheet of Wharton Equity Corporation II, LLC and Affiliates as of December 31, 2002.
(b)	Reflects the historical audited balance sheet of Administrative Systems, Inc. and the Balanced Program, Inc. as of December 31, 2002.
(c)	Reflects the historical audited balance sheet of International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. as of December 31, 2002.

LINN & ASSOCIATES, INC.

STATEMENT OF FINANCIAL CONDITION (Unaudited)

March 31, 2002

ASSETS
Assets:
Cash and cash equivalents	$256,799
Property and equipment, net	51,805

Total assets	$308,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$10,380

Total liabilities	10,380

Commitments (Note 4)

Stockholders’ equity:
Common Stock, $1.00 par value: Authorized 1,000 shares; 100 shares issued and outstanding	100
Additional paid-in capital	900
Retained earnings	297,224

Total stockholders’ equity	298,224

Total liabilities and stockholders’ equity	$308,604

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENT OF INCOME (Unaudited)

For the three months ended March 31, 2002

Revenue:
Commissions	$273,050
Management fees	32,913
Reimbursement from related party	163,637
Interest income	1,548

Total revenue	471,148

Expenses:
Salaries and employee benefits	151,550
Professional & consulting fees	43,396
Marketing	39,273
Occupancy	35,197
Travel & entertainment	6,971
Supplies & equipment	5,182
Depreciation	5,040
Postage & delivery	4,390
Meetings	2,000
Other	2,663

Total expenses	295,662

Net income	$175,486

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

For the three months ended March 31, 2002

	Common stock	Additional paid in capital	Retained earnings	Total stockholders’ equity
Beginning balance as of January 1, 2002	$100	900	291,038	292,038
Distributions	—	—	(169,300)	(169,300)
Net income	—	—	175,486	175,486

Balance as of March 31, 2002	$100	900	297,224	298,224

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENT OF CASH FLOWS (Unaudited)

For the three months ended March 31, 2002

Cash flows from operating activities:
Net Income	$175,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,040
Changes in operating assets and liabilities:
Decrease in fees receivable	32,340
Increase in accounts payable	10,380
Decrease in accrued expenses	(32,417)

Net cash provided by operating activities	190,829

Cash flows from investing activities:
Purchases of property and equipment	—

Net cash used in investing activities	—

Cash flows from financing activities:
Distributions	(169,300)

Net cash used in financing activities	(169,300)

Net Increase in cash and due from banks	21,529
Cash at January 1, 2002	235,270

Cash at March 31, 2002	$256,799

Supplemental disclosure of cash flow information
Cash paid for interest	$—

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

March 31, 2002

(1)    Organization

Linn & Associates, Inc. (the “Company”) is a financial planning and investment consulting firm registered with the Securities and Exchange Commission as a Registered Investment Advisor. Its principal sources of revenue are commissions from the sale of insurance products and management fees charged as a percentage of assets under management.

(2)    Summary of Significant Accounting Principles

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation

All normal recurring adjustments have been reflected in the unaudited financial statements. Results of the interim period should not always be considered a predication of the full year’s results.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Management fees are recognized as income over the period earned. Management fees collected in advance are deferred and recognized as income over the period earned. Securities and mutual fund commission income and related expenses are recorded on trade date.

Cash and cash equivalents

Cash equivalents consist of funds in a money market account. For the purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are held at one major financial institution.

Income Taxes

The Company has elected to be treated as an S-Corporation, and as such is not itself subject to U.S. Federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation computed using the straight-line method over useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

LINN & ASSOCIATES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

(3)    Property and Equipment

Components of property and equipment as of March 31, 2002 were as follows:

Furniture and equipment	$91,349
Leasehold improvements	65,322
Vehicles	36,572

Total	193,243
Less: accumulated depreciation and amortization	(141,438)

$51,805

Depreciation and amortization expense for the three months ended March 31, 2002 amounted to $5,040.

(4)    Commitments

The Company entered into two lease agreements to rent properties located in St. Petersburg, Florida, which currently house the Company’s operations. The leases terminate on September 1, 2002 and September 31, 2002. Future minimum lease payments at March 31, 2002 are as follows:

2002	$35,310

Rent expense for the Company’s premises amounted to $17,655 for the three months ended March 31, 2002.

(5)    Related Party Transactions

The Company has a service arrangement with an affiliated organization, which is owned by the stockholders of the Company. The Company provides office space, equipment, administrative services and other services to the affiliates. Pursuant to the arrangement, the affiliate is required to reimburse the Company for these services. The Company was reimbursed $163,637 for such services during the three months ended March 31, 2002.

Included in salaries and employee benefits in the statement of income are salaries of $12,440 paid to stockholders.

(6)    Subsequent events

On June 1, 2002, the Company was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. In connection with the acquisition, NFP issued common stock with a fair market value of $750,000 and paid cash of $3,000,000. All shares of the common stock of the Company were cancelled and retired as of the date of the merger.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

COMBINED STATEMENT OF FINANCIAL CONDITION (Unaudited)

June 30, 2002

ASSETS
Assets:
Cash	$28,652
Fees receivable	18,472
Property and equipment, net	58,890

Total assets	$106,014

LIABILITIES AND OWNERS’ EQUITY
Liabilities:
Accounts payable	$25,912
Accrued expenses and other liabilities	79
Bank loan	35,287

Total liabilities	61,278

Commitments (Note 4)

Owners’ equity:
Common stock, $.01 par value: Authorized 100,000 shares; 300 shares issued and outstanding	3
Additional paid-in capital	999
Members capital	267,815
Accumulated deficit	(224,081)

Total owners’ equity	44,736

Total liabilities and owners’ equity	$106,014

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

COMBINED STATEMENT OF INCOME (Unaudited)

For the six months ended June 30, 2002

Revenue:
Commissions	$623,763
Investment advisory fees	13,590
Other	23,516

Total revenue	660,869

Expenses:
Salaries and employee benefits	231,646
Occupancy	104,612
Marketing	26,316
Supplies & equipment	20,263
Professional fees	16,063
Depreciation	12,328
Licenses & permits	4,538
Other	18,899

Total expenses	434,665

Net income	$226,204

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

COMBINED STATEMENT OF CHANGES IN OWNERS’ EQUITY (Unaudited)

For the six months ended June 30, 2002

	Common stock	Additional paid-in capital	Members capital	Accumulated deficit	Total owners’ equity
Beginning balance as of:
January 1, 2002	$3	999	267,815	(162,820)	105,997
Contributions	—	—	—	118,745	118,745
Distributions	—	—	—	(406,210)	(406,210)
Net income	—	—	—	226,204	226,204

Balance as of June 30, 2002	$3	999	267,815	(224,081)	44,736

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

COMBINED STATEMENT OF CASH FLOWS (Unaudited)

For the six months ended June 30, 2002

Cash flows from operating activities:
Net Income	$226,204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,328
Changes in operating assets and liabilities:
Increase in fees receivable	(7,984)
Decrease in other assets	503
Increase in accounts payable	22,255
Decrease in accrued expense and other liabilities	(22,275)

Net cash used in operating activities	231,031

Cash flows from investing activities:
Purchases of property and equipment	(4,746)

Net cash used in investing activities	(4,746)

Cash flows from financing activities:
Capital contributions	118,745
Capital distributions	(406,210)
Proceeds from borrowings	13,473

Net cash used in financing activities	(273,992)

Net decrease in cash and due from banks	(47,707)
Cash at January 1, 2002	76,359

Cash at June 30, 2002	$28,652

Supplemental disclosure of cash flow information
Cash paid for interest	$972

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)

June 30, 2002

(1)    Organization

The accompanying financial statements reflect the combined financial statements of Smith, Frank, & Partners, LLC, Smith and Frank Group Services, Inc., Randy Smith, Chris Fay, and Frank Voigt (collectively “the Companies”). Smith, Frank, and Partners, LLC (“SFP”) is a limited liability company established on June 9, 1999, Smith and Frank Group Services, Inc. (“SFGS”) is a New York “S” corporation incorporated on January 31, 1997 and Randy Smith, Chris Fay, and Frank Voigt are the shareholders and members of SFP and SFGS as well as sole proprietors. The financial statements have been prepared on a combined basis due to the common ownership. The Companies provide financial planning to both individuals and businesses in the areas of investment advice, estate and retirement planning and benefits programs. As a financial advisor, the Companies offer a full range of services including full financial plans, which cover analysis of a client’s current financial positions, cash flows and their ability to fund short and long range goals, and investment advice involving the sale of financial products on both a fee and commission basis.

(2)    Summary of Significant Accounting Principles

Principles of Combination

The accompanying combined financial statements include all of the accounts of SFP and SFGS and the related financial planning business revenues and expenses of Randy Smith, Chris Fay, and Frank Voigt. All intercompany balances and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation

All normal recurring adjustments have been reflected in the unaudited financial statements. Results of the interim period should not always be considered a predication of the full year’s results.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Investment advisory fees are recognized as income over the period earned. Investment advisory fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees, including consulting fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on trade date.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

June 30, 2002

Cash

Cash is held at one major financial institution.

Income Taxes

No federal, state or local income taxes are provided for SFP, a limited liability company, as the members are individually liable for their share of federal, state and local income tax liabilities.

SFGS has elected to be treated as an S-Corporation, and as such is not itself subject to federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Randy Smith, Chris Fay, and Frank Voigt are each responsible for their respective federal            , state and local income tax liabilities and accordingly no income taxes have been provided for in these combined financial statements.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation, computed using the straight-line method over useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

(3)    Property and Equipment

Components of property and equipment as of June 30, 2002 were as follows:

Furniture and equipment	$77,157
Leasehold improvements	42,968

Total	120,125
Less: accumulated depreciation and amortization	(61,235)

$58,890

Depreciation and amortization expense for the year ended June 30, 2002 amounted to $12,328.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(4)    Commitments

The Company entered into a lease to rent property located in Dallas, Texas which currently houses its operations. The lease extends through July 31, 2004. Future minimum lease payments at June 30, 2002 approximate:

2002	$77,994
2003	155,987
2004	90,992

$324,973

Rent expense for the Company’s premises amounted to $91,461 for the six months ended June 30, 2002

(5)    Bank Loan and Line of Credit

The Company maintains a line of credit with a bank to support their operations. The line of credit was established on June 13, 2001 with a commitment amount of $100,000. As of June 30, 2002, the Company had $35,287 outstanding. The average and maximum balance outstanding during the year was $31,186 and $35,846, respectively. Interest on outstanding borrowings under the credit facility bear interest at prime plus 2.5%. At June 30, 2002 the effective interest rate on borrowings was 6.23%.

(6)    Subsequent events

On June 24, 2002, SFP was merged into SFGS, with SFGS as the surviving Corporation.

On July 1, 2002, SFGS was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. NFP issued common stock with a fair market value of $1,750,000 and paid cash of $1,750,000. All shares of the common stock of SFGS were cancelled and retired as of the date of the merger. In connection with the acquisition, all payments received by Randy Smith, Chris Fay, and Frank Voigt relating to the selling of the products or services of SFGS are to be paid to or transferred to NFP Securities, Inc., a wholly owned registered broker dealer and investment advisor of NFP.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF FINANCIAL CONDITION (Unaudited)

September 30, 2002

ASSETS
Assets:
Cash and cash equivalents	$35,637
Fees receivable	612
Property and equipment, net	5,670

Total assets	$41,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued expenses	$8,741

Total liabilities	8,741

Commitments (Note 5)

Stockholders’ equity:
Common Stock, Series A, voting, no par value: Authorized 100,000 shares; 10,000 shares issued and outstanding	5,000
Common Stock, Series B, nonvoting, no par value: Authorized 100,000 shares; no shares issued and outstanding	—
Retained earnings	28,178

Total stockholders’ equity	33,178

Total liabilities and stockholders’ equity	$41,919

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF INCOME (Unaudited)

For the nine months ended September 30, 2002

Revenue:
Investment advisory fees	$1,042,209
Financial planning fees	48,316
Interest income	1,697

Total revenue	1,092,222

Expenses:
Salaries and employee benefits	731,731
Occupancy	62,529
Professional fees	39,194
Supplies & equipment	33,679
Communication	25,003
Travel and entertainment	22,298
Depreciation	6,499
Marketing	5,275
Other	15,560

Total expenses	941,768

Net income	$150,454

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

For the nine months ended September 30, 2002

	Common stock series A	Common stock series B	Retained earnings	Total stockholders’ equity
Beginning balance as of January 1, 2002	$5,000	$—	$94,508	$99,508
Net income	—	—	150,454	150,454
Distributions	—	—	(216,784)	(216,784)

Balance as of September 30, 2002	$5,000	$—	$28,178	$33,178

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF CASH FLOWS (Unaudited)

For the nine months ended September 30, 2002

Cash flows from operating activities:
Net income	$150,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,499
Changes in operating assets and liabilities:
Decrease in fees receivable	69,941
Increase in accounts payable	8,741
Decrease in accrued expenses	(10,828)

Net cash provided by operating activities	224,807

Cash flows from investing activities:
Purchases of property and equipment	(3,889)

Net cash used in investing activities	(3,889)

Cash flows from financing activities:
Distributions	(216,784)

Net cash used in financing activities	(216,784)

Net decrease in cash and cash equivalents	4,134
Cash and cash equivalents at January 1, 2002	31,503

Cash and cash equivalents at September 30, 2002	$35,637

Cash paid for interest	$—

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

September 30, 2002

(1)    Organization

Delessert Financial Services, Inc. (the “Company”) is an S Corporation, created in 1994. The Company is a financial planner servicing the financial needs of high net worth individuals, families, trusts and pension plans. The Company assists individuals and trustees in evaluating portfolio managers and mutual funds, calculating time weighted rate of return and comparing the results to relevant benchmarks. The Company also identifies alternative managers within the investment objectives of the client.

(2)    Summary of Significant Accounting Principles

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Investment advisory fees are recognized as income over the period earned. Investment advisory fees collected in advance are deferred and recognized as income over the period earned. Financial planning fees are recognized when all contractual obligations have been satisfied.

Basis of Presentation

All normal recurring adjustments have been reflected in the unaudited financial statements. Results of the interim period should not always be considered a predication of the full year’s results.

Cash and cash equivalents

Cash equivalents consist of certificates of deposit with an initial term of less than three months. For the purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are held at one major financial institution.

Income Taxes

The Company has elected to be treated as an S-Corporation, and as such is not itself subject to U.S. Federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation computed using the straight-line method over estimated useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

DELESSERT FINANCIAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

September 30, 2002

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

(3)    Property and Equipment

Components of property and equipment at September 30, 2002 were as follows:

Furniture and equipment	$159,040

Total	159,040
Less: accumulated depreciation and amortization	(153,370)

$5,670

Depreciation and amortization expense for the year ended September 30, 2002 amounted to $6,499.

(4)    Retirement plan

The Company maintains a qualified profit-sharing plan known as the Delessert Financial Services, Inc. Retirement Plan and Trust (Plan) under provisions of Section 401(k) of the Internal Revenue Code. Under the terms of the Plan, each participant is able to contribute, up to 10% of compensation before the reduction. Employees who have completed one year of service and have attained the age of 21 are eligible to participate in the Plan. The Company contributes to the Plan an amount equal to the contribution of each eligible employee. Profit sharing expense was $34,385 for the nine months ended September 30, 2002.

(5)    Commitments

The Company entered into a lease to rent property located in Massachusetts, which currently houses the Company’s operations. The current lease terminates on August 31, 2002. The Company has entered into a new lease agreement, which commences on September 1, 2002 and extends through August 31, 2009. Future minimum lease payments at September 30, 2002 approximate:

2002	$14,330
2003	62,160
2004	62,160
2005	62,160
2006	62,160
Thereafter through 2009	165,760

$428,730

Rent expense for the nine months ended September 30, 2002 amounted to $49,964.

DELESSERT FINANCIAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

(6)    Subsequent events

On October 1, 2002, the Company was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. In connection with the acquisition, NFP issued common stock with a fair market value of $499,688 and paid cash of $2,000,313. All shares of the common stock of the Company were cancelled and retired as of the date of the merger. In connection with the acquisition, the Delessert Financial Services, Inc. Retirement Plan and Trust will be merged into NFP’s National Financial Partners Corp. 401(k) Plan on January 1, 2004.

Report of Independent Accountants

To the Board of Directors, Stockholders’

And Members of Wharton Equity Corporation II, LLC and Affiliates

In our opinion, the accompanying combined statement of financial condition and related combined statements of income, changes in owners’ equity and cash flows, present fairly, in all material respects, the financial position of Wharton Equity Corporation II, LLC and Affiliates (the “Companies”) at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Companies’ management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

April 1, 2003

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

COMBINED STATEMENT OF FINANCIAL CONDITION

December 31, 2002

ASSETS
Assets:
Cash	$31,957
Commissions receivable	172,044
Property and equipment, net	23,125

Total assets	$227,126

OWNERS’ EQUITY
Commitments (Note 3)

Owners’ equity:
Common stock, no par value: Authorized 1,000 shares; 200 shares issued and outstanding	$8,539
Additional paid-in-capital	29,816
Members’ capital	(43)
Proprietor’s Capital	8,282
Retained earnings	180,532

Total owners’ equity	$227,126

The accompanying notes are an integral part of these financial statements.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

COMBINED STATEMENT OF INCOME

For the year ended December 31, 2002

Revenue:
Commissions	$2,080,865
Fees	2,013

Total revenue	2,082,878

Expenses:
Salaries and employee benefits	571,936
Overhead reimbursement to third party administrator	282,938
Loss due to abandonment of leasehold improvements	41,644
Travel and entertainment	68,661
Depreciation and amortization	12,578
Professional fees	20,249
Marketing	55,590
Office supplies	22,722
Occupancy	26,731
Telephone	9,999
Computer and equipment	9,975
Automobile	12,167
Other	10,746

Total expenses	1,145,936

Net income	$936,942

The accompanying notes are an integral part of these financial statements.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

COMBINED STATEMENT OF CHANGES IN OWNERS’ EQUITY

For the year ended December 31, 2002

	Common stock	Additional paid-in- capital	Members’ capital	Proprietor’s capital	Retained earnings	Total owners’ equity
Balance as of
January 1, 2002	$8,539	$—	$—	$—	$56,363	$64,902
Contributions	—	29,816	1,600	—	—	31,416
Distributions	—	—	—	(806,134)	—	(806,134)
Net income	—	—	(1,643)	814,416	124,169	936,942

Balance as of
December 31, 2002	$8,539	$29,816	$(43)	$8,282	$180,532	$227,126

The accompanying notes are an integral part of these financial statements.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

COMBINED STATEMENT OF CASH FLOWS

For the year ended December 31, 2002

Cash flows from operating activities:
Net income	$936,942
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,578
Loss due to abandonment of leasehold improvements	41,644
Changes in operating assets and liabilities:	—
Increase in accounts receivable	(147,255)

Net cash provided by operating activities	843,909

Cash flows from investing activities:
Purchases of property and equipment	(34,487)

Net cash used in investing activities	(34,487)

Cash flows from financing activities:
Capital contributions	31,416
Capital distributions	(806,134)
Loan repayment	(16,500)

Net cash used in financing activities	(791,218)

Net increase in cash	18,204
Cash and cash equivalents at January 1, 2002	13,753

Cash and cash equivalents at December 31, 2002	$31,957

Supplemental disclosures of cash flow information:
Cash paid for interest	$—

Cash paid for taxes	$—

The accompanying notes are an integral part of these financial statements.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2002

(1)    Organization

The accompanying financial statements reflect the combining of the financial statements of Wharton Equity Corporation II, LLC, Strategic Planning Resources, Inc., John Tillger, and Andrew DeGroat (collectively “the Companies”). Wharton Equity Corporation II, LLC (“WECII”) is a Pennsylvania “S” corporation incorporated on April 26, 2002, Strategic Planning Resources, Inc. (“SPR”) is a Pennsylvania Corporation incorporated on February 11, 1998 and John Tillger and Andrew DeGroat are both the members of WECII as well as sole proprietors. Andrew DeGroat is the sole shareholder of SPR. The financial statements have been prepared on a combined basis due to the common ownership.

The Companies generate revenue from the sale of commissionable insurance and securities products. In addition, John Tillger and Andrew DeGroat receive investment advisory revenue from both high net worth individuals and retirement plans for providing investment advisory services. SPR receives commissions from the sale of non-registered insurance products, and does not maintain a securities license. WECII does not generate any revenue or provide any service to clients but employs the staff and maintains the lease for the principal business office. WECII is reimbursed for all operating expenses from John Tillger and Andrew DeGroat.

(2)    Summary of Significant Accounting Principles

Principles of Combination

The accompanying combined financial statements include all of the accounts of WEC II and SPR and the related business revenues and expenses of John Tillger and Andrew DeGroat. All intercompany transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Investment advisory fees are recognized as income over the period earned. Investment advisory fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees, including consulting fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on trade date.

Cash and cash equivalents

Cash consist of deposits with a financial institution and a money market fund with an initial term of less than three months. For the purposes of the statement of cash flows, the Companies consider all highly liquid instruments with original maturities of three months or less to be cash equivalents.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Income Taxes

No federal, state or local income taxes are provided for WECII, a limited liability company, as the members are individually liable for their share of federal, state and local income tax liabilities.

John Tillger and Andrew DeGroat are each responsible for their respective federal, state and local income tax liabilities and accordingly no income taxes have been provided for in these combined financial statements.

SPR accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes, which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized. No federal, state and local taxes have been provided by SPR, as SPR currently operates at a loss. At December 31, 2002 no deferred tax assets or liabilities are required to be recognized under SFAS 109.

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Companies disclose estimated fair values for its financial instruments. The fair value of cash equivalents and accounts receivable are considered to approximate their carrying amount because they are short term in nature.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation computed using the straight-line method over useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Components of properties and equipment as of December 31, 2002 were as follows:

Computer equipment	$28,385
Furniture and equipment	5,088

Total	33,473
Less: accumulated depreciation	(10,348)

$23,125

Depreciation expense for the year ended December 31, 2002 was $12,578.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(3)    Commitments

The Companies entered into a lease to rent offices located in Horsham, Pennsylvania. The lease extends through 2007. Future minimum lease payments at December 31, 2002 approximate:

2003	$ 67,154
2004	67,154
2005	67,154
2006	67,154
2007	39,173

$307,789

Rental expense for the year December 31, 2002 was $23,216.

(4)    Retirement plan

Effective August 1, 2002, Wharton Equity Corporation II, LLC established the Wharton Equity Corporation II, LLC 401(k) Plan (the “Plan”). Wharton Equity Corporation II, LLC matches employee contributions equal to 100% of employee contributions up to 3% of compensation plus 50% of employee contributions between 3% and 5% of employee compensation. Amounts charged to expenses relating to the Plan by the Wharton Equity Corporation II, LLC were $6,526 for the year ended December 31, 2002.

(5)    Related Party Transactions

SPR, John Tillger and Andrew DeGroat (“affiliates”) have a service arrangement with WECII, which is owned by John Tillger and Andrew DeGroat. WECII provides office space, equipment, administrative services and other services to the affiliates. Pursuant to the arrangement, the affiliates are required to reimburse WECII for these services. WECII was reimbursed $194,535 for such services during the year ended December 31, 2002. The transfer and reimbursement of expenses have been eliminated for purposes of these combined financial statements.

(6)    Service arrangement

Prior to WECII commencement of operations on August 1, 2002, the affiliates had a service arrangement with a third party administrator, which arrangement was terminated on July 30, 2002. The third party administrator was paid $282,938, by the affiliates, for such services during the year ended December 31, 2002.

(7)    Subsequent events

On January 1, 2003, the Companies were acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. NFP issued common stock with a fair market value of $750,000 and paid cash of $3,000,000 and acquired all of the outstanding membership interest of WECII and all of the outstanding stock of SPR. All outstanding shares of common stock of SPR were cancelled and retired as of the date of the merger. In connection with the acquisition, all payments received by John Tillger and Andrew DeGroat relating to the selling of the products or services of WECII and SPR are to be paid to or transferred to NFP Securities, Inc., a wholly owned registered broker dealer and investment advisor of NFP.

In connection with the acquisition, the Wharton Equity Corporation II, LLC 401(k) Plan will be merged into NFP’s National Financial Partners Corp. 401(k) Plan on January 1, 2005.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.

Lynnfield, Massachusetts

We have audited the accompanying combined balance sheet of International Risk Consultants, Inc. (I.R.C., Inc.) and Occupational Health Underwriters, Inc. (O.H.U., Inc.) as of December 31, 2002, and the related combined statements of income and comprehensive income, changes in stockholder’s equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of I.R.C., Inc. and O.H.U., Inc. as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplementary information on pages F-73 through F-75 is presented for purposes of additional analysis and is not a required part of the basic combined financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic combined financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic combined financial statements taken as a whole.

The combined financial statements include the accounts of I.R.C., Inc. and O.H.U., Inc. collectively referred to as the Companies, which are affiliated by virtue of common ownership. All significant intercompany transactions have been eliminated in combination.

/s/    Melanson, Heath & Company P.C.

Nashua, New Hampshire

February 21, 2003

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINED BALANCE SHEET

December 31, 2002

ASSETS
Current Assets:
Cash and cash equivalents	$567,701
Securities available-for-sale	23,777
Restricted cash	4,541,092
Interest receivable	81,313
Note receivable—officer	15,000
Security deposit	200

Total Current Assets	5,229,083
Property and Equipment, net	111,917

TOTAL ASSETS	$5,341,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Fiduciary liability	$4,541,092
Line of credit	9,876
Current portion of capital lease obligations	41,395
Accrued liabilities	444,114

Total Current Liabilities	5,036,477
Capital Lease Obligations, net of current portion	25,520

Stockholder’s Equity:
1,000 shares, no par value I.R.C., Inc. common stock authorized, 200 shares issued and outstanding.	200
200,000 shares, no par value O.H.U., Inc. common stock authorized, 333 shares issued and outstanding.	333
Retained earnings	121,734
Additional paid-in capital	192,366
Accumulated other comprehensive loss	(35,630)

Total Stockholder’s Equity	279,003

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$5,341,000

See notes to the combined financial statements.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

For the Year Ended December 31, 2002

Revenues:
Commissions, net	$5,286,676

Total Revenues	5,286,676
Expenses:
Salaries and employee benefits	2,523,368
Operating expenses	1,207,772

Total Expenses	3,731,140

Income From Operations	1,555,536
Other Income (Expenses):
Interest and dividend income	37,383
Interest expense	(11,235)

Total Other Income	26,148

Net Income	1,581,684
Other Comprehensive Loss, net of income tax:
Unrealized holding loss	(12,816)

Comprehensive Income	$1,568,868

See notes to the combined financial statements.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the Year Ended December 31, 2002

	Total	Comprehensive Income	Common Stock	Retained Earnings (Deficit)	Additional Paid-In Capital	Accumulated Other Comprehensive Loss
Beginning balances	$172,770		$533	$2,685	$192,366	$(22,814)
Comprehensive income:
Net income	1,581,684	$1,581,684	—	1,581,684	—	—
Unrealized holding loss	(12,816)	(12,816)	—	—	—	(12,816)

Comprehensive income		$1,568,868

Distributions on common stock	(1,462,635)		—	(1,462,635)	—	—

Ending balances	$279,003		$533	$121,734	$192,366	$(35,630)

See notes to the combined financial statements.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

Cash Flows From Operating Activities:
Net income	$1,581,684
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33,089
Increase in interest receivable	(22,334)
Decrease in other receivables	30,000
Increase in accrued liabilities	216,767

Net Cash Provided by Operations	1,839,206
Cash Flows From Investing Activities:
Repayment of note receivable—officer	10,000

Net Cash Provided by Investing Activities	10,000
Cash Flows From Financing Activities:
Payments on capital lease obligations	(36,377)
Payments on line of credit, net	(60,124)
Distributions to shareholders	(1,462,635)

Net Cash Used by Financing Activities	(1,559,136)

Net Increase	290,070
Cash and Cash Equivalents, Beginning	277,631

Cash and Cash Equivalents, Ending	$567,701

See notes to the combined financial statements.

INTERNATIONAL RISK CONSULTANTS, INC.  AND  OCCUPATIONAL HEALTH UNDERWRITERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

December 31, 2002

1.    Nature of Business:

International Risk Consultants, Inc. (I.R.C., Inc.) and Occupational Health Underwriters, Inc. (O.H.U., Inc.) (collectively the Companies), located in Lynnfield, Massachusetts, were established in January, 1990 and June, 1994, respectively. I.R.C., Inc. underwrites and administers insurance and risk management business to commercial customers located mainly throughout the eastern part of the United States. Contracts underwritten are placed with other insurance companies. O.H.U., Inc. writes and underwrites workers’ compensation insurance to customers throughout the eastern part of the United States.

2.    Summary of Significant Accounting Policies:

The following is a summary of significant accounting policies of the Companies used in preparing and presenting the accompanying financial statements:

Method of Accounting

The Companies uses the accrual method of accounting for both financial and tax reporting purposes. This method recognizes revenues and expenses and the related assets and liabilities when earned or incurred without regard to the time of receipt or payment.

Revenue Recognition

Commission income is generally recognized as of the effective date of insurance policies, except for commissions on installment premiums that are recognized periodically as billed. I.R.C., Inc.’s primary business involves underwriting and administering stop-loss insurance policies. These policies are self-billing policies, whereby the client remits premiums to the Company or third party administrator based upon the number of employees in their plan, during a given month. These self-billing policies are considered contingent commissions and revenue is not recognized until received. The income effects of subsequent premium and fee adjustments are recorded when the adjustments become known.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include unrestricted checking and savings accounts, as well as money market funds at December 31, 2002.

Restricted Cash and Fiduciary Liability

In its capacity as an insurance managing general underwriter, I.R.C., Inc. collects premiums from insured or third party administrators and, after deducting its commissions, remits the premiums to the respective insurance carriers and risk takers. I.R.C., Inc. also maintains fiduciary responsibility on behalf of the risk takers over claims administration. Unremitted insurance premiums are held in a fiduciary capacity and remitted on a monthly basis net of an operational working balance of one million dollars per agreement with the risk takers. I.R.C., Inc. is allowed to retain the interest income generated by the escrow accounts. The interest income generated by the fiduciary accounts belongs to the risk takers. The balance in the fiduciary accounts at December 31, 2002 was $4,541,092. The fiduciary accounts are covered by a combination of Federal Deposit Insurance and Deposits Insurance Fund for the total carrying amount.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

Securities Available-For-Sale

The Companies classify marketable securities as “available for sale”. Securities classified as “available for sale” are carried in the financial statements at fair value of $23,777. Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings; unrealized holding gains and losses are reported in other comprehensive income. The cost of these securities is $59,407 and unrealized holding losses total $35,630 at December 31, 2002.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, including amortization of capital lease assets.

Income Taxes

The Companies, with the consent of their stockholders, have elected under the Internal Revenue Code to be treated as S corporations. In lieu of corporation income taxes the stockholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income is separately disclosed in the accompanying statement of changes in stockholder’s equity.

3.    Property and Equipment:

Property and equipment as of December 31, 2002 is summarized below:

Office equipment and furniture	$55,713
Property held under capital lease	278,225

Total	333,938
Less: accumulated depreciation	(222,021)

Property and equipment, net	$111,917

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

4.    Accrued Liabilities:

The following is a summary of accrued liabilities as of December 31, 2002:

Accrued pension costs	$20,000
Accounts payable and accrued commissions	93,481
Other accrued expenses	330,633

Accrued liabilities	$444,114

5.    Bank Credit Line:

I.R.C., Inc. has entered into an agreement with Eastern Bank to secure a $200,000 revolving line of credit that is renewed annually. The line carries interest at the bank’s base rate plus 0%, floating. The line of credit is secured by substantially all of I.R.C., Inc.’s assets and the personal guarantee of its President. The credit line has an outstanding balance of $9,876 at December 31, 2002.

6.    Operating Leases:

I.R.C., Inc. leases vehicles and office equipment under operating lease agreements that expire in various years through 2005. Lease payments totaled approximately $34,000 in 2002. A schedule of approximate future lease payments under these agreements is as follows:

Amount
2003	$23,523
2004	18,370
2005	7,333

Total	$49,226

7.    Capital Leases:

Capital lease liabilities consisted of the following at December 31, 2002:

Capital lease payable to a financing company in monthly payments of $3,615 (including principal and interest) to June 2004, secured by equipment and personally guaranteed by the stockholder.	$58,719
Capital lease payable to a financing company in monthly payments of $353 (including principal and interest of 10%) to February 2005, secured by equipment.	8,196

Total capital lease obligations	66,915
Less: amount due within one year	(41,395)

Capital leases, net of current portion	$25,520

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

Future minimum lease payments under capital leases are as follows:

2003	$47,616
2004	25,926
2005	4,236

Total minimum lease payments	77,778
Less: amount representing interest	(10,863)

Present value of minimum lease payments	$66,915

The gross amount of assets in the balance sheet recorded under capital leases totaled $128,190 with $42,857 of amortization included in accumulated depreciation.

8.    Retirement Plan:

The Companies each have a 401(k) retirement plan in which all employees may participate. Enrollment dates for the plan are January 1 and July 1 of the calendar year. The Companies match the employee’s contribution up to a maximum contribution of six percent of each employee’s compensation. Employees become vested in the employer’s matching contribution at a rate of 25% after two years of service, 50% after three years, 75% after four years and 100% after five years. For the year ended December 31, 2002, I.R.C., Inc and O.H.U., Inc. made matching contributions of $109,551 and $21,182, respectively.

9.    Related Party Transactions:

As of December 31, 2002, I.R.C., Inc. had a note receivable from its President in the amount of $15,000 with no fixed repayment terms.

10.    Income Taxes:

The Companies utilize Statement of Financial Accounting Standards (FAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The amounts of deferred tax assets and liabilities are immaterial to the financial statements for the year ended December 31, 2002.

11.    Supplemental Disclosures to the Statement of Cash Flows:

In 2002 the Companies paid $11,235 in cash for interest.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

12.    Concentrations of Market Risk:

I.R.C., Inc. services accounts underwritten by two insurance carriers. Both provide for a two year run-out period of payments in the event of termination of the contract.

O.H.U., Inc. services accounts underwritten by one insurance carrier. The service contract provides for a one year run-out period of payments in the event of termination of the contract.

13.    Subsequent Events:

On April 3, 2003, I.R.C., Inc. and O.H.U., Inc. were acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. NFP issued common stock with a fair market value of $3,780,000 and paid cash of $2,520,000. All shares of the common stock of I.R.C., Inc. and O.H.U., Inc. were cancelled and retired as of the date of the merger.

In connection with the acquisition, the retirement plan for the Companies will be merged into NFP’s National Financial Partners Corp. 401(k) Plan on January 1, 2005.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINING BALANCE SHEET

December 31, 2002

	I.R.C., Inc.	O.H.U., Inc.	Eliminations	Combined
ASSETS
Current Assets:
Cash and cash equivalents	$561,633	$6,068	$—	$567,701
Securities available-for-sale	23,777	—	—	23,777
Restricted cash	4,541,092	—	—	4,541,092
Interest receivable	81,313	—	—	81,313
Due from O.H.U., Inc.	60,000	—	(60,000)	—
Note receivable—officer	15,000	—	—	15,000
Security deposit	200	—	—	200

Total Current Assets	5,283,015	6,068	(60,000)	5,229,083
Property and Equipment, net	111,917	—	—	111,917

TOTAL ASSETS	$5,394,932	$6,068	$(60,000)	$5,341,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Fiduciary liability	$4,541,092	$—	$—	$4,541,092
Line of credit	9,876	—	—	9,876
Current portion of capital lease obligations	41,395	—	—	41,395
Due to I.R.C., Inc.	—	60,000	(60,000)	—
Accrued liabilities	439,114	5,000	—	444,114

Total Current Liabilities	5,031,477	65,000	(60,000)	5,036,477
Capital Lease Obligations, net of current portion	25,520	—	—	25,520
Stockholder’s Equity:
Common stock	200	333	—	533
Retained earnings (deficit)	373,365	(251,631)	—	121,734
Additional paid-in capital	—	192,366	—	192,366
Accumulated other comprehensive income	(35,630)	—	—	(35,630)

Total Stockholder’s Equity	337,935	(58,932)	—	279,003

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$5,394,932	$6,068	$(60,000)	$5,341,000

See independent auditors’ report.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINING STATEMENT OF INCOME AND COMPREHENSIVE INCOME

For the Year Ended December 31, 2002

	I.R.C., Inc.	% of Revenue	O.H.U., Inc.	% of Revenue	Combined
Revenues:
Commissions, net	$4,798,446	100.0%	$488,230	100.0%	$5,286,676

Total Revenues	4,798,446	100.0	488,230	100.0	5,286,676
Expenses:
Salaries and employee benefits	2,172,761	45.3	350,607	71.8	2,523,368
Operating expenses	1,071,668	22.4	136,104	27.9	1,207,772

Total Expenses	3,244,429	67.7	486,711	99.7	3,731,140

Income From Operations	1,554,017	32.3	1,519	0.3	1,555,536
Other Income (Expenses):
Interest and dividend income	37,383	0.8	—	—	37,383
Interest expense	(11,235)	(0.3)	—	—	(11,235)

Total Other Income (Expenses)	26,148	0.5	—	—	26,148

Net Income	1,580,165	32.8%	1,519	0.3%	1,581,684

Other Comprehensive Income, net of income tax:
Unrealized holding loss	(12,816)		—		(12,816)

Comprehensive Income	$1,567,349		$1,519		$1,568,868

See independent auditors’ report.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINED SCHEDULE OF OPERATING EXPENSES

For the Year Ended December 31, 2002

	I.R.C., Inc.	% of Revenue	O.H.U., Inc.	% of Revenue	Combined
401(k) contributions	$109,551	2.3%	$21,182	4.3%	$130,733
Auto expenses	63,859	1.3	4,659	1.0	68,518
Consulting and professional	246,587	5.1	66,777	13.7	313,364
Contributions	5,375	0.2	—	—	5,375
Depreciation	33,089	0.7	—	—	33,089
Dues and subscriptions	15,063	0.3	3,727	0.8	18,790
Furniture and equipment rental	9,441	0.2	—	—	9,441
Insurance	116,694	2.4	—	—	116,694
Miscellaneous expense	8,878	0.2	—	—	8,878
Office supplies and expense	51,092	1.1	10,223	2.1	61,315
Other taxes, fees and charges	29,440	0.6	2,368	0.5	31,808
Postage and reproduction expense	28,049	0.6	—	—	28,049
Rent	82,455	1.7	—	—	82,455
Repairs and maintenance	28,566	0.6	—	—	28,566
Taxes—payroll	95,500	2.0	24,656	5.0	120,156
Telephone expense	37,750	0.8	—	—	37,750
Travel and entertainment	92,335	1.9	2,512	0.5	94,847
Utilities	17,944	0.4	—	—	17,944

Total Operating Expenses	$1,071,668	22.4%	$136,104	27.9%	$1,207,772

See independent auditors’ report.

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Administrative Systems, Inc. and The Balanced Program, Inc.

Seattle, Washington

We have audited the accompanying combined balance sheet of Administrative Systems, Inc. and The Balanced Program, Inc. as of December 31, 2002, and the related combined statements of income, changes in stockholder’s equity and cash flows for the year then ended. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Administrative Systems, Inc. and The Balanced Program, Inc. as of December 31, 2002, and the combined results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The information included in the accompanying combining schedules to the financial statements is presented only for supplementary analysis purposes. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    Abramson Pendergast & Company

March 4, 2003

COMBINED FINANCIAL STATEMENTS

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINED BALANCE SHEET

December 31, 2002

ASSETS
Current assets:
Cash	$295,114
Cash accounts for the exclusive benefit of customers	667,695
Accounts receivable	385,634
Prepaid expenses	47,613
Employee advance	3,000
Due to partnership	4,500

Total current assets	1,403,556

Property and equipment (Note 5)	1,045,622

Total assets	$2,449,178

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$108,232
Payable to mutual fund and insurance companies	667,695
Accrued vacations	31,473

Total current liabilities	807,400

Stockholder’s equity:
Common stock:
ASI—no par value, 1,000,000 shares authorized, 1,000 shares issued and outstanding	1,000
BPI—no par value, 1,000,000 shares authorized, 400 shares issued and outstanding	200
Additional paid-in capital	366,280
Retained earnings	1,274,298

Total stockholder’s equity	1,641,778

Total liabilities and stockholder’s equity	$2,449,178

See notes to financial statements.

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINED STATEMENT OF INCOME

Year Ended December 31, 2002

Revenues:
Service fees	$2,912,703
Commissions	934,267
Employer fee income	45,511

3,892,481

Expenses:
Selling, general and administrative	1,461,468
Salaries	1,481,700
Commissions	137,340

3,080,508

Operating income	811,973

Other income:
Interest income	4,686
Other income	28,243
Net trading losses from marketable securities	(17,341)
Interest expense	(15,634)

(46)

Net income	$811,927

See notes to financial statements.

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

Year Ended December 31, 2002

	Common stock—ASI	Common stock—BPI	Additional paid-in capital	Retained earnings
January 1, 2002	1,000	200	$101,280	$1,272,172
Net income	—	—	—	811,927
Capital contribution	—	—	265,000	—
Distributions	—	—	—	(809,801)

December 31, 2002	1,000	200	$366,280	$1,274,298

See notes to financial statements.

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINED STATEMENT OF CASH FLOWS

Year Ended December 31, 2002

Cash flows from operating activities:
Net income	$811,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,110
Cash provided (used) by changes in operating assets and liabilities:
Marketable securities	16,958
Accounts receivable	(14,459)
Employee advance	(2,864)
Prepaid expenses	(5,108)
Due to partnership	(4,500)
Accounts payable	16,329
Accrued vacations	14,357

Net cash provided by operating activities	902,750

Cash flows from investing activities:
Purchases of property and equipment	(469,564)

Cash flows from financing activities:
Borrowings on line of credit	30,000
Payments on line of credit	(10,000)
Payment of distributions	(704,124)

Net cash used by financing activities	(684,124)

Net decrease in cash	(250,938)

Cash, January 1	546,052
Cash, December 31	$295,114

See notes to financial statements.

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1    Nature of business:

Administrative Systems, Inc. (ASI) and The Balanced Program, Inc. (BPI), (collectively, the Companies), are subsidiaries of Cashman Enterprises, Inc. and are located in Seattle, Washington.

BPI sells supplemental benefits including life insurance, annuities, mutual funds, and supplemental health insurance.

ASI is a third-party administrator for insurance companies throughout the United States and for Pennsylvania Mutual Funds. The Securities Exchange Commission and the National Association of Securities Dealers (NASD) consider ASI a broker/dealer due to the ASI’s relationship with Pennsylvania Mutual Funds.

2    Summary of significant accounting policies:

Cash and equivalents:

The Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable:

The Companies record trade accounts receivable from customers based on monthly billings for services performed. The past due status of individual accounts is determined by the related customer contracts. Accounts are written off as uncollectible when management determines that collection of the balance is remote.

Revenue recognition:

Service fee revenue is recognized as it is earned. Other revenue, such as commissions, are recognized when received. Use of this method does not result in a material difference from the accrual method required by generally accepted accounting principles.

Property and equipment:

Property and equipment are carried at cost. When retired or otherwise disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference, less any amount realized from disposition, is reflected in earnings. Repairs and maintenance are charged to operating expenses. Costs of significant improvements and renewals are capitalized.

For financial statement purposes, depreciation is provided using the straight-line method over the estimated useful lives of the assets. For federal income tax purposes, depreciation is provided using methods and lives prescribed by applicable tax laws.

There was no amortization of software development costs as of December 31, 2002. Amortization will begin when the software is ready for its intended use and will be on a straight-line basis over its estimated useful life.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Federal income taxes:

The Companies, with the consent of their stockholder, have elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the stockholder of an S corporation is taxed on the Companies’ taxable income. Accordingly, no provision or liability for federal income taxes is included in the financial statements.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3    Retirement plan:

The Companies sponsor a defined contribution 401(k) profit-sharing plan for all employees meeting age and length of service requirements. Eligible employees may elect to defer a maximum of 15% of their compensation, up to statutory limits. The Companies may make matching contributions of up to 25% of the first 6% of compensation that a participant contributes to the plan. The Companies made matching contributions of $6,449 for the year ended December 31, 2002. Additional amounts may be contributed at the option of the Board of Directors. No additional amounts were contributed during the year ended December 31, 2002.

4    Related party transactions:

The Companies have entered into a common paymaster agreement with each other. Under this agreement, payrolls and related benefits for both companies are paid by BPI. ASI reimburses BPI for its portion of the payroll and related benefits. There was no amount due to BPI for payroll and related benefits at December 31, 2002.

5    Property and equipment:

Property and equipment at December 31, 2002, consisted of the following:

Software development costs	$928,752
Computer hardware	177,550
Software	163,098
Furniture and fixtures	34,084
Office equipment	18,764

1,322,248
Less accumulated depreciation	(276,626)

$1,045,622

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6    Commitments:

The Companies lease their facilities from 1310 Mercer Building, LLC, a Company related to the Companies through common ownership. The lease expires June 30, 2006. The Companies incurred rent expense under this lease of $180,000 for the year ended December 31, 2002.

Future minimum lease payments for the remaining term of the lease are as follows:

December 31,
2003	$180,000
2004	180,000
2005	180,000
2006	90,000

$630,000

7    Subsequent event:

On January 1, 2003, ASI was merged individually into ASI Merger Corporation (ASI Subcorp), a Washington corporation, with ASI Subcorp as the surviving corporation. In addition, BPI was merged into BPI Merger Corporation (BPI Subcorp), a Washington corporation, with BPI Subcorp as the surviving corporation. Both BPI Subcorp and ASI Subcorp were simultaneously acquired by National Financial Partners Corporation (NFP), a Delaware corporation. All shares of the common stock of the Companies were cancelled and retired as of the date of the merger.

8    Supplemental disclosure of cash flow information:

During the year ended December 31, 2002, the stockholder assumed a line of credit owed by BPI with a balance of $265,000. The transaction was treated as a capital contribution to BPI. Also, the Companies transferred investments with a combined balance of $105,677 to the stockholder.

BPI paid interest of $15,634 during the year ended December 31, 2002.

9    Concentrations of credit risk:

A significant portion of the Companies revenue is dependent upon a few customers, the loss of which could have a material adverse effect on the Companies. During the year ended December 31, 2002, Baltimore Life Insurance accounted for approximately 58% of the Companies service fee and commission revenue. Management believes the relationship with Baltimore Life Insurance is stable and will continue.

The Companies’ financial instruments that are exposed to concentrations of credit risk consist of cash and accounts receivable. The Companies place their cash with high quality credit institutions. At times, such balances may be in excess of the Federal Deposit Insurance Corporation limit. The Companies believe they are not exposed to any significant credit risk on their cash accounts.

SUPPLEMENTARY INFORMATION

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINING SCHEDULES TO THE FINANCIAL STATEMENTS

December 31, 2002

	ASI	BPI	Combined	Eliminations		Combined after eliminations
				Debit	Credit
ASSETS
Cash	$253,715	$41,399	$295,114	$—	$—	$295,114
Cash accounts for the exclusive benefit of customers	667,695	—	667,695	—	—	667,695
Accounts receivable	340,232	45,402	385,634	—	—	385,634
Prepaid expenses	36,520	11,093	47,613	—	—	47,613
Employee advance	—	3,000	3,000	—	—	3,000
Due to partnership	—	4,500	4,500	—	—	4,500

Total current assets	1,298,162	105,394	1,403,556	—	—	1,403,556
Property and equipment	—	1,045,622	1,045,622	—	—	1,045,622

Total assets	$1,298,162	$1,151,016	$2,449,178	$—	$—	$2,449,178

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$50,407	$57,825	$108,232	$—	$—	$108,232
Payable to mutual fund and insurance companies	667,695	—	667,695	—	—	667,695
Accrued vacations	23,325	8,148	31,473	—	—	31,473

Total current liabilities	741,427	65,973	807,400	—	—	807,400

Common stock
ASI—no par value, 1,000,000 shares authorized, 1,000 shares issued and outstanding	1,000	—	1,000	—	—	1,000
BPI—no par value, 1,000,000 shares authorized, 400 shares issued and outstanding	—	200	200	—	—	200
Additional paid-in capital	51,280	315,000	366,280	—	—	366,280
Retained earnings	504,455	769,843	1,274,298	—	—	1,274,298

Total stockholder’s equity	556,735	1,085,043	1,641,778	—	—	1,641,778

Total liabilities and stockholder’s equity	$1,298,162	$1,151,016	$2,449,178	$—	$—	$2,449,178

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINING SCHEDULES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2002

				Eliminations		Combined after eliminations
	ASI	BPI	Combined	Debit	Credit
Revenues:
Service fees	$2,912,703	$—	$2,912,703	$—	$—	$2,912,703
Commissions	121,323	812,944	934,267	—	—	934,267
Employer fee income	—	45,511	45,511	—	—	45,511

	3,034,026	858,455	3,892,481	—	—	3,892,481

Expenses:
Selling, general and administrative	1,185,182	396,286	1,581,468	—	120,000	1,461,468
Salaries	1,272,843	208,857	1,481,700	—	—	1,481,700
Commissions	82,759	54,581	137,340	—	—	137,340

	2,540,784	659,724	3,200,508	—	—	3,080,508

Operating income	493,242	198,731	691,973	—	—	811,973

Other income:
Interest income	4,564	122	4,686	—	—	4,686
Other income	3,595	144,648	148,243	(120,000)	—	28,243
Net trading losses from marketing securities	(17,341)	—	(17,341)	—	—	(17,341)
Interest expense	—	(15,634)	(15,634)	—	—	(15,634)

	(9,182)	129,136	119,954	—	—	(46)

Net Income	$484,060	$327,867	$811,927	$(120,000)	$120,000	$811,927

Report of Independent Accountants

The Board of Directors and Stockholders of

Linn & Associates, Inc.

In our opinion, the accompanying statement of financial condition and related statements of income, changes in stockholders’ equity and cash flows, present fairly, in all material respects, the financial position of Linn & Associates, Inc. (the “Company”) at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

March 12, 2003

LINN & ASSOCIATES, INC.

STATEMENT OF FINANCIAL CONDITION

December 31, 2001

ASSETS
Assets:
Cash and cash equivalents	$235,270
Fees receivable	32,340
Property and equipment, net	56,845

Total assets	$324,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued expenses	$32,417

Total liabilities	32,417

Commitments (Note 4)

Stockholders’ equity:
Common Stock, $1.00 par value: Authorized 1,000 shares; 100 shares issued and outstanding	100
Additional paid-in capital	900
Retained earnings	291,038

Total stockholders’ equity	292,038

Total liabilities and stockholders’ equity	$324,455

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENT OF INCOME

For the year ended December 31, 2001

Revenue:
Commissions	$1,178,803
Management fees	294,648
Reimbursement from related party	723,609
Interest income	13,471

Total revenue	2,210,531

Expenses:
Salaries and employee benefits	729,380
Occupancy	213,032
Marketing	172,738
Professional and consulting fees	103,612
Travel and entertainment	61,690
Write off of leasehold improvements	62,887
Supplies and equipment	37,142
Depreciation	70,775
Postage and delivery	24,065
Meetings	21,033
Other	35,558

Total expenses	1,531,912

Net income	$678,619

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three months ended December 31, 2001

	Common stock	Additional paid in capital	Retained earnings	Total stockholders’ equity
Balance as of January 1, 2001	$100	$900	$1,104,781	$1,105,781
Distributions	—	—	(1,197,135)	(1,197,135)
Forgiveness of related party receivable	—	—	(295,227)	(295,227)
Net income	—	—	678,619	678,619

Balance as of December 31, 2001	$100	$900	$291,038	$292,038

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

Cash flows from operating activities:
Net Income	$678,619
Adjustments to reconcile net income to net cash provided by operating activities:
Write off of leasehold improvements	62,887
Depreciation	70,775
Changes in operating assets and liabilities:
Decrease in fees receivable	80,846
Decrease in accrued expenses	(29,317)

Net cash provided by operating activities	863,810

Cash flows from investing activities:
Purchases of property and equipment	(28,966)

Net cash used in investing activities	(28,966)

Cash flows from financing activities:
Distributions	(1,197,135)

Net cash used in financing activities	(1,197,135)

Net decrease in cash	(362,291)
Cash and cash equivalents at January 1, 2001	597,561

Cash and cash equivalents at December 31, 2001	$235,270

Supplemental disclosure of cash flow information
Cash paid for interest	$—

Supplemental disclosure of non cash flow information
Forgiveness of related party receivables	$295,227

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

(1)    Organization

Linn & Associates, Inc. (the “Company”) is a financial planning and investment consulting firm registered with the Securities and Exchange Commission as a Registered Investment Advisor. Its principal sources of revenue are commissions from the sale of insurance products and management fees charged as a percentage of assets under management.

(2)    Summary of Significant Accounting Principles

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Management fees are recognized as income over the period earned. Management fees collected in advance are deferred and recognized as income over the period earned. Securities and mutual fund commission income and related expenses are recorded on trade date.

Cash and cash equivalents

Cash equivalents consist of funds in a money market account. For the purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are held at one major financial institution.

Income Taxes

The Company has elected to be treated as an S-Corporation, and as such is not itself subject to U.S. Federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation computed using the straight-line method over useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

LINN & ASSOCIATES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

(3)    Property and Equipment

Components of property and equipment as of December 31, 2001 were as follows:

Furniture and equipment	$91,349
Leasehold improvements	65,322
Vehicles	36,572

Total	193,243
Less: accumulated depreciation and amortization	(136,398)

$56,845

Depreciation and amortization expense for the year ended December 31, 2001 amounted to $70,775.

(4)    Commitments

The Company entered into two lease agreements to rent properties located in St. Petersburg, Florida, which currently house the Company’s operations. The leases terminate on September 1, 2002 and September 31, 2002. Future minimum lease payments at December 31, 2001 are as follows:

2002	$52,965

Rent expense for the Company’s premises amounted to $127,423 for the year ended December 31, 2001.

(5)    Related Party Transactions

The Company has a service arrangement with an affiliated organization, which is owned by the stockholders of the Company. The Company provides office space, equipment, administrative services and other services to the affiliates. Pursuant to the arrangement, the affiliate is required to reimburse the Company for these services. The Company was reimbursed $723,609 for such services during the year ended December 31, 2001.

In addition, during the year ended December 31, 2001, the Company advanced funds to various affiliated entities in the amount of $295,227. During 2001, such advances were forgiven by the Company.

Included in salaries and employee benefits in the statement of income are salaries of $49,758 paid to stockholders.

(6)    Subsequent events

On June 1, 2002, the Company was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. In connection with the acquisition, NFP issued common stock with a fair market value of $750,000 and paid cash of $3,000,000. All shares of the common stock of the Company were cancelled and retired as of the date of the merger.

Report of Independent Accountants

To the Board of Directors, Stockholders’

and Members of Smith, Frank & Partners, L.L.C. and Affiliates

In our opinion, the accompanying combined statement of financial condition and related combined statements of income, changes in owners’ equity and cash flows, present fairly, in all material respects, the financial position of Smith, Frank & Partners, L.L.C. and Affiliates (the “Companies”) at December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Companies management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

March 12, 2003

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

COMBINED STATEMENT OF FINANCIAL CONDITION

December 31, 2001

ASSETS
Assets:
Cash	$76,359
Fees receivable	10,488
Property and equipment, net	66,472
Other assets	503

Total assets	$153,822

LIABILITIES AND OWNERS’ EQUITY
Liabilities:
Accounts payable	$3,657
Accrued expenses and other liabilities	22,354
Bank loan	21,814

Total liabilities	47,825

Commitments (Note 4)

Owners’ equity:
Common stock, $.01 par value: Authorized 100,000 shares; 300 shares issued and outstanding	3
Additional paid-in capital	999
Members capital	267,815
Accumulated deficit	(162,820)

Total owners’ equity	105,997

Total liabilities and owners’ equity	$153,822

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

COMBINED STATEMENT OF INCOME

For the year ended December 31, 2001

Revenue:
Investment advisory fees	$1,549,920
Commissions	575,054
Consulting fees	209,247
Other	54,370

Total revenue	2,388,591

Expenses:
Salaries and employee benefits	569,490
Occupancy	190,201
Supplies & equipment	88,916
Professional fees	56,987
Marketing	31,229
Depreciation	23,682
Automobile	52,186
Travel and entertainment	39,995
Licenses & permits	8,982
Other	94,094

Total expenses	1,155,762

Net income	$1,232,829

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

COMBINED STATEMENT OF CHANGES IN OWNERS’ EQUITY

For the year ended December 31, 2001

	Common stock	Additional paid-in capital	Members capital	Accumulated deficit	Total owners’ equity
Beginning balance as of
January 1, 2001	$3	$999	$91,626	$11,914	$104,542
Contributions	—	—	176,189	—	176,189
Distributions	—	—	—	(1,407,563)	(1,407,563)
Net income	—	—	—	1,232,829	1,232,829

Balance as of
December 31, 2001	$3	$999	$267,815	$(162,820)	$105,997

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

COMBINED STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

Cash flows from operating activities:
Net Income	$1,232,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,682
Changes in operating assets and liabilities:
Decrease in fees receivable	7,474
Increase in other assets	(99)
Decrease in accounts payable	(4,548)
Increase in accrued expense and other liabilities	17,573

Net cash provided by operating activities	1,276,911

Cash flows from investing activities:
Purchases of property and equipment	(21,298)

Net cash used in investing activities	(21,298)

Cash flows from financing activities:
Capital contributions	176,189
Capital distributions	(1,407,563)
Proceeds from borrowings	21,814

Net cash provided by financing activities	(1,209,560)

Net increase in cash	46,053
Cash at January 1, 2001	30,306

Cash at December 31, 2001	$76,359

Cash paid for interest	$—

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2001

(1)    Organization

The accompanying financial statements reflect the combined financial statements of Smith, Frank, & Partners, L.L.C., Smith and Frank Group Services, Inc., Randy Smith, Chris Fay, and Frank Voigt (collectively “the Companies”). Smith, Frank, and Partners, L.L.C. (“SFP”) is a limited liability company established on June 9, 1999, Smith and Frank Group Services, Inc. (“SFGS”) is a New York “S” corporation incorporated on January 31, 1997 and Randy Smith, Chris Fay, and Frank Voigt are the shareholders and members of SFP and SFGS as well as sole proprietors. The financial statements have been prepared on a combined basis due to the common ownership. The Companies provide financial planning to both individuals and businesses in the areas of investment advice, estate and retirement planning and benefits programs. As a financial advisor, the Companies offer a full range of services including full financial plans, which cover analysis of a client’s current financial positions, cash flows and their ability to fund short and long range goals, and investment advice involving the sale of financial products on both a fee and commission basis.

(2)    Summary of Significant Accounting Principles

Principles of Combination

The accompanying combined financial statements include all of the accounts of SFP and SFGS and the related financial planning business revenues and expenses of Randy Smith, Chris Fay, and Frank Voigt. All intercompany balances and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Investment advisory fees are recognized as income over the period earned. Investment advisory fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees, including consulting fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on trade date.

Cash

Cash is held at one major financial institution.

Income Taxes

No federal, state or local income taxes are provided for SFP, a limited liability company, as the members are individually liable for their share of federal, state and local income tax liabilities.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

SFGS has elected to be treated as an S-Corporation, and as such is not itself subject to federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Randy Smith, Chris Fay, and Frank Voigt are each responsible for their respective federal, state and local income tax liabilities and accordingly no income taxes have been provided for in these combined financial statements.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation, computed using the straight-line method over useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

(3)    Property and Equipment

Components of property and equipment as of December 31, 2001 were as follows:

Furniture and equipment	$72,411
Leasehold improvements	42,968

Total	115,379
Less: accumulated depreciation and amortization	(48,907)

$66,472

Depreciation and amortization expense for the year ended December 31, 2001 amounted to $23,682.

(4)    Commitments

The Company entered into a lease to rent property located in Dallas, Texas which currently houses its operations. The lease extends through July 31, 2004. Future minimum lease payments at December 31, 2001 approximate:

2002	$155,987
2003	155,987
2004	90,992

$402,966

Rent expense for the Company’s premises amounted to $157,849 for the year ended December 31, 2001.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(5)    Bank Loan and Line of Credit

The Company maintains a line of credit with a bank to support their operations. The line of credit was established on June 13, 2001 with a commitment amount of $100,000. As of December 31, 2001, the Company had $21,814 outstanding. The average and maximum balance outstanding during the year was $28,814. Interest on outstanding borrowings under the credit facility bear interest at prime plus 2.5%. At December 31, 2001 the effective interest rate on borrowings was 7.25%.

(6)    Subsequent events

On June 24, 2002, SFP was merged into SFGS, with SFGS as the surviving Corporation.

On July 1, 2002, SFGS was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. NFP issued common stock with a fair market value of $1,750,000 and paid cash of $1,750,000. All shares of the common stock of SFGS were cancelled and retired as of the date of the merger. In connection with the acquisition, all payments received by Randy Smith, Chris Fay, and Frank Voigt relating to the selling of the products or services of SFGS are to be paid to or transferred to NFP Securities, Inc., a wholly owned registered broker dealer and investment advisor of NFP.

Report of Independent Accountants

To the Board of Directors and Stockholder

of Delessert Financial Services, Inc.

In our opinion, the accompanying statement of financial condition and related statements of income, changes in stockholder’s equity and cash flows, present fairly, in all material respects, the financial position of Delessert Financial Services, Inc. (the “Company”) at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

March 12, 2003

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF FINANCIAL CONDITION

December 31, 2001

ASSETS
Assets:
Cash and cash equivalents	$31,503
Fees receivable	70,553
Property and equipment, net	8,280

Total assets	$110,336

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Accrued expenses	$10,828

Total liabilities	10,828

Commitments (Note 5)

Stockholder’s equity:
Common Stock, Series A, voting, no par value: Authorized 100,000 shares; 10,000 shares issued and outstanding	5,000
Common Stock, Series B, nonvoting, no par value: Authorized 100,000 shares; no shares issued and outstanding	—
Retained earnings	94,508

Total stockholder’s equity	99,508

Total liabilities and stockholder’s equity	$110,336

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF INCOME

For the year ended December 31, 2001

Revenue:
Investment advisory fees	$1,922,554
Financial planning fees	31,138
Interest income	19,570

Total revenue	1,973,262

Expenses:
Salaries and employee benefits	655,336
Occupancy	65,581
Supplies and equipment	42,378
Professional fees	33,308
Travel and entertainment	34,568
Depreciation	29,094
Communication	16,210
Marketing	11,247
Other	20,530

Total expenses	908,252

Net income	$1,065,010

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the year ended December 31, 2001

	Common stock series A	Common stock series B	Retained earnings	Total stockholder’s equity
Balance as of January 1, 2001	$5,000	$—	$109,706	$114,706
Net income	—	—	1,065,010	1,065,010
Distributions	—	—	(1,080,208)	(1,080,208)

Balance as of December 31, 2001	$5,000	$—	$94,508	$99,508

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

Cash flows from operating activities:
Net income	$1,065,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29,094
Changes in operating assets and liabilities:
Increase in fees receivable	(70,553)
Increase in accrued expenses	8,205

Net cash provided by operating activities	1,031,756

Cash flows from investing activities:
Purchases of property and equipment	(25,071)

Net cash used in investing activities	(25,071)

Cash flows from financing activities:
Distributions	(1,080,208)

Net cash used in financing activities	(1,080,208)

Net decrease in cash and cash equivalents	(73,523)
Cash and cash equivalents at January 1, 2001	105,026

Cash and cash equivalents at December 31, 2001	$31,503

Cash paid for interest	$—

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

(1)    Organization

Delessert Financial Services, Inc. (the “Company”) is an S Corporation, created in 1994. The Company is a financial planner servicing the financial needs of high net worth individuals, families, trusts and pension plans. The Company assists individuals and trustees in evaluating portfolio managers and mutual funds, calculating time weighted rate of return and comparing the results to relevant benchmarks. The Company also identifies alternative managers within the investment objectives of the client.

(2)    Summary of Significant Accounting Principles

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Investment advisory fees are recognized as income over the period earned. Investment advisory fees collected in advance are deferred and recognized as income over the period earned. Financial planning fees are recognized when all contractual obligations have been satisfied.

Cash and cash equivalents

Cash equivalents consist of certificates of deposit with an initial term of less than three months. For the purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are held at one major financial institution.

Income Taxes

The Company has elected to be treated as an S-Corporation, and as such is not itself subject to U.S. Federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation computed using the straight-line method over estimated useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

DELESSERT FINANCIAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

(3)    Property and Equipment

Components of property and equipment at December 31, 2001 were as follows:

Furniture and equipment	$155,151
Leasehold improvements	18,756

Total	173,907
Less: accumulated depreciation and amortization	(165,627)

$8,280

Depreciation and amortization expense for the year ended December 31, 2001 amounted to $29,094.

(4)    Retirement plan

The Company maintains a qualified profit-sharing plan known as the Delessert Financial Services, Inc. Retirement Plan and Trust (Plan) under provisions of Section 401(k) of the Internal Revenue Code. Under the terms of the Plan, each participant is able to contribute, up to 10% of compensation before the reduction. Employees who have completed one year of service and have attained the age of 21 are eligible to participate in the Plan. The Company contributes to the Plan an amount equal to the contribution of each eligible employee. Profit sharing expense was $34,575 for the year ended December 31, 2001.

(5)    Commitments

The Company entered into a lease to rent property located in Massachusetts which currently houses the Company’s operations. The current lease terminates on August 31, 2002. The Company has entered into a new lease agreement, which commences on September 1, 2002 and extends through August 31, 2009. Future minimum lease payments at December 31, 2001 approximate:

2002	$57,520
2003	62,160
2004	62,160
2005	62,160
2006	62,160
Thereafter through 2009	165,760

$471,920

Rent expense for the year ended December 31, 2001 amounted to $51,193.

(6)    Subsequent events

On October 1, 2002, the Company was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. In connection with the acquisition, NFP issued common stock with a fair market value of $499,688 and paid cash of $2,000,313. All shares of the common stock of the Company were cancelled and retired as of the date of the merger. In connection with the acquisition, the Delessert Financial Services, Inc. Retirement Plan and Trust will be merged into NFP’s National Financial Partners Corp. 401(k) Plan on January 1, 2004.

Through and including            , 2003 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

            Shares

National Financial Partners Corp.

Common Stock

PROSPECTUS

Goldman, Sachs & Co.

Merrill Lynch & Co.

JPMorgan

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts, except the SEC registration fee, the NASD filing fee and the NYSE listing fee, are estimates.

SEC registration fee	$ 20,225
NASD filing fee	$ 25,500
NYSE listing fee and expenses	*
Blue sky fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*

Total	$ *

*	To be furnished by amendment

Item 14.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Article Ninth of our amended and restated certificate of incorporation provides that our directors shall not be personally liable to us and our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to NFP or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Our by-laws provide that the Corporation may indemnify any person who is or was a director, officer or employee of our company to the fullest extent permitted by Delaware law. The indemnification provisions contained in our by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Pursuant to the underwriting agreement, in the form filed as an exhibit to this registration statement, the underwriters will agree to indemnify directors and officers of NFP and persons controlling NFP, within the meaning of the Securities Act against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 15.    Recent Sales of Unregistered Securities.

Since January 1, 2000, we have issued and sold the following securities:

Since January 1, 2000, we have issued 8,098,529 shares of our common stock to principals in connection with the acquisition of firms, 2,500,000 shares of our common stock to two affiliates of Apollo Management, L.P. and 100,064 shares of our common stock to officers of NFP and producers of acquired firms. These transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Since January 1, 2000, we have granted principals of our firms 2,067,551 options to purchase an aggregate of 2,067,551 shares of our common stock at a weighted average exercise price of approximately $11.71 per share under our 2000 and 2002 Stock Incentive Plans for Principals and Managers. These grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Since January 1, 2000, we have granted members of NFP’s board of directors, employees and management of NFP, NFPSI, NFPISI and our other subsidiaries, members of the advisory board of an acquired firm and consultants to NFP 1,634,727 options to purchase an aggregate of 1,634,727 shares of our common stock at a weighted average exercise price of approximately $11.52 per share under our 1998, 2000 and 2002 Stock Incentive Plans. These grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701.

Item 16.    Exhibits and Financial Statement Schedules.

(a)  Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Certificate of Incorporation*

3.2	By-Laws*

4.1	Specimen common stock certificate*

4.2	Amended and Restated Stockholders Agreement*

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

10.1	Amended and Restated Credit Agreement, dated as of April 3, 2003, among National Financial Partners Corp., JPMorgan Chase Bank, as Administrative Agent, and the several Lenders party thereto

10.2	Employment Agreement, effective April 5, 1999, of Jessica M. Bibliowicz*

10.3	Employment Agreement, effective January 1, 2003, of R. Bruce Callahan*

10.4	Employment Agreement, effective January 1, 2003, of Robert R. Carter*

10.5	2002 Stock Incentive Plan

10.6	2002 Stock Incentive Plan for Principals and Managers

10.7	Twelfth Amendment to Lease, dated January 1, 2002, by and between Prentiss Properties Acquisition Partners and NFP Insurance Services, Inc.*

10.8	First Amendment to Lease, dated January 1, 2002, by and between Prentiss Properties Acquisition Partners and NFP Insurance Services, Inc.*

10.9	Agreement of Lease, dated as of March 30, 2000, by and among The Equitable Life Assurance Society of the United States and Elas Securities Acquisition Corp., as Landlord, and the Registrant, as Tenant

21.1	Subsidiaries of the registrant*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Abramson Pendergast & Company, Independent Accountants

23.3	Consent of Melanson Heath & Company, PC, Independent Accountants

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment

(b)  Financial Statements Schedules.

None.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 9, 2003.

NATIONAL FINANCIAL PARTNERS CORP.

By:	/S/ JESSICA M. BIBLIOWICZ
Name: Jessica M. Bibliowicz Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of National Financial Partners Corp., a Delaware corporation, hereby constitutes and appoints Jessica M. Bibliowicz, Mark C. Biderman and Marc J. Rowan and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JESSICA M. BIBLIOWICZ Jessica M. Bibliowicz	President, Chief Executive Officer and Director (Principal executive officer)	May 9, 2003

/S/ MARK C. BIDERMAN Mark C. Biderman	Executive Vice President and Chief Financial Officer (Principal financial officer and principal accounting officer)	May 9, 2003

/S/ R. BRUCE CALLAHAN R. Bruce Callahan	Director	May 9, 2003

/S/ ROBERT R. CARTER Robert R. Carter	Director	May 9, 2003

Signature	Title	Date

/S/ JEROME J. SCHWARTZ Jerome J. Schwartz	Director	May 9, 2003

/S/ MARC J. ROWAN Marc J. Rowan	Director	May 9, 2003

/S/ MARC E. BECKER Marc E. Becker	Director	May 9, 2003

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Certificate of Incorporation*

3.2	By-Laws*

4.1	Specimen common stock certificate*

4.2	Amended and Restated Stockholders Agreement*

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

10.1	Amended and Restated Credit Agreement, dated as of April 3, 2003, among National Financial Partners Corp., JPMorgan Chase Bank, as Administrative Agent, and the several Lenders party thereto

10.2	Employment Agreement, effective April 5, 1999, of Jessica M. Bibliowicz*

10.3	Employment Agreement, effective January 1, 2003, of R. Bruce Callahan*

10.4	Employment Agreement, effective January 1, 2003, of Robert R. Carter*

10.5	2002 Stock Incentive Plan

10.6	2002 Stock Incentive Plan for Principals and Managers

10.7	Twelfth Amendment to Lease, dated January 1, 2002, by and between Prentiss Properties Acquisition Partners and NFP Insurance Services, Inc.*

10.8	First Amendment to Lease, dated January 1, 2002, by and between Prentiss Properties Acquisition Partners and NFP Insurance Services, Inc.*

10.9	Agreement of Lease, dated as of March 30, 2000, by and among The Equitable Life Assurance Society of the United States and Elas Securities Acquisition Corp., as Landlord, and the Registrant, as Tenant

21.1	Subsidiaries of the registrant*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Abramson Pendergast & Company, Independent Accountants

23.3	Consent of Melanson Heath & Company, PC, Independent Accountants

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment